UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DecisionPoint Systems, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[  ], 2024
Dear Stockholder:
It is a pleasure for me to extend to you an invitation to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of DecisionPoint Systems, Inc. (the “Company”) to be held virtually on [ ], 2024, at [ ], Pacific Time. All stockholders are cordially invited to attend the Special Meeting. Similar to its annual stockholder meetings, the Company is pleased to conduct the Special Meeting solely online via the internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting, submit questions and vote by visiting www.virtualshareholdermeeting.com/DPSI2024SM. For purposes of attendance at the Special Meeting, all references in this letter and the accompanying proxy statement (the “Proxy Statement”) to “present in person” or “in person” shall mean virtually present at the Special Meeting.
As more fully described in the Proxy Statement, at the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated April 30, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), which provides for the merger of MergerCo with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and (iii) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).
If the Merger is completed, you will be entitled to receive $10.22 in cash, without interest and subject to any applicable tax withholdings, for each share of the Company’s common stock, par value $0.001 per share (the Company’s “common stock”) that you own (unless you have properly exercised your appraisal rights), which represents an approximate 27% premium over the closing price of $8.05 on April 30, 2024, and a year-to-date return of 63% over the $6.26 per share price on the last trading day of 2023.
The Company’s board of directors (the “Company Board”), after considering the factors more fully described in the enclosed Proxy Statement, has unanimously: (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by the Company and the performance by the Company of its obligations thereunder; and (iii) recommended that the stockholders of the Company adopt the Merger Agreement.
The Company Board unanimously recommends that stockholders of the Company vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on a non-binding advisory basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement, the Merger and the proposals to be voted on at the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement.
The Proxy Statement also describes the actions and determinations of the Company Board in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed Proxy Statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects stockholders of the Company.
Whether or not you plan to attend the Special Meeting, it is important that you be represented. To ensure that your vote will be received and counted, please vote online, by mail or by telephone, by following the instructions on the proxy card or voting instruction form included with the proxy materials. If you attend the Special Meeting virtually, you may vote electronically at the meeting even if you have previously returned your proxy card or have submitted a proxy via the internet or by telephone. Your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposal.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the Merger.
If you have any questions or need assistance voting your shares, please contact our Secretary by phone at (561) 900-3723 or by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.
On behalf of the Company Board, I thank you for your support and appreciate your consideration of this matter.
Sincerely,
/s/ Steve Smith
Steve Smith
Chief Executive Officer and Director
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transaction documents or passed upon the adequacy or accuracy of the disclosure in this document and any documents incorporated by reference. Any representation to the contrary is a criminal offense.
The accompanying Proxy Statement is dated [ ], 2024, and together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about May [ ], 2024.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2024
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of DecisionPoint Systems, Inc., a Delaware corporation (“we,” “us,” “our,” “DecisionPoint” or the “Company”), will be held virtually on [ ], 2024, at [ ], Pacific Time at www.virtualshareholdermeeting.com/DPSI2024SM for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated April 30, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), which provides for the merger of MergerCo with and into the Company (collectively with the other transactions contemplated by the Merger Agreement, the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

2.
To consider and vote on the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”);

3.
To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”); and

4.	To transact any other business that may properly come before the Special Meeting.
We have adopted a virtual format for the Special Meeting to provide a consistent and convenient experience to all stockholders regardless of location. You may attend the Special Meeting, submit questions and vote your shares electronically during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/DPSI2024SM and by using the 16-digit control number located on the proxy card or voting instruction form included with the proxy materials. For purposes of attendance at the Special Meeting, all references in this notice and the accompanying proxy statement (the “Proxy Statement”) to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the Merger. Whether or not you plan to virtually attend the Special Meeting, we ask that you vote in advance by one of the following methods to ensure that your shares will be represented at the meeting:
•	Vote online or by telephone, by following the instructions on the proxy card or voting instruction form included with your proxy materials; or
•	Vote by mail, by completing and returning the proxy card in the addressed stamped envelope.
If you attend the Special Meeting virtually, you may vote electronically at the meeting even if you have previously returned your proxy card or have submitted a proxy via the internet or by telephone. Your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal.
The Company’s board of directors (the “Company Board”) unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR” the approval of the Compensation Proposal, and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Under Delaware law, holders of the Company’s common stock, par value $0.001 per share (the Company’s “common stock”) (and beneficial owners of the Company’s common stock held either in voting trust or by a nominee on behalf of such persons) who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if such stockholder (or beneficial owner) submits a written demand for appraisal prior to the vote on the Merger Agreement and complies with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section of the accompanying Proxy Statement captioned “The Merger—Appraisal Rights.” A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Only stockholders of record at the close of business on May 24, 2024 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the meeting. The Proxy Statement and the proxy card are expected to be made available to you online and mailed to you beginning on or about May [ ], 2024.
By Order of the Company Board,
/s/ Stanley Jaworski
Stanley Jaworski
Chairman of the Board
[ ], 2024

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you are a stockholder of record, attending the Special Meeting virtually and voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” or a 16-digit control number from such nominee in order to vote at the Special Meeting.
If you fail to (1) sign, date, and return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) vote at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposal.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying Proxy Statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer to in the accompanying Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or the enclosed proxy card or need help voting your shares of the Company’s common stock, please contact our Secretary by phone at (561) 900-3723 or by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

DECISIONPOINT SYSTEMS, INC.

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2024
The accompanying Proxy Statement is dated [ ], 2024 and, together with the enclosed form of proxy card, is first being made available to holders of the Company’s common stock on or about May [ ], 2024.

i

ii

SUMMARY
This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger of Derby Merger Sub, Inc., a wholly owned subsidiary of Barcoding Derby Buyer, Inc., with and into DecisionPoint Systems, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire Proxy Statement and the annexes to this Proxy Statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this Proxy Statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this Proxy Statement, “DecisionPoint,” “the Company,” “we,” “our,” “us” and similar words refer to DecisionPoint Systems, Inc., including, unless the context suggests otherwise, our subsidiaries. Throughout this Proxy Statement, we refer to Barcoding Derby Buyer, Inc. as “Parent” and Derby Merger Sub, Inc.as “MergerCo.” In addition, throughout this Proxy Statement, we refer to the Agreement and Plan of Merger, dated April 30, 2024, by and among DecisionPoint, Parent and MergerCo, as the “Merger Agreement,” our common stock, par value $0.001 per share, as the Company’s “common stock” and the holders of our common stock, as “stockholders.” Unless indicated otherwise, any other capitalized term used in this Proxy Statement but not otherwise defined has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger (Page 29)
DecsionPoint Systems, Inc.
The Company, through its subsidiaries, consults, designs, and implements mobility-first enterprise solutions, retail solutions centered on Point-of-Sale systems and services that support our customer’s operations. DecisionPoint provides managed and professional services that better enable our customers to implement and manage complex projects on time and on budget. Our products and services are intended to help our clients improve their operations and drive greater productivity. DecisionPoint partners with hardware, software and services companies to combine enterprise-grade handheld computers, printers, tablets, smart phones and retail POS into solutions aimed to improve productivity, provide greater levels of customer services, allowing our customers to be more competitive. DecisionPoint leverages its software and services portfolio including our Mobile Conductor Platform which provides a “Direct Store Delivery” (DSD) solution to the wholesale distribution market via our proof-of-delivery and route accounting applications. Our ViziTrace Platform provides our customers with the ability to integrate radio frequency identification (“RFID”) technology’s into existing workflows, making them more efficient and effective in the marketplace. Our Managed Services and Managed Mobile Service offerings provide our customers a way to implement, manage, monitor, and maintain all these technologies for the lifetime of the implementation, while supporting and augmenting our customer’s IT teams.
The Company’s common stock is listed on NYSE American under the symbol “DPSI.” Our principal executive office is located at 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445 and our telephone number is (561) 900-3723.
Barcoding Inc. (“Barcoding”)
Barcoding is a supply chain automation and innovation company that helps organizations be more efficient, accurate, and connected. With subject matter experience in data capture, labeling and printing, and mobile computing, Barcoding builds and manages solutions for information technology and operations teams worldwide. Founded in 1998, Barcoding is headquartered in Baltimore, MD, with its principal executive office located at 3840 Bank Street, Baltimore, MD 21224 and its telephone number (410) 385-8532. Barcoding was acquired by an affiliate of Graham Partners, Inc. (“Graham Partners”) in September 2023.
Graham Partners
Graham Partners is a private investment firm focused on investing in technology-driven companies that are spurring innovation in advanced manufacturing, resulting in product substitutions, raw materials conversions, and disruptions to traditional end markets. Graham Partners can offer control or minority capital solutions and typically targets companies with EBITDA up to $50 million. Since the firm’s founding in 1988 by Steven Graham, Graham Partners has closed over 160 acquisitions, joint ventures, financings, and divestitures. The committed capital raised since inception through the Graham Partners funds together with Graham-led co-investments totals approximately $5.5 billion as of December 31, 2023, pro forma for subsequent events, which differs from Graham’s Regulatory Assets Under Management of approximately $3.5 billion as of December 31, 2023. For more information, visit www.grahampartners.net.
Barcoding Derby Buyer, Inc.
Parent was formed on April 22, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Parent’s principal executive office is located at 3811 West Chester Pike, Building 2, Suite 200, Newton Square, PA 19073 and its telephone number is (610) 408–0500. Upon completion of the Merger, the Company will be a wholly owned subsidiary of Parent.
Derby Merger Sub, Inc.
MergerCo is a wholly owned subsidiary of Parent and was formed on April 22, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. MergerCo’s principal executive office is located at 3811 West Chester Pike, Building 2, Suite 200, Newton Square, PA 19073 and its telephone number is (610) 408–0500. Upon completion of the Merger, MergerCo will cease to exist.
Parent and MergerCo are affiliates of Barcoding Holdings, LLC, a portfolio company of Graham Partners.
The Merger (Page 29)
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), MergerCo will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Following the Merger, the Company’s common stock will no longer be publicly traded, and will be delisted from NYSE American. In addition, the Company’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and MergerCo may agree and specify in the certificate of merger).
Merger Consideration (Page 30)
The Company’s Common Stock
At the Effective Time, each share of the Company’s common stock that is outstanding as of immediately prior to the Effective Time (other than certain exceptions, including shares of the Company’s common stock owned by the Company, Parent or MergerCo or Dissenting Shares (as defined below)) will be cancelled and extinguished and automatically converted into the right to receive $10.22 in cash (the “Per Share Price”), without interest and subject to any applicable tax withholdings.
After the Merger is completed, you will have the right to receive the Per Share Price in respect of each share of the Company’s common stock that you own (subject to applicable tax withholdings), but you will no longer have any rights as a stockholder (except that the Company’s stockholders and beneficial owners who properly exercise their appraisal rights (the “Dissenting Shares”) will have a right to receive payment of the “fair value” of their shares of the Company’s common stock as determined pursuant to an appraisal proceeding, as contemplated by the General Corporation Law of the State of Delaware (the “DGCL”)). For more information, please see the section of this Proxy Statement captioned “The Merger—Appraisal Rights.”
Outstanding Company Options and Company RSUs
The Merger Agreement provides that all equity awards granted under the Company’s 2014 Equity Incentive Plan (the “Company Equity Plan”), consisting of options to purchase shares of the Company’s common stock (“Company Options”) and restricted stock units relating to shares of the Company’s common stock (“Company

RSUs”), that are outstanding as of immediately prior to the Effective Time will be cancelled and converted into cash consideration equal to $10.22 (less the applicable per share exercise price, with respect to any Company Options) multiplied by the number of shares subject to the equity award, subject to any required tax withholdings, payable within five business days following the Effective Time. The Company Equity Plan will terminate as of the Effective Time. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Merger Consideration—Outstanding Company Options and Company RSUs.”
Exchange and Payment Procedures (Page 67)
Prior to the Effective Time, Parent will select a bank or trust company reasonably satisfactory to the Company (the “Payment Agent”) to make payments of the Merger consideration to the Company stockholders. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the aggregate consideration to which the holders of the Company’s common stock become entitled pursuant to the terms of the Merger Agreement.
Upon receipt of a letter of transmittal by the Payment Agent, the Payment Agent will deliver to each holder of record of shares of the Company’s common stock the Per Share Price for such shares of common stock in exchange for such holder’s certificate or uncertificated shares. The amount of any Per Share Price paid to the Company’s stockholders may be subject to applicable tax withholdings.
For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Exchange and Payment Procedures.”
Material U.S. Federal Income Tax Consequences of the Merger (Page 62)
The receipt of cash by a U.S. Holder (as defined in the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for shares of the Company’s common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares less any prior distributions paid to such U.S. Holder with respect to its shares of the Company’s common stock that were treated as a return of capital. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Any gain realized by a Non-U.S. Holder (as defined in the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) pursuant to the Merger generally will not be subject to U.S. federal income tax unless certain circumstances exist as described further in the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
For more information, please see the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
The Company’s stockholders should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of the Company’s common stock for cash pursuant to the Merger under any federal, state, local or non-U.S. tax laws.
Reasonable Best Efforts to Consummate the Merger; Regulatory Filings (Page 65)
Pursuant to the Merger Agreement, Parent, MergerCo and the Company agreed to, and to cause its respective subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the Merger, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities.

Concurrently with the Closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.
At the Closing, the Company will make all necessary filings with the SEC to deregister its shares of common stock under the Exchange Act.
Appraisal Rights (Page 58)
If the Merger is consummated, our stockholders (including beneficial owners of shares of the Company’s common stock) who (i) do not vote in favor of the adoption of the Merger Agreement, (ii) continuously hold of record or own beneficially, as applicable, their shares of the Company’s common stock through the Effective Time, (iii) properly perfect appraisal of their shares of the Company’s common stock, (iv) meet certain other conditions and statutory requirements described in this Proxy Statement, and (v) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of the Company’s common stock in connection with the Merger under Section 262 of the DGCL (“Section 262”) if certain conditions set forth in Section 262 are satisfied. This means that these persons will be entitled to have their shares of the Company’s common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of the Company’s common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (ii) the interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares of the Company’s common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of their shares of the Company’s common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of the Company’s common stock.
Only a stockholder of record or a beneficial owner may submit a demand for appraisal. To exercise appraisal rights, such person must (i) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not vote, in person or by proxy, in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold of record or own beneficially the subject shares of the Company’s common stock through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain conditions are satisfied by the persons seeking appraisal. The requirements under Section 262 for exercising appraisal rights are described in further detail in this Proxy Statement, which description is qualified in its entirety by Section 262. Pursuant to subsection (d)(1) of Section 262, this Proxy Statement must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic copy of Section 262 accessible without subscription or cost, which is available at the following URL and incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information, please see the section of this Proxy Statement captioned “The Merger—Appraisal Rights.”

Conditions to the Closing of the Merger (Page 78)
The obligations of Parent and MergerCo, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of certain conditions including:
•
the Company shall have obtained the “Company Stockholder Approval,” which refers to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Company’s outstanding common stock entitled to vote on such matter;

•
no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting or preventing the consummation of the Merger;

•
since the date of the Merger Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

•
the accuracy of the representations and warranties of the Company, Parent and MergerCo, as applicable, in the Merger Agreement, subject to materiality qualifiers, as applicable, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; and

•
the performance in all material respects by the Company, Parent and MergerCo, as applicable, of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time.

For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.”
Financing of the Merger (Page 57)
The obligations of Parent and MergerCo to consummate the Merger are not subject to any financing condition, however, if the Parent is unable to timely obtain financing, the Merger Agreement may be terminable and the Company may be entitled to a termination fee, as described in the section of this Proxy Statement captioned “The Merger Agreement – Termination of the Merger Agreement.”
Pursuant to an equity funding letter, dated April 30, 2024 (the “Equity Funding Letter”), Graham Partners VI, L.P. has committed to provide, or cause other investors to provide, Parent, at the consummation of the Merger, with an equity contribution of up to $56 million (the “Equity Financing”). The Company is a third-party beneficiary of the Equity Funding Letter and is entitled to cause Parent to enforce the Equity Financing, on the terms and subject to the conditions set forth therein and in the Merger Agreement.
In addition, Sound Point US Direct Lending, certain of its affiliates and Principal Global Investors (collectively, the “Lenders”) have entered into a debt commitment letter, dated April 30, 2024 (the “Debt Commitment Letter”), pursuant to which the Lenders have agreed to provide Thames Technology Holdings, Inc., an affiliate of Parent, at the consummation of the Merger, financing in the amount of up to $50 million for the benefit of Parent (the “Debt Financing”). Parent is expected to use the proceeds of the Equity Financing and the Debt Financing to pay the cash merger consideration and certain other payments and expenses related to the Merger.
Support Agreements (Page 57)
In connection with the transactions contemplated by the Merger Agreement, on April 30, 2024, Parent and MergerCo entered into support agreements (collectively, the “Voting Agreements”) with the Company’s directors and executive officers and certain persons who beneficially own more the five percent of the Company’s outstanding common stock (collectively, the “Voting Agreement Stockholders”), in each case, solely in their capacity as holders of the Company’s common stock. Under the Voting Agreements, the Voting Agreement Stockholders have agreed, among other things and subject to the terms and conditions in the Voting Agreements and during the term of the Voting Agreements, to vote all of their shares of the Company’s common stock (i) in favor of the adoption of the Merger Agreement; (ii) against any Acquisition Proposal (as hereinafter defined), subject to certain exceptions, and (iii) in favor of the Adjournment Proposal if there are not sufficient votes for the approval of the Merger Agreement Proposal on the date on which the Special Meeting is held. The Voting Agreements terminate upon the earliest to occur of (a) the Effective Time, (b) the date of mutual written agreement of the parties to terminate the Voting Agreements, (c) the date of the valid termination of the Merger Agreement in accordance with its terms or (d) the date on which the Determination Notice Period expires upon a Change in Recommendation solely to the extent the Company is permitted to make a Change in Recommendation in accordance with the Merger Agreement.
As of the close of business on May 24, 2024, the record date for the Special Meeting (the “Record Date”), the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of the Company’s common stock. For more information, please see the section of this Proxy Statement captioned “The Merger—The Support Agreements.”
Vote Required; Shares Held by Directors and Executive Officers (Page 24)
Proposal 1. Approval of the proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”) requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock issued and outstanding as of the Record Date. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger.
Proposal 2. Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) requires the affirmative vote of a majority of the votes cast at the Special Meeting.
Proposal 3. Approval of the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”) requires the affirmative vote of a majority of the votes cast at the Special Meeting.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of the Company’s common stock, representing approximately [ ]% of the shares of the Company’s common stock outstanding as of the Record Date. Each of our directors and executive officers has entered into a Voting Agreement that obligates such director or executive officer to vote all of such holder’s shares of the Company’s common stock for the adoption of the Merger Agreement and for the Adjournment Proposal if there are not sufficient votes for the approval of the Merger Agreement Proposal on the date on which the Special Meeting is held, in each case on the terms and conditions set forth in the Voting Agreement. For more information, please see the section of this Proxy Statement captioned “The Merger—The Support Agreements.”
The Special Meeting (Page 23)
Date, Time and Place
The Special Meeting to consider and vote on the Merger Agreement Proposal and the Compensation Proposal will be held virtually on [ ], 2024, at [ ], Pacific Time. All stockholders as of the Record Date are cordially invited to attend the Special Meeting. Similar to its annual stockholder meetings, the Company is pleased to conduct the Special Meeting solely online via the internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting and vote by visiting www.virtualshareholdermeeting.com/DPSI2024SMand by using the 16-digit control number located on the proxy card or voting instruction form included with the proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this Proxy Statement to “attendance at the Special Meeting,” “present in person” or “in person” shall mean being virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of the Company’s common stock at the close of business on May 24, 2024, which is the Record Date for the Special Meeting. You will have one vote at the Special Meeting for each share of the Company’s common stock that you owned at the close of business on the Record Date.

Quorum
As of the Record Date, there were [ ] shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the voting power of the Company’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.
The Company Board Recommendation (Page 74)
After considering various factors described in the section of this Proxy Statement captioned, “The Merger—Recommendation of the Company Board and Reasons for the Merger,” the Board of Directors of the Company (the “Company Board”) unanimously: (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by the Company and the performance by the Company of its obligations thereunder; and (iii) recommended that the stockholders of the Company adopt the Merger Agreement at this Special Meeting (the “Company Recommendation”).
The Company Board recommends that stockholders vote “FOR” the adoption of the Merger Agreement; “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Prior to obtaining the Company Stockholder Approval, the Company Board may withdraw or modify the Company Recommendation if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisor and its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law. However, the Company Board cannot withdraw or change the Company Recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, notifying Parent of the Superior Proposal and providing Parent a period of four business days to amend the Merger Agreement such that such Superior Proposal no longer constitutes a Superior Proposal pursuant to the terms of the Merger Agreement. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—The Company Recommendation; Change in Recommendation.”
Opinion of Craig-Hallum (Page 45)
In connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, the Company retained Craig-Hallum Capital Group LLC (“Craig-Hallum”) to evaluate the fairness, from a financial point of view, to the stockholders of the Company’s common stock of the Per Share Price proposed to be paid to such stockholders pursuant to the Merger Agreement. On April 30, 2024, Craig-Hallum rendered to the Company Board its oral opinion, subsequently confirmed in a written opinion dated April 30, 2024 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Craig-Hallum’s written opinion, the Per Share Price to be paid to the stockholders of the Company’s outstanding common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders.
The full text of Craig-Hallum’s written opinion, dated April 30, 2024, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Craig-Hallum’s opinion was provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and Craig-Hallum’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the stockholders of the Company’s outstanding common stock of the Per Share Price to be paid to such stockholders pursuant to the Merger Agreement. Craig-Hallum’s opinion did not address any other term or aspect of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger and the other transactions contemplated by the Merger Agreement or any other matter.

Pursuant to an engagement letter between the Company and Craig-Hallum, the Company has agreed to pay Craig-Hallum an aggregate fee of approximately $240,000 for its delivery of a valuation report and the opinion.
The full text of Craig-Hallum’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion.
Interests of the Company’s Directors and Executive Officers in the Merger (Page 53)
When considering the recommendation of the Company Board that you vote to approve the Merger Agreement Proposal, the Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the Company’s stockholders more generally. The Company Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. These interests include:
•
For our directors and executive officers, the accelerated vesting and cash out of their outstanding Company RSUs and Company Options in connection with the Merger, as described in more detail in the sections of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Options and Company RSUs; Company Equity Plan”;

•
For our executive officers, the payment of severance benefits under their respective employment agreements in the event of certain terminations of employment, including a resignation by the executive, following the Merger, as described in more detail in the section of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger— Change in Control Arrangements”;

•
For one of our executive officers, the payment of a cash bonus contingent upon consummation of the Merger, as described in more detail in the section of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Transaction Bonus”; and

•
For our directors and executive officers, continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation and Parent under the terms of the Merger Agreement, as described in more detail in the section of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers” and “The Merger Agreement—Indemnification and Insurance.”

For more information, see the section of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
No Solicitation of Other Offers; Alternative Acquisition Proposals (Page 72)
Pursuant to the customary “no-shop” provisions of the Merger Agreement, the Company has agreed not to, and to cause its subsidiaries and its and their respective Representatives not to: (i) initiate, solicit, propose, induce the making, submission, or announcement of or knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined); (ii) enter into or participate in discussions or negotiations with any person concerning an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal; (iii) enter into any agreement, letter of intent, acquisition agreement, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or similar agreement relating to an Acquisition Proposal; (iv) release any person from any standstill agreement or similar obligation to the Company or any of its subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date of the Merger Agreement, by virtue of the execution and announcement of the Merger Agreement or otherwise; (v) afford access to the business, properties, assets, books or records of the Company and its subsidiaries to, any person (other than Parent, MergerCo, or any designees of Parent or MergerCo) in connection with any Acquisition Proposal; or (vi) take any action that would constitute a Change in Recommendation (as hereinafter defined) (the foregoing restrictions described in clauses (i) through (vi) may be referred to herein collectively as the “non-solicitation obligations”).
Notwithstanding these restrictions, following the receipt by the Company, any of its subsidiaries or any of their respective representatives of a written Acquisition Proposal prior to receipt of the Company Stockholder Approval that was not solicited, encouraged or facilitated in violation, directly or indirectly, of the non-solicitation obligations of the Merger Agreement described above if the Company Board determines in good faith following consultation with its outside legal counsel and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and failure to engage in negotiations or discussions with such person would be reasonably likely to be inconsistent with its fiduciary duties, the Company Board may (directly or through advisors or representatives) (i) furnish non-public information with respect to the Company and its subsidiaries to the person who made such Acquisition Proposal (provided that the Company (x) has previously or concurrently furnished such information to Parent and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the confidentiality agreement entered into between the Company and an affiliate of Parent and does not prevent the Company from providing any information to Parent and MergerCo to the extent required by the Merger Agreement); provided, that any competitively sensitive information or data provided to any such person pursuant to such confidentiality agreement who is, or whose affiliates include, a competitor, supplier or customer of the Company or any of its subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; (ii) disclose to its stockholders any information that, after consultation with its outside legal counsel, is required to be disclosed under the DGCL or other applicable Law; (iii) participate in negotiations regarding such Acquisition Proposal; and (iv) subject to compliance with certain notice requirements and certain procedures hereinafter described, following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, but prior to receipt of the Company Stockholder Approval, (A) withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal, (B) terminate the Merger Agreement in order to concurrently enter into a definitive agreement providing for a Superior Proposal (subject to paying the Company Termination Fee (as hereinafter defined)), (C) make a Change in Recommendation and (D) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in clauses (i) through (iv) only if, after complying with certain notice and other procedures described hereinafter, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company or its stockholders under applicable law. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—No Solicitation of Other Offers.”
As described below, the Company will be required to pay Parent a termination fee of approximately $2.6 million (the “Company Termination Fee”) and all reasonable out-of-pocket costs and expenses up to an aggregate maximum amount of $1,000,000 in certain circumstances, including if the Company terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—The Company Recommendation; Change in Recommendation.”
Termination of the Merger Agreement (Page 79)
In addition to the circumstances described above with respect to a termination by the Company in order to enter into a definitive agreement providing for a Superior Proposal, Parent and the Company have certain rights to terminate the Merger Agreement under customary circumstances, including (i) by mutual written consent; (ii) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that such right to terminate the Merger Agreement shall not be available to a party whose breach of any obligation under the Merger Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering any such Law or Governmental Order; (iii) by either Parent or the Company due to a breach of the Merger Agreement by the other party or an untrue representation or warranty by the other party such that the closing conditions with respect thereto would be incapable of being satisfied by the Outside Date, provided, that neither such party will have the right to terminate the Merger Agreement pursuant to this provision if such party is then in material breach of its obligations under the Merger Agreement such that the closing conditions with respect thereto would not then be satisfied; (iv) by either Parent or the Company if the Merger has not been consummated by September 30, 2024 (the “Outside Date”), provided, however, that such right to terminate the Merger Agreement shall not be available to a party whose breach of any obligation under the Merger Agreement is the primary cause of the failure of the Effective Time to occur on or before the Outside Date; (v) by either Parent or the Company if the Company stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment thereof); (vi) by Parent if the Company Board effects a Change in Recommendation; (vii) by Parent if the Company Board publicly recommends or approves any Acquisition Proposal other than the Merger contemplated by the Merger Agreement; or (viii) by the Company pursuant to the Failure to Close Termination Right (as hereinafter defined). If the Merger Agreement is terminated under certain specified circumstances, the Company may be required to pay Parent the Company Termination Fee or Parent may be required to pay the Company a termination fee of approximately $5.2 million (the “Parent Termination Fee”) and all reasonable out-of-pocket costs and expenses up to an aggregate maximum amount of $1,000,000. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Termination of the Merger Agreement.”
Limited Guaranty
Thames Technology Holdings, Inc, an affiliate of Parent (the “Guarantor”), has entered into a limited guaranty with the Company (the “Limited Guaranty”), pursuant to which the Guarantor has guaranteed certain obligations of Parent and MergerCo under the Merger Agreement, including payment of any Parent Termination Fee that may be owed by Parent pursuant to the Merger Agreement and reimbursement for all reasonable and documented out of pocket costs incurred by the Company, its subsidiaries, and their representatives in connection with their cooperation with arranging the Debt Financing, and any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, subject to the terms and conditions set forth in the Merger Agreement and the Limited Guaranty. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Termination of the Merger Agreement.”
Effect on the Company if the Merger is Not Completed (Page 30)
If the Merger Agreement is not adopted by the Company stockholders, or if the Merger is not completed for any other reason:
•	the Company stockholders will not be entitled to, nor will they receive, any payment for their Company common stock pursuant to the Merger Agreement;
•
(i) the Company will remain an independent public company, (ii) the Company’s common stock will continue to be listed and traded on NYSE American and registered under the Exchange Act, and (iii) the Company will continue to file periodic reports with the SEC;

•
the price of the Company’s common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of the Company’s common stock would return to the price at which it trades as of the date of this Proxy Statement;

•
the Company Board will continue to evaluate and review the Company’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Company Board will be offered or that the Company’s business, prospects and results of operations will be adversely impacted); and

•
if the Merger Agreement is terminated under certain specified circumstances, the Company may be required to pay Parent the Company Termination Fee or Parent may be required the Company the Parent Termination Fee. For more information, please see the section of this Proxy Statement captioned “The Merger—Effect on the Company if the Merger is not Completed.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this Proxy Statement and the annexes to this Proxy Statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
On April 30, 2024, we announced that the Company entered into the Merger Agreement. Under the Merger Agreement, Parent will acquire the Company for $10.22 in cash per share of the Company’s common stock, without interest and subject to any applicable tax withholdings. In order to complete the Merger, stockholders holding a majority of the outstanding shares of the Company’s common stock as of the Record Date must vote to adopt the Merger Agreement at the Special Meeting (or any adjournment thereof). This Company Stockholder Approval is a condition to the consummation of the Merger, as described in the section of this Proxy Statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Company Board is furnishing this Proxy Statement and form of proxy card to the holders of shares of the Company’s common stock as of the Record Date in connection with the solicitation of proxies of stockholders to be voted at the Special Meeting.

This Proxy Statement, which you should read carefully, contains important information about the Merger, the Merger Agreement and related agreements and transactions, the Special Meeting, and the matters to be voted on at the Special Meeting. This Proxy Statement and the enclosed form of proxy card provide instructions for you to submit a proxy to vote your shares of the Company’s common stock without attending the Special Meeting and to ensure that your shares of the Company’s common stock are represented and voted at the Special Meeting.
Your vote is very important. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy as soon as possible.
Q:	What is the proposed Merger and what effects will it have on the Company?
A:
The proposed Merger is the acquisition of the Company by Parent. If the proposal to adopt the Merger Agreement is approved by the Company’s stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, MergerCo will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent, and the Company’s common stock will no longer be publicly traded and will be delisted from NYSE American. In addition, the Company’s common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, stockholders of the Company will be entitled to receive $10.22 in cash, without interest and subject to any applicable tax withholdings, for each share of the Company’s common stock that they own, unless such holder properly exercises and does not withdraw its appraisal rights under the DGCL with respect to such shares.

Q:	How does the Per Share Price compare to the market price of the Company’s common stock?
A:
The $10.22 Per Share Price constitutes a premium of approximately 27% over the closing price of $8.05 on April 30, 2024, and a year-to-date return of 63% over the $6.26 per share price on the last trading day of 2023.

Q:	How will Company Options and Company RSUs be treated in the Merger?
A:
Under the Company Equity Plan and individual employment or equity award agreements with directors and executive officers, all outstanding equity awards granted under the Company Equity Plan that are unvested immediately prior to the Effective Time will become fully vested in connection with the Merger. The Merger Agreement provides that all equity awards granted under the Company Equity Plan, consisting of Company Options and Company RSUs, that are outstanding as of immediately prior to the Effective Time will become fully vested as of the Effective Time and cancelled and converted into cash consideration equal to $10.22 (less the applicable per share exercise price, with respect to any Company Options) multiplied by the number of shares subject to the equity award, subject to any required tax withholdings, payable within five business days following the Effective Time. The Company Equity Plan will terminate as of the Effective Time. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Merger Consideration—Outstanding Company Options and Company RSUs; Company Equity Plan.”
Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place virtually on [ ], 2024, at [ ], Pacific Time. You may attend the Special Meeting virtually via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/DPSI2024SM. You will be able to listen to the Special Meeting live and vote online during the meeting. You will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the Special Meeting and vote your shares.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following matters:
1.	The proposal to adopt the Merger Agreement pursuant to which MergerCo will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent;
2.
The proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement;

3.
The proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

4.	Any other business that may properly come before the Special Meeting.
Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders of the Company as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of the Company’s common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of the Company’s common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. The Company is hosting the Special Meeting in a virtual format only and there will be no physical location for stockholders to attend in person. Stockholders will be able to attend the Special Meeting virtually by visiting www.virtualshareholdermeeting.com/DPSI2024SM.

•
Stockholders of record: If you are a stockholder of record, in order to participate in the Special Meeting and vote your shares at the Special Meeting, you will need your 16-digit control number located on the proxy card or the voting instruction form included with the proxy materials. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at www.virtualshareholdermeeting.com/DPSI2024SM.

•
Persons holding shares in “street” name: If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization, in order to vote your shares virtually at the Special Meeting, you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/DPSI2024SM.
You should ensure that you have a strong internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. If you encounter technical difficulties, technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/DPSI2024SM for 15 minutes before the meeting, which you may call during the meeting as well.
If there are any technical issues in convening or hosting the Special Meeting, we plan to promptly post information to www.virtualshareholdermeeting.com/DPSI2024SM and to our investor relations website, https://ir.decisionpt.com/, including information on when the Special Meeting will be reconvened.
Q:	What constitutes a quorum for purposes of the Special Meeting?
A:
The holders of a majority of the voting power of the Company’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum. If a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Q:	What vote is required to adopt the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock as of the Record Date is required to adopt the Merger Agreement.
The failure of any stockholder of record to have their shares voted at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. As described below, no broker non-votes are expected at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Each of the Voting Agreement Stockholders, which includes all of our directors and executive officers, has entered into a Voting Agreement that obligates such holder to vote all of such holder’s shares of the Company’s common stock for the adoption of the Merger Agreement on the terms and conditions set forth in the Voting Agreement. As of the Record Date, the Voting Agreement Stockholders beneficially owned and were entitled to vote, in the aggregate, approximately [ ]% of the outstanding shares of the Company’s common stock.
Assuming that all shares of the Company’s common stock beneficially held by the Voting Agreement Stockholders as of the Record Date are voted in favor of the adoption of the Merger Agreement, the affirmative vote of stockholders holding approximately an additional [ ]% percent of the outstanding shares of the Company’s common stock as of the Record Date is required to adopt the Merger Agreement. For more information, please see the sections of this Proxy Statement captioned “The Merger—The Support Agreements” and “Security Ownership of Certain Beneficial Owners and Management.”
Q:	What vote is required to approve the Compensation Proposal?
A:	Approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting.
The failure to have your shares of the Company’s common stock voted at the Special Meeting, or if you hold your shares in “street name,” the failure to instruct your bank, broker, or other nominee how to vote your shares will not be counted as “FOR” or “AGAINST” the compensation proposal and therefore will not be counted as a vote “cast” nor have any effect on the outcome of the Compensation Proposal. Abstentions will also have no effect on the Compensation Proposal. As described below, no broker non-votes are expected at the Special Meeting.
Q:	What vote is required to approve the Adjournment Proposal?
A:	Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting.
The failure to have your shares of the Company’s common stock voted at the Special Meeting, or if you hold your shares in “street name,” the failure to instruct your bank, broker, or other nominee how to vote your shares will have no effect on the outcome of the Adjournment Proposal. Abstentions will also have no effect on the Adjournment Proposal. As described below, no broker non-votes are expected at the Special Meeting.
Each of the Voting Agreement Stockholders, which includes all of our directors and executive officers, has entered into a Voting Agreement that obligates such holder to vote all of such holder’s shares of the Company’s common stock for the approval of the Adjournment Proposal if there are not sufficient votes for the approval of the Merger Agreement Proposal on the date on which the Special Meeting is held. As of the Record Date, the Voting Agreement Stockholders beneficially owned and were entitled to vote, in the aggregate, approximately [ ]% of the outstanding shares of the Company’s common stock.
Q:	What is a “broker non-vote”?
A:
If a beneficial owner of shares of the Company’s common stock held in “street name” by a bank, broker or other nominee does not provide such nominee that holds the owner’s shares with specific voting instructions, then, under applicable rules, the organization that holds the owner’s shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon one or more other matters for which the applicable rules provide discretionary authority or for which voting instructions have been provided but do not vote on a particular other proposal because they do not have discretionary authority to vote on that matter and have not received specific voting instructions on that matter from the beneficial owner of relevant shares. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of the Company’s common stock at the Special Meeting without receiving instructions and therefore no broker non-votes are expected. Failure to instruct your bank, broker or other nominee as to how to vote your shares of the Company’s common stock will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposal.

Q:	How does the Company Board recommend that I vote?
A:
The Company Board recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

For a discussion of the factors that the Company Board considered in determining to recommend that the Company stockholders adopt the Merger Agreement, see the section of this Proxy Statement captioned “The Merger Agreement—The Company Recommendation; Change in Recommendation.” In addition, in considering the recommendation of the Company Board with respect to the Merger Agreement, you should be aware that the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. For more information, please see the section of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	Who is soliciting my vote?
A:
The Company Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. Solicitation initially will be made by mail or email. Forms of proxies and proxy materials may also be distributed through brokers, banks, or other nominees to beneficial owners of shares of the Company’s common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail, or other electronic medium, without additional compensation, by certain of the Company’s directors, officers, and employees.

Q:	Who will count the votes obtained at the Special Meeting?
A:	The votes will be counted by the inspector of election appointed for the Special Meeting.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders of the Company or if the Merger is not completed for any other reason, among other things, stockholders of the Company will not receive any payment for their shares of the Company’s common stock pursuant to the Merger Agreement. Instead, the Company will remain an independent public company, the Company’s common stock will continue to be listed and traded on NYSE American and registered under the Exchange Act, and we will continue to file periodic reports with the SEC as described in the section of this Proxy Statement captioned “The Merger—Effect on the Company if the Merger is Not Completed.”

If the Merger Agreement is terminated under certain specified circumstances, the Company may be required to pay Parent the Company Termination Fee or Parent may be required to pay the Company the Parent Termination Fee, as described in the section of this Proxy Statement captioned “The Merger Agreement—Termination Fee.”
Q:	What do I need to do now?
A:
You should carefully read and consider this entire Proxy Statement and the annexes to this Proxy Statement, including the Merger Agreement, along with all of the documents that we refer to or incorporate by reference in this Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. Then grant your proxy electronically over the internet or by telephone (using the instructions provided on the proxy card or voting instruction form), or sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my certificated or book-entry shares now?
A:
No. After the Merger is completed, the Payment Agent will send each holder of record (1) a letter of transmittal in customary form and (2) instructions for surrendering such holder’s certificated or book-entry shares in exchange for the Per Share Price for the shares of the Company’s common stock represented by such holder’s certificated or book-entry shares at such holder’s registered address.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement, the proxy card and any other proxy materials have been sent directly to you by or on behalf of the Company.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of the Company’s common stock held in “street name.” In that case, this Proxy Statement, the proxy card (or voting instruction form) and any other proxy materials have been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting virtually. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you obtain a “legal proxy” or 16-digit control number from your bank, broker or other nominee.
Q:	How do I cast my vote if I am a stockholder of record?
A:	If you are a stockholder of record, there are four ways to vote:
1.
Vote on the Internet at www.proxyvote.com. You will be asked to provide the 16-digit control number, located on the proxy card or voting instruction form included with the proxy materials, and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on [  ], 2024 to be counted.

2.
Vote by phone by calling 1-800-690-6903. You will be asked to provide the 16-digit control number, located on the proxy card or voting instruction form included with the proxy materials, and then follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on [  ], 2024 to be counted.

3.
Vote by mail by completing, signing, and dating the proxy card or voting instruction form enclosed with the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card or voting instruction form to us before the Special Meeting, we will vote your shares as you direct.

4.
Vote virtually during the Special Meeting by follow the instructions posted at www.virtualshareholdermeeting.com/DPSI2024SM. You will be asked to provide the 16-digit control number, located on the proxy card or voting instruction form included with the proxy materials, and follow the instructions.

A 16-digit control number, located on the proxy card or voting instruction form included with the proxy materials, is designed to verify your identity and allow you to participate in the Special Meeting and vote your shares of the Company’s common stock, and to confirm that your voting instructions have been properly recorded when voting by proxy electronically over the internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote by proxy electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of the Company’s common stock by proxy in advance. You may still vote your shares of the Company’s common stock at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote, your previous vote by proxy will not be counted. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by proxy will be counted.
If you are a stockholder of record of shares of the Company’s common stock and you submit a signed and dated proxy card or voting instructions but do not direct how to vote on each item, the proxy holders will vote your shares “FOR” the adoption of the Merger Agreement, “FOR” the approval, on a non-binding advisory basis, of the Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If any other matters properly come before the Special Meeting and you deliver a signed and dated proxy to us, your shares of the Company’s common stock will be voted in accordance with the discretion of the appointed proxy holders, and each of them, with full power of substitution and re-substitution.
Q:	How do I cast my vote if my shares are held in “street name” by my bank, broker, or other nominee?
A:
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. You should follow the instructions provided by your bank, broker or nominee to vote your shares held in “street name.” If your bank, broker or other nominee provides you with a 16-digit control number, you may follow the instructions above under “How do I cast my vote if I am a stockholder of record?”
If you obtain a “legal proxy” or a 16-digit control number to vote shares that you beneficially own, you may still vote your shares of the Company’s common stock at the Special Meeting virtually even if you have previously voted by voting form. If you are present at the Special Meeting and vote, your previous vote by voting form will not be counted. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by voting form will be counted.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the voting instructions provided by your bank, broker or other nominee to vote your shares held in “street name.” Without instructions, your shares will not be voted on any proposals at the Special Meeting, which will have the same effect as if you voted “AGAINST” the proposal for the adoption of the Merger Agreement, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposals.

Q:	May I change my vote after I have submitted my proxy?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;
•	delivering a written notice of revocation to our Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445 prior to the Special Meeting; or
•	attending the Special Meeting virtually and voting at the Special Meeting.
If you hold your shares of the Company’s common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting virtually if you obtain a “legal proxy” or a 16-digit control number from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of the Company’s common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “Proxy Statement.” The document used to designate a proxy to vote your shares of the Company’s common stock is called a “proxy card.” Steve Smith, our Chief Executive Officer, and Melinda Wohl, our Chief Financial Officer, with full power of substitution and re-substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named in the accompanying proxy card, or your proxy holder, will vote your shares in accordance with your specified voting directions. When completing your proxy card or the internet or telephone voting process, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the Merger Agreement, “FOR” the approval, on a non-binding advisory basis, of the Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If any other matters properly come before the Special Meeting and you deliver a properly signed and dated proxy card to us, your shares of the Company’s common stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.
Q:	What happens if I sell or transfer my shares of the Company’s common stock after the Record Date but before the Special Meeting?
A:
The Record Date is earlier than the date of the Special Meeting and the anticipated Effective Time. If you sell or transfer your shares of the Company’s common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain the right to vote the transferred shares at the Special Meeting. If you sell or transfer your shares of the Company’s common stock before the Effective Time, you will transfer the right to receive an amount in cash equal to the Per Share Price with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares. Even if you sell or transfer your shares of the Company’s common stock after the Record Date, we encourage you to sign, date, and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return each proxy card and voting instruction card that you receive, or grant your proxy electronically over the internet or by telephone using the instructions provided in the proxy materials and using each 16-digit control number provided to you.

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials.
Q:	Where can I find the voting results of the Special Meeting?
A:
If available, the Company may announce preliminary voting results at the conclusion of the Special Meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, please see the section of this Proxy Statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of the Company’s common stock for cash pursuant to the Merger?
A:
For a U.S. Holder (as defined in the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of the Company’s common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require such U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of the Company’s common stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of the Company’s common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or the Company is or has been, a USRPHC (as defined in the section of this Proxy Statement captioned “The Merger—Material U.S. Federal

Income Tax Consequences of the Merger”) at any time during the five-year period preceding the Merger, but may be subject to backup withholding tax unless the Non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. This discussion is provided for general information only and does not constitute legal or tax advice to any holder. A more complete description of material U.S. federal income tax consequences of the Merger is provided in the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and, if all applicable closing conditions are met, currently expect to complete the Merger in July 2024. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is consummated, the Company’s stockholders (including beneficial owners of shares of common stock) who (i) do not vote in favor of the adoption of the Merger Agreement, (ii) continuously hold of record or own beneficially, as applicable, their shares of the Company’s common stock through the Effective Time, (iii) properly perfect appraisal of their shares of the Company’s common stock, (iv) meet certain other conditions and statutory requirements described in this Proxy Statement, and (v) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of the Company’s common stock in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262 are satisfied. This means that these persons will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the Effective Time through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (ii) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this Proxy Statement, which description is qualified in its entirety by Section 262 regarding appraisal rights, available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of the Company stockholders generally?
A:
Yes. When considering the recommendation of the Company Board with respect to the Merger Agreement Proposal, you should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. For more information, please see the section of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate proxy card.

Upon written or oral request, we will deliver promptly a separate copy of the Proxy Statement to any stockholder at a shared address to which we delivered a single copy of the Proxy Statement. To receive a separate copy for this Special Meeting or future annual meetings, or, if you are receiving multiple copies, to request that we only send a single copy of any future Notice of Internet Availability or proxy statement and annual report, as applicable, please notify our Secretary by phone at (561) 900-3723 or by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.
If your shares are held in “street name,” you will receive your proxy card or other voting information from your bank, broker or other nominee and you will return your proxy card or other voting information form(s) to your bank, broker or other nominee. You should vote on and sign and date each proxy card you receive as discussed above. To request that only one copy of any of these materials be mailed to your household, please contact your bank, broker or other nominee.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or the enclosed proxy card or need help voting your shares of the Company’s common stock, please contact our Secretary by phone at (561) 900-3723 or by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

If your broker, bank, or other nominee holds your shares, you should also call your broker, bank, or other nominee for additional information.

FORWARD-LOOKING STATEMENTS
This Proxy Statement, and any documents to which the Company refers to in this Proxy Statement, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed Merger, expected benefits and costs of the proposed Merger, management plans, projections and other information relating to the proposed Merger, strategies and objectives of the Company for future operations and other information relating to the proposed Merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Form 10-K and Form 10-Q, factors and matters described in or incorporated by reference in this Proxy Statement, and the following factors:
•	the risk that the Merger may not be completed on the anticipated timeline or at all;
•	the failure to satisfy any of the conditions to the consummation of the Merger, including the receipt of the Company Stockholder Approval;
•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, and the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay a termination fee;

•	the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally;
•	risks that the pendency of the Merger disrupts the Company’s current plans and operations;
•
risks that the pendency of the Merger disrupts the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business;

•	risks related to diverting management’s or employees’ attention during the pendency of the Merger from the Company’s ongoing business operations;
•	the amount of costs, fees, charges or expenses resulting from the Merger;
•	the nature, cost and outcome of potential litigation relating to the Merger;
•	risks that the benefits of the Merger are not realized when or as expected;
•
the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company;

•	the possibility that the Company could, following the Merger, engage in operational or other changes that could result in meaningful appreciation in its value;
•	the fact that, under the terms of the Merger Agreement, the Company is restrained from soliciting other acquisition proposals;
•	the risk that the price of the Company’s common stock may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed; and
•
other risks described in the Company’s filings with the SEC, such as the risks and uncertainties described under the headings “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and in the Company’s other filings with the SEC.

Consequently, all of the forward-looking statements contained or referred to in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including: (1) the information contained under this caption; and (2) information in our most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. All forward-looking statements contained or referred to in this Proxy Statement are based on information available to the Company as of the date of this Proxy Statement, and the Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date of this Proxy Statement, except as required by applicable law. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in other filings made from time to time with the SEC. the Company expressly qualifies in their entirety all forward-looking statements attributable to either the Company or any person acting on the Company’s behalf by the cautionary statements contained or referred to in this Proxy Statement.

THE SPECIAL MEETING
The enclosed proxy is being solicited on behalf of the Company Board for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on [ ], 2024, at [ ], Pacific Time. You may attend the Special Meeting virtually via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/DPSI2024SM. You will be able to listen to the Special Meeting live and vote online. You will need the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials in order to participate in the Special Meeting and vote your shares at the Special Meeting.
If you encounter technical difficulties accessing the Special Meeting, technical support lines will be available on the login page of the Special Meeting website for 15 minutes before the meeting, which you may call during the meeting as well.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement; (3) approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (4) transact any other business that may properly come before the Special Meeting.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
Stockholders must approve the adoption of the Merger Agreement in order for the Merger to be consummated. If stockholders fail to approve the adoption of the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement.
Attending the Special Meeting
The Special Meeting will begin at [ ], Pacific Time. Online check-in will begin 15 minutes prior to the Special Meeting. We encourage you to access the meeting prior to the start time.
As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/DPSI2024SM. You will need the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials in order to participate in the Special Meeting and vote your shares at the Special Meeting. If you encounter technical difficulties accessing the Special Meeting, technical support lines will be available for 15 minutes before the meeting on the login page of the Special Meeting website, which you may call during the meeting as well.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices during regular business hours for a period of ten business days prior to the Special Meeting.
As of the Record Date, there were [ ] shares of the Company’s common stock issued and outstanding and entitled to vote at the Special Meeting. Each share of the Company’s common stock outstanding as of the close of business on the Record Date is entitled to one vote per share on each matter submitted for a vote at the Special Meeting.
The holders of a majority of the voting power of the Company’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies to adopt the Merger Agreement.

Vote Required; Abstentions and Broker Non-Votes
Proposal 1. Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock issued and outstanding as of the Record Date. This Company Stockholder Approval is a condition to the closing of the Merger.
Proposal 2. Approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting.
Proposal 3. Approval of the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, requires the affirmative vote of a majority of the votes cast at the Special Meeting.
Failure to have your shares of the Company’s common stock voted at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposal.
If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the Merger Agreement Proposal, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposal. Abstentions will be counted as present for purposes of determining whether a quorum exists.
If a beneficial owner of shares held in the name of a broker, bank, or other agent does not provide voting instructions on matters deemed to be “non-routine” under New York Stock Exchange (“NYSE”) rules, the broker, bank or other such agent cannot exercise discretion to vote the beneficial owner’s shares on such “non-routine” matters. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this Proxy Statement, broker non-votes cannot occur with respect to any of these proposals to be considered at the Special Meeting. Failure to instruct your bank, broker or other nominee as to how to vote your shares of the Company’s common stock will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal or the Adjournment Proposal.
Shares Held by the Company’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of the Company’s common stock, representing approximately [ ]% of the shares of the Company’s common stock outstanding on the Record Date.
Each of the Voting Agreement Stockholders, which includes all of our directors and executive officers, has entered into a Voting Agreement that obligates such holder to vote all of such holder’s shares of the Company’s common stock for the adoption of the Merger Agreement and for the approval of the Adjournment Proposal if there are not sufficient votes for the approval of the Merger Agreement Proposal on the date on which the Special Meeting is held, in each case on the terms and conditions set forth in the Voting Agreement. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of the Company’s common stock. For more information, please see the section of this Proxy Statement captioned “The Merger—The Support Agreements.”
Our directors and executive officers are required to vote “FOR” the adoption of the Merger Agreement pursuant to the Voting Agreement and “FOR” the approval of the Adjournment Proposal if there are not sufficient votes for the approval of the Merger Agreement Proposal on the date on which the Special Meeting is held and have informed us that they currently intend to vote all of their respective shares of the Company’s common stock “FOR” the Compensation Proposal.
Certain of our directors and executive officers have interests in the Merger that may be different from, or in addition to, those of our stockholders generally. For more information, please see the section of this Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Voting of Proxies
If, at the close of business on the Record Date, your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote at the Special Meeting virtually. Additionally, you may grant a proxy electronically over the internet or by telephone using the instructions provided in the enclosed proxy card or voting instruction form. You should follow the instructions on the proxy card or voting instruction form, in order to grant a proxy electronically over the internet or by telephone. Proxies submitted by telephone or via the internet for the matters brought before the Special Meeting as described in this Proxy Statement must be received by 11:59 pm, Eastern Time, [ ], 2024. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your specified voting directions.
If you plan to attend the Special Meeting virtually and wish to vote at the Special Meeting, you may vote your shares during the meeting by following the instructions on your proxy card or voting instruction form. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote, your vote will revoke any previously submitted proxy. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by proxy will be counted.
Voting instructions are included on the proxy card or voting instruction form that accompanied the proxy materials. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the specified directions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If any other matters properly come before the Special Meeting and you deliver a properly executed and dated proxy card to us, your shares of the Company’s common stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting virtually and voting with a “legal proxy” or 16-digit control number from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone using your 16-digit control number or otherwise through your bank, broker or other nominee, if possible, or do not attend the Special Meeting virtually and vote your shares at the Special Meeting with a “legal proxy” or 16-digit control number from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal, but will not have any effect on the outcome of the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;
•	delivering a written notice of revocation to our Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445 prior to the Special Meeting; or
•	attending the Special Meeting virtually and voting at the Special Meeting.
If you attend the Special Meeting and vote, your vote will revoke any previously submitted proxy. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by proxy will be counted.

If you hold your shares of the Company’s common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” or a 16-digit control number from your bank, broker or other nominee.
Company Board’s Recommendation
The Company Board, after considering various factors described under the caption, “The Merger—Recommendation of the Company Board and Reasons for the Merger,” has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by the Company and the performance by the Company of its obligations thereunder; and (iii) recommended that the stockholders of the Company adopt the Merger Agreement.
Accordingly, the Company Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Adjournment
In addition to the proposal to adopt the Merger Agreement and the Compensation Proposal, the Company’s stockholders are also being asked to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional votes or proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. If a quorum is not present, the chairperson of the Special Meeting or the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, may adjourn the Special Meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, if any, date or time, even if a quorum is present. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement.
Solicitation of Proxies
The expense of soliciting proxies will be borne by the Company. We will reimburse banks, brokers, and other nominees representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited, without additional compensation, by certain of the Company’s directors, officers, and employees, personally or by telephone, email, or over the internet.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the receipt of the Company Stockholder Approval, we anticipate that the Merger will be consummated in the July 2024. The exact timing of completion of the Merger cannot be predicted with certainty because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.
Appraisal Rights
If the Merger is consummated, the Company’s stockholders (including beneficial owners of shares of common stock) who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously hold or own, as applicable, their shares of the Company’s common stock through the Effective Time; (iii) properly perfect appraisal of their shares of the Company’s common stock; (iv) meet certain other conditions and statutory requirements described in this Proxy Statement; and (v) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of the Company’s common stock in connection with the Merger under Section 262 if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that holders of shares of the Company’s common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 will be entitled to seek appraisal of their shares of the Company’s common stock by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of the Company’s common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger. Such persons seeking appraisal rights shall receive, with respect to their shares of the Company’s common stock (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown), interest on the amount determined by the Delaware Court of Chancery to be the fair value from the Effective Time through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (ii) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares of the Company’s common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of their shares of the Company’s common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of the Company’s common stock.
To exercise appraisal rights, such person must (i) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not vote, in person or by proxy, in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold of record or own beneficially the subject shares of the Company’s common stock through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain conditions are satisfied by the persons seeking appraisal. The requirements under Section 262 for exercising appraisal rights are described in further detail in this Proxy Statement, which description is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. You may find an electronic copy of Section 262 available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this Proxy Statement, or any of the documents incorporated herein or therein by reference, and the actual text of Section 262, the actual text of Section 262 controls. If you hold your shares of the Company’s common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker, or other nominee.
Delisting and Deregistration of the Company’s Common Stock
If the Merger is completed, the shares of the Company’s common stock will be delisted from NYSE American and deregistered under the Exchange Act, and shares of the Company’s common stock will no longer be publicly traded.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of the Company’s common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [ ], 2024
This Proxy Statement is also available through the SEC’s website at www.sec.gov and on the Company’s website located at decisionpt.com/investing-in-decisionpoint/. The information included on the Company’s website is not incorporated herein by reference.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this Proxy Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Upon written or oral request, we will deliver promptly a separate copy of the Proxy Statement to any stockholder at a shared address to which we delivered a single copy of the Proxy Statement. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, or if you are otherwise receiving multiple copies of this Proxy Statement and would like to request householding, please contact us using the instructions set forth below.
If you are a stockholder of record, please contact our Secretary by phone at (561) 900-3723 or by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of the Company’s common stock, please contact our Secretary by phone at (561) 900-3723 or by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

THE MERGER
This discussion of the Merger and the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you. Unless indicated otherwise, any capitalized term used in this section and not otherwise defined has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
DecsionPoint Systems, Inc.
The Company, through its subsidiaries, consults, designs, and implements mobility-first enterprise solutions, retail solutions centered on Point-of-Sale systems and services that support our customer’s operations. DecisionPoint provides managed and professional services that better enable our customers to implement and manage complex projects on time and on budget. Our products and services are intended to help our clients improve their operations and drive greater productivity. DecisionPoint partners with hardware, software and services companies to combine enterprise-grade handheld computers, printers, tablets, smart phones and retail POS into solutions aimed to improve productivity, provide greater levels of customer services, allowing our customers to be more competitive. DecisionPoint leverages its software and services portfolio including our Mobile Conductor Platform which provides a DSD solution to the wholesale distribution market via our proof-of-delivery and route accounting applications. Our ViziTrace Platform provides our customers with the ability to integrate RFID technology into existing workflows, making them more efficient and effective in the marketplace. Our Managed Services and Managed Mobile Service offerings provide our customers a way to implement, manage, monitor, and maintain all these technologies for the lifetime of the implementation, while supporting and augmenting our customer’s IT teams.
The Company’s common stock is listed on NYSE American under the symbol “DPSI.” Our principal executive office is located at 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445 and our telephone number is (561) 900-3723.
Barcoding
Barcoding is a supply chain automation and innovation company that helps organizations be more efficient, accurate, and connected. With subject matter experience in data capture, labeling and printing, and mobile computing, Barcoding builds and manages solutions for information technology and operations teams worldwide. Founded in 1998, Barcoding is headquartered in Baltimore, MD, with its principal executive office located at 3840 Bank Street, Baltimore, MD 21224 and its telephone number (410) 385-8532. Barcoding was acquired by an affiliate of Graham Partners in September 2023.
Graham Partners
Graham Partners is a private investment firm focused on investing in technology-driven companies that are spurring innovation in advanced manufacturing, resulting in product substitutions, raw materials conversions, and disruptions to traditional end markets. Graham Partners can offer control or minority capital solutions and typically targets companies with EBITDA up to $50 million. Since the firm’s founding in 1988 by Steven Graham, Graham Partners has closed over 160 acquisitions, joint ventures, financings, and divestitures. The committed capital raised since inception through the Graham Partners funds together with Graham-led co-investments totals approximately $5.5 billion as of December 31, 2023, pro forma for subsequent events, which differs from Graham’s Regulatory Assets Under Management of approximately $3.5 billion as of December 31, 2023. For more information, visit www.grahampartners.net.
Barcoding Derby Buyer, Inc.
Parent was formed on April 22, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Parent’s principal executive office is located at 3811 West Chester Pike, Building 2, Suite 200, Newton Square, PA 19073 and its telephone number is (610) 408–0500. Upon completion of the Merger, the Company will be a wholly owned subsidiary of Parent.

Derby Merger Sub, Inc.
MergerCo is a wholly owned subsidiary of Parent and was formed on April 22, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. MergerCo’s principal executive office is located at 3811 West Chester Pike, Building 2, Suite 200, Newton Square, PA 19073 and its telephone number is (610) 408–0500. Upon completion of the Merger, MergerCo will cease to exist.
Parent and MergerCo are affiliates of Barcoding Holdings, LLC, a portfolio company of Graham Partners.
At the Effective Time, the Company, as the Surviving Corporation, will be indirectly owned by Graham Partners.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, MergerCo will merge with and into the Company, with the Company continuing as the Surviving Corporation. Following the Merger, the Company’s common stock will no longer be publicly traded, and will be delisted from NYSE American. In addition, the Company’s common stock will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company, Parent and MergerCo may agree and specify in the certificate of merger).
Effect on the Company if the Merger is Not Completed
If the Merger Agreement is not adopted by the Company stockholders, or if the Merger is not completed for any other reason:
•	the Company stockholders will not be entitled to, nor will they receive, any payment for their Company common stock pursuant to the Merger Agreement;
•
(i) the Company will remain an independent public company, (ii) the Company’s common stock will continue to be listed and traded on NYSE American and registered under the Exchange Act, and (iii) the Company will continue to file periodic reports with the SEC;

•
the price of the Company’s common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of the Company’s common stock would return to the price at which it trades as of the date of this Proxy Statement;

•
the Company Board will continue to evaluate and review the Company’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Company Board will be offered or that the Company’s business, prospects and results of operations will be adversely impacted); and

•
if the Merger Agreement is terminated under certain specified circumstances, the Company may be required to pay Parent the Company Termination Fee or Parent may be required to pay the Company the Parent Termination Fee, in each case, in addition to any expense reimbursement obligations. For more information, please see the section of this Proxy Statement captioned “The Merger—Effect on the Company if the Merger is not Completed.”

Merger Consideration
The Company’s Common Stock
At the Effective Time, each share of the Company’s common stock that is outstanding as of immediately prior to the Effective Time (other than certain exceptions, including shares of the Company’s common stock owned by the Company, Parent or MergerCo or Dissenting Shares) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price, without interest and subject to applicable tax withholdings.

After the Merger is completed, you will have the right to receive the Per Share Price in respect of each share of the Company’s common stock that you own (subject to applicable tax withholdings), but you will no longer have any rights as a stockholder (except that the Company stockholders and beneficial owners who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares of the Company’s common stock as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this Proxy Statement captioned “The Merger—Appraisal Rights”.
Outstanding Company Options and Company RSUs
The Merger Agreement provides that all equity awards granted under the Company Equity Plan, consisting of Company Options and Company RSUs, that are outstanding as of immediately prior to the Effective Time will become fully vested as of the Effective Time and such equity awards will be cancelled and converted into cash consideration equal to $10.22 (less the applicable per share exercise price, with respect to any Company Options) multiplied by the number of shares subject to the equity award, subject to any required tax withholdings, payable within five business days following the Effective Time. The Company Equity Plan will terminate as of the Effective Time. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Merger Consideration—Outstanding Company Options and Company RSUs; Company Equity Plan”.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation of or among the Company Board and Barcoding and Graham Partners (which we refer to collectively in this section as “Barcoding”), their respective representatives or other parties.
The Company Board regularly evaluates the Company’s strategic direction and ongoing business plans with a view toward strengthening its business and enhancing stockholder value. As part of this evaluation, the Company Board has from time to time considered various potential strategic alternatives. These have included, among others, the continuation of, and potential improvements to, the Company’s business plan and potential opportunities for business combinations, acquisitions, partnerships or other commercial relationships, dispositions and other financial and strategic alternatives. In addition, members of the Company’s management regularly have held introductory and informational meetings with actual and potential investors in the Company. The Company’s management regularly updates the Company Board with respect to these meetings, including as described below.
During spring and into the early fall of 2023, the Company received several informal indications of interest from parties seeking to explore various strategic transactions with the Company. In each such instance, Steve Smith, the Company’s Chief Executive Officer and a director, responded that the Company was not for sale, but if the Board were presented with an acquisition proposal that it believed was or could lead to a transaction that was in the best interests of the stockholders, the Board would consider such proposal.
Specifically, in March 2023, a representative of a privately held, private equity-backed competitor of the Company, which we refer to as “Party A,” contacted Mr. Smith and indicated its preliminary interest in a potential acquisition of the Company.
On March 20, 2023, the Company Board held a strategic meeting with Company management in attendance. Mr. Smith updated the Company Board with respect to his communications with Party A regarding its unsolicited interest in a potential acquisition of the Company. Preliminary discussions regarding a business combination involving the Company and Party A continued over the ensuing weeks.
On April 6, 2023, the Company entered into a mutual non-disclosure agreement with Party A to facilitate exploratory discussions of the potential acquisition of the Company by Party A, which agreement did not contain a “standstill” provision restricting Party A from making proposals with respect to the acquisition of the Company.
On April 17, 2023, a representative of Party A contacted Mr. Smith, and provided a written, preliminary, non-binding indication of interest (the “2023 Party A IoI”) to acquire the Company at an indicative per share value of between $8.10 and $8.40 based on certain assumptions and subject to certain conditions. Based on an analysis of the financial statements of the Company and the composition of the shares and other forms of equity, the 2023 Party A IoI approximated a range of $65.5 million to $68 million in enterprise value for the Company.

On April 20, 2023, the Company Board held a regularly scheduled meeting with Company management and representatives of each of Polsinelli PC (“Polsinelli”), the Company’s securities and transactional counsel, Della Pietra & Associates (“Della Pietra”), general corporate counsel to the Company, and Edmond Grigorian of Grigorian & Associates (“Grigorian”), a financial and accounting consultant to the Company. Mr. Smith updated the Company Board with respect to his communications with Party A regarding its unsolicited interest in a potential acquisition of the Company, and the 2023 Party A IoI that had been received. The Board determined that the Party A proposal did not reflect an adequate valuation for the Company based on its review of the Company’s then current and prospective operational and financial performance. However, it was the consensus of the Company Board that Mr. Smith should continue to meet with Party A to discuss any continued interest in a potential business combination on improved terms. At that time, the Company Board authorized Mr. Smith to share certain financial and operative information with Party A, subject to the terms of the non-disclosure agreement between the Company and Party A. The Company Board also authorized Mr. Smith to contact an additional privately held, private equity-backed competitor of the Company, which we refer to as “Party B,” that had previously expressed interest in a potential acquisition of the Company in 2021, to gauge its interest in discussing a potential business combination, subject to Party B entering into a non-disclosure agreement with the Company.
On April 24, 2023, Mr. Smith sent a LinkedIn message to a representative of Party B, after which a conversation ensued with Party B to gauge its interest in a potential business combination with the Company.
On May 4, 2023, following the continuing discussions between the parties, representatives of Party A provided a revised written, preliminary, non-binding indication of interest (the “Revised 2023 Party A IoI”) to acquire the Company at an indicative per share value of between $8.40 and $8.70 based on certain assumptions and subject to certain conditions. Based on an analysis of the financial statements of the Company and the composition of the shares and other forms of equity, this Revised 2023 Party A IoI approximated a range of $68 million to $70.5 million in enterprise value for the Company. The Company Board determined that the revised Party A proposal did not reflect an adequate valuation for the Company based on its review of the Company’s then current and prospective operational and financial performance.
On May 5, 2023, the Company entered into a mutual non-disclosure agreement with Party B to facilitate exploratory discussions of a potential acquisition of the Company by Party B, which agreement did not contain a “standstill” provision restricting Party B from making proposals with respect to the acquisition of the Company.
In late spring 2023, as part of the Company’s “market check” outreach, Mr. Smith met with representatives of a private equity sponsor, which we refer to as “Party C,” that the Company was aware had an interest in acquiring companies in the industry in which the Company operated. No specific transaction or proposal was discussed at these meetings and Mr. Smith did not provide confidential information regarding the Company to Party C as part of that discussion.
During the summer of 2023, Mr. Smith and Mr. Grigorian had a series of meetings with representatives of Party B regarding a potential transaction, and the Company provided legal and financial due diligence materials to Party B and its representatives. In mid-August 2023, Party B advised the Company that it would not advance a proposal to acquire the Company, and the process with Party B was terminated on August 18, 2023.
On June 23, 2023, the Company entered into a confidentiality agreement with Party C to facilitate exploratory discussions of a potential acquisition of the Company by Party C, which agreement did not contain a “standstill” provision restricting Party C from making proposals with respect to the acquisition of the Company.
On July 20, 2023, the Company Board held a regularly scheduled meeting with Company management and representatives of each of Polsinelli, Della Pietra and Grigorian. At this meeting, representatives of Polsinelli reviewed with the Company Board its fiduciary duties. Mr. Smith also provided an update on his communications and interactions with each of Party B and Party C.
Over the ensuing weeks between June and September 2023, Mr. Smith and Mr. Grigorian had a series of meetings with representatives of Party C regarding a potential transaction, and the Company provided legal and financial due diligence materials to Party C and its representatives. Due diligence efforts and discussions continued throughout the summer, terminating in late September 2023 when Party C indicated it was not willing to make an offer to acquire the Company at that time.

In connection with its exploration of discussions with Party A, Party B and Party C, at its regularly scheduled meeting in July 2023, the Company Board and management engaged in a thorough discussion of the Company’s strategic direction and ongoing business plan. The plan presented by Company management and discussed among the Company Board comprised four strategic pillars to transform and redefine the Company following acquisitions completed earlier in 2023: increasing the Company’s market share in its core industry verticals (retail, supply chain, transportation, field service and health care); entering adjacent markets such as grocery, hospitality and specialty retail; driving revenue growth and margin expansion by focusing on services revenue; and geographic expansion through additional acquisition activity.
Subsequent to the 2023 discussions with Party A, Party B and Party C, in the ordinary course of business and from time to time, the Company Board and the Company’s management team continued to evaluate a variety of opportunities in connection with its long-term strategy to maximize stockholder value. In addition, from time to time, Mr. Smith engaged in regular dialogue about industry market dynamics and other matters with counterparts at other peer firms, including at industry conferences and channel partner meetings held throughout 2023 and into 2024, including with representatives of Barcoding as well as Parties A, B and C. No potential transactions were discussed at these meetings.
On January 11, 2024, Mr. Smith received unsolicited outreach from a representative of Barcoding, asking for an initial meeting to explore a potential strategic transaction between Barcoding and the Company. On January 15, 2024, during the week of the annual National Retail Federation (NRF) Conference in New York City, Mr. Smith had an initial meeting with representatives of Barcoding, including Shane Snyder, its Chief Executive Officer, and Graham Partners, including Mike Stewart, a principal at Graham Partners. Representatives of Barcoding outlined their interest in combining the Company with Barcoding and the potential complementary aspects of such combined business.
On January 16, 2024, Mr. Smith also met with representatives of Party A, who had contacted Mr. Smith on December 18, 2023 to request a meeting during NRF to explore its interest in re-engaging with the Company about a potential acquisition of the Company.
During the two weeks after the meetings with Barcoding and Party A at the NRF conference, Mr. Smith continued to communicate separately with representatives of each regarding their interest in the potential acquisition of the Company.
On January 27, 2024, the Company entered into a mutual non-disclosure agreement with Barcoding to facilitate further discussions of a potential strategic combination of their respective businesses, which agreement did not contain a “standstill” provision restricting Barcoding from making proposals with respect to the acquisition of the Company.
On both January 30, 2024 and January 31, 2024, representatives of Barcoding contacted Mr. Smith and requested preliminary due diligence data with respect to the Company’s business, organization and financials.
Later on January 31, 2024, at an annual vendor-hosted event in Orlando, Florida that was attended by Mr. Smith and representatives of all value-added resellers of technology sold by this vendor, including Barcoding and Party A, Mr. Smith met separately with representatives of Barcoding and Party A to further discuss a potential acquisition of the Company.
Still later on January 31, 2024, Mr. Smith and Mr. Grigorian met telephonically with a representative of Party A to discuss preliminary valuation models for an acquisition of the Company and the Company’s expectations around the same.
On February 1, 2024, Mr. Smith again met with representatives of Party A and engaged in a general discussion of their respective service capabilities and potential synergies between the two business operations.
On February 2, 2024, Company representatives, including Mr. Smith and Ms. Wohl, engaged in further conversation with representatives of Barcoding concerning the Company’s service offerings.
Later on February 2, 2024, representatives of Party A contacted Mr. Smith and submitted a revised written, preliminary, non-binding indication of interest (the “2024 Party A IoI”) in a potential acquisition of the Company at an indicative per share value of $9.50, plus assumption of debt and assuming adequate levels of net working capital, based on certain assumptions and subject to certain conditions. Based on an analysis of the financial statements of the Company and the composition of the shares and other forms of equity, the 2024 Party A IoI bid approximated an enterprise value of $97 million.
Still later on February 2, 2024, the Company Board held a meeting with Company management in attendance. Mr. Smith updated the Company Board with respect to his communications with Party A regarding its unsolicited, renewed interest in a potential acquisition of the Company. Mr. Smith also updated the Company Board with respect to his communications with Barcoding regarding its unsolicited interest in a potential acquisition of the Company. At that time, the Company Board authorized Mr. Smith to share certain financial and operative information with each of Party A and Barcoding, subject to the terms of the non-disclosure agreements between the Company and each of Party A and Barcoding.
On February 5, 2024, representatives of Party A contacted Mr. Smith and provided a revised written, preliminary, non-binding indication of interest (the “Revised 2024 Party A IoI”) in a potential acquisition of the Company based on an indicative enterprise value of the Company of approximately $97-$99 million, based on certain assumptions and subject to certain conditions. No additional transaction terms were discussed. Mr. Grigorian also shared diligence materials with respect to the Company’s business, organization and financial materials with representatives of Barcoding on the same date.
On February 6, 2024, representatives of Barcoding contacted Mr. Smith and provided Mr. Smith with information regarding their interest in submitting an indication of interest to acquire the Company. On that same date, Mr. Grigorian provided representatives of Barcoding a valuation model of the Company indicating an enterprise value of approximately $106.5 million. Mr. Smith and Barcoding also discussed abstaining from discussions of any post-closing employment or equity arrangements.
On February 7, 2024, Mr. Smith and Mr. Grigorian met with representatives of Barcoding to facilitate general introductions between Barcoding, Graham Partners and the Company. Mr. Smith shared the landscape with respect to various other parties that had shown an interest in acquiring the Company and the transaction process that had occurred as of that point in time. The Company’s representatives further discussed various financial data points including the Company’s potential valuation and share price history. Additionally, the parties discussed the Company’s (i) integration and deployment capabilities with respect to retail points of sale; (ii) mobile managed services and wireless capabilities; and (iii) internally prepared valuation models.
On February 7, 2024, the Company Board held a meeting with Company management and representatives of Polsinelli and Cole Schotz P.C. (“Cole Schotz”), which had become general corporate counsel to the Company upon Chris Della Pietra joining Cole Schotz from Della Pietra, in attendance. Mr. Smith updated the Company Board with respect to his communications to date with Party A regarding its interest in a potential acquisition of the Company, and summarized the Revised 2024 Party A IoI that had been received. Mr. Smith also updated the Company Board on his discussions to date with representatives of Barcoding regarding their preliminary interest in a potential acquisition of the Company. The representatives of Polsinelli then reviewed with the Company Board its fiduciary duties under Delaware law. The representatives of Polsinelli noted the importance of Company management remaining impartial in negotiating the terms of a potential acquisition, and in that regard to refrain from engaging in discussions regarding potential post-closing employment or compensation matters which could create conflicts of interest in the negotiation process. The Company Board discussed (i) the possibility of engaging with the interested parties regarding a potential sale transaction, including the likelihood that either party would improve its acquisition proposal, (ii) the possibility of initiating a process to solicit interest regarding a strategic transaction involving the Company from other potential counterparties and (iii) other strategic alternatives available to the Company, including continuing to execute the Company’s standalone business plan. The Company Board discussed other potential counterparties with whom the Company might consider engaging based on those parties’ expected or previously expressed interest in a potential strategic transaction with the Company, including Party B and Party C, the potential strategic rationale for a transaction with the Company and the likelihood that such parties would be willing or able to consummate a transaction on more attractive terms than either Party A or Barcoding. The Company Board also discussed the potential risks of initiating a process to solicit transaction interest from other potential counterparties, including potential public disclosure leaks, management and employee distraction, and adverse impacts on the Company’s business and employee morale, as well as the risk that the interested parties may not be willing to engage in a transaction following a solicitation process . In this regard, the Company Board noted the greater likelihood of those risks in a wider private or public process relative to a more targeted outreach. The Company Board also discussed the possibility of including in the definitive agreement a “go-shop” provision that would allow the Company to conduct an active “market check” after a transaction was announced.
The Company Board authorized management to reach out again to two other potential strategic acquirers, Party B and Party C, to solicit their interest in re-engaging in a potential acquisition of the Company. The Company Board selected these counterparties based on the Company Board’s belief that, given their prior interactions with the Company during 2023 and presence in the Company’s industry, they might be interested in again exploring a potential acquisition of the Company. The Company Board believed that other financial sponsors without an existing investment in the Company’s industry would be unlikely to be interested in an acquisition of the Company due to its relatively small size, but noted that, if they were interested, such financial sponsors would have an opportunity to do so following the execution of a potential transaction if the “go-shop” provision that the Company Board favored were included in any definitive agreement that may be executed.
Having been advised by Mr. Smith that no conflicts of interest were present, following discussion, for convenience and efficiency, the Company Board established a committee of the Company Board (the “Committee”) composed of Messrs. Smith, Jaworski, Guttilla and Taglich (with Mr. Smith serving as the chairman of the Committee), and authorized and empowered the Committee to work with Company management and the Company’s other advisors to explore, evaluate, consider, review, and negotiate the terms of a potential strategic transaction involving the Company and to oversee and direct the Company’s management team and the Company’s legal and other advisors with respect to such matters. The Company Board retained the exclusive power and authority to approve the final decision on pursuing a potential strategic alternative. It was also understood that the Company Board would continue to have an active role in (i) the evaluation of the Revised 2024 Party A IoI, (ii) any discussions with Party A, Barcoding or other potential acquirers with respect to a potential transaction and (iii) any broader review of strategic alternatives, and that the Committee would update and seek input from the Company Board as appropriate. The Committee was formed in light of the benefits, convenience and efficiency of having a subset of directors, on behalf of the Company Board, oversee the exploration and evaluation of a potential transaction given (i) the potentially significant workload that would be involved in any decision to evaluate or negotiate a sale of the Company or other strategic alternatives; and (ii) the possibility that the Company’s management and the Company’s advisors would need feedback and direction on relatively short notice. The Committee was not formed due to potential or actual conflicts of interest of any director or officer of the Company. The Company Board did not condition an acquisition of the Company on the affirmative recommendation or approval of the Committee. In connection with its formation, the Committee was charged with identifying and engaging an investment banking firm to provide information to the Company Board regarding the Company’s standalone value and, if a definitive agreement were to be reached, to consider and, if appropriate, render an opinion to the Company Board as to the fairness, from a financial point of view, of the merger consideration proposed to be paid at closing. Over the ensuing weeks, members of the Committee and representatives of Polsinelli interviewed several recognized investment banking and valuation services providers, including Craig-Hallum, to gain insights about the potential sale process and information about fees and expenses associated with the engagement of each such firm.
On February 8, 2024, Mr. Smith contacted representatives of Party B by email to assess interest in re-engaging in the bidding process.
On February 9, 2024, representatives of Barcoding contacted Mr. Smith and provided a written, preliminary, non-binding indication of interest (the “Barcoding IoI”) in a potential acquisition of the Company based on an indicative enterprise value of the Company of approximately $96-101 million, subject to certain conditions. The Barcoding IoI noted that Barcoding anticipated that the existing management team would continue in their roles with the Surviving Corporation post-Closing and that key members of the Company’s management team would be eligible to participate in an equity incentive plan, although no specific arrangements or agreements were reached in this regard.
On February 12, 2024, Mr. Grigorian contacted representatives of Party A to inform Party A that competing bidders had indicated interest in acquiring the Company at a higher price than referenced in the Revised 2024 Party A IoI, and encouraged Party A to increase its offer.

On February 13, 2024, representatives of Barcoding met in-person with Mr. Smith, Ms. Wohl and Mr. Grigorian to further discuss the potential strategic combination of Barcoding with the Company. The Company informed the representatives of Barcoding that the Company believed a higher enterprise value should be ascribed to the Company, and encouraged representatives of Barcoding to increase its bid.
On February 14, 2024, representatives of Party A contacted Mr. Smith and provided a further revised written, preliminary, non-binding indication of interest (the “Second Revised 2024 Party A IoI”) in a potential acquisition of the Company based on an indicative enterprise value of the Company of $106 million, based on certain assumptions of the Company and subject to certain conditions.
On February 15, 2024, representatives of Barcoding contacted Mr. Smith and provided a written, preliminary letter of intent to acquire the Company based on an indicative enterprise value of the Company of $106.5 million (which we refer to as the “Barcoding LoI”). The Barcoding LoI noted that Barcoding anticipated that the existing management team would continue in their roles with the Surviving Corporation post-Closing and that key members of the Company’s management team would be eligible to participate in an equity incentive plan, although no specific arrangements or agreements were proposed or reached in connection with the Barcoding LoI. The Barcoding LoI also requested that the Company agree to negotiate exclusively with Barcoding. Later that day, Mr. Smith circulated the Barcoding LoI to the Company Board for review.
On February 15, 2024, the Committee held a meeting at which representatives of each of Polsinelli, Cole Schotz and Mr. Grigorian were present. Mr. Smith provided an update on the bidding process and reviewed the Second Revised 2024 Party A IoI and the Barcoding LoI.
On February 17, 2024, the Company Board held a meeting with Company management and representatives of each of Polsinelli and Cole Schotz in attendance. Mr. Smith updated the Company Board with respect to his communications with representatives of Barcoding and Party A regarding their interests in a potential acquisition of the Company, and the Second Revised 2024 Party A IoI and the Barcoding LoI that had been received. After review, the Company Board directed Mr. Smith to continue his outreach to additional potential bidders, including Party B. Mr. Taglich and representatives of Polsinelli then reviewed the contents and tenor of their discussions with potential investment banking and valuation services providers regarding the potential engagement to provide a valuation report and fairness opinion in connection with a proposed acquisition of the Company. Mr. Taglich and representatives of Polsinelli also reviewed proposed terms of the engagement of such prospective investment banking and valuation services providers regarding the potential engagement to provide a valuation report and fairness opinion to the Company, and the Company Board authorized the Company management to enter into an engagement letter with Craig-Hallum on the terms discussed at the meeting.
On February 18, 2024, representatives of Party B contacted Mr. Smith to indicate that they would not be interested in pursuing a potential strategic transaction involving the Company.
On February 20, 2024, representatives of Barcoding held a telephone call with Mr. Smith and discussed the status of the overall process with respect to an acquisition of the Company, including the status of various other parties interested in acquiring the Company.
On February 21, 2024, Mr. Smith contacted representatives of Party C to assess interest in re-engaging in the bidding process, at which point Party C expressed an interest in re-engaging. Following that meeting, Party C contacted representatives of the Company and requested access to certain due diligence materials.
On February 22, 2024, the Committee held a meeting at which Mr. Smith provided an update on the bidding process, including with respect to Party C.
Beginning on February 26, 2024, the Company opened a virtual data room with due diligence materials for each of Barcoding, Party A and Party C and their respective legal, financial, tax, environmental, benefits, IT and accounting advisors. Over the next four weeks, Barcoding, Party A and Party C and their respective legal, tax and accounting advisors, engaged in extensive financial, accounting and tax due diligence, with various conversations occurring among the parties and their representatives, and Mr. Grigorian and Company management to answer questions in these areas. These efforts included separate in-person meetings held in Greensboro, North Carolina, during the weeks of March 11, 2024 and March 18, 2024 between Mr. Smith, Ms. Wohl, other Company employees and Mr. Grigorian, on behalf of the Company, with representatives of Barcoding and Party A at which the Company’s business, financial condition and growth opportunities were discussed.

On February 26, 2024, the Company entered into an engagement letter with Craig-Hallum for the provision of a valuation report and a fairness opinion for an aggregate fee of $240,000.
On March 4, 2024, Mr. Smith contacted representatives of Party B to assess interest in re-engaging in the bidding process, but Party B declined to re-engage at that time.
On March 5, 2024, the Company distributed process letters to representatives of each of Party A, Party C and Barcoding. The process letters identified the Company’s primary criteria in considering proposals (obtaining the highest value for the Company, maximizing the certainty of consummating an acceptable transaction, and completing such transaction expeditiously). To minimize diversion of Company management’s attention and costs, the process letters also set forth the Company’s desired timing for submitting such proposals to the Company, outlining dates for completion of the parties’ respective due diligence efforts, including management meetings to be held in mid-March; delivery by the Company of a form of merger agreement and support/voting agreement for review by bidders and their counsel; and receipt of final proposals, including comments to the draft merger agreement and form of support/voting agreement, which was targeted for March 27, 2024. The process letters also outlined customary procedures and the desired format for submission of bids by interested bidders.
On March 6, 2024, representatives of Party B contacted Mr. Smith by email and confirmed that Party B would not be re-engaging in the bidding process.
On March 7, 2024, the Committee held a meeting at which Mr. Smith provided an update on the bidding process, including that process letters had been distributed to each of Party A, Party C and Barcoding and that Party B had confirmed it would not be re-engaging in the bidding process.
On March 12, 2024, the Company Board met with members of Company management and representatives of each of Polsinelli and Cole Schotz. Mr. Smith provided an update to the Company Board regarding the status of each of the prospective bidders, including that (i) representatives of Party A and Barcoding were scheduled to meet with senior management of the Company at the Company’s facility in Greensboro, North Carolina, (ii) Party C was continuing its diligence review of information provided in the Company’s confidential virtual data room and (iii) Party B had confirmed it would not re-engage in the bidding process. The representatives of Polsinelli then reviewed with the Company Board its fiduciary duties under Delaware law and also reviewed the key terms of the initial bid draft of the merger agreement proposed to be circulated to the continuing bidders, which included a “go-shop” provision that would permit the Company to solicit, consider and negotiate alternative acquisition proposals from third parties for a period following execution of the merger agreement.
On March 15, 2024, Mr. Smith received a written preliminary indication of interest from Party C regarding a potential acquisition of the Company based on an indicative enterprise value of the Company of $90 million, based on certain assumptions of the Company and subject to certain conditions. No additional transaction terms were discussed.
On March 16, 2024, Mr. Smith communicated to members of the Committee the preliminary indication of interest received from Party C regarding a potential acquisition of the Company based on an enterprise valuation of the Company of $90 million, noting that this bid was significantly below the highest preliminary bid received from other bidders and recommended terminating engagement with Party C if Party C would not raise its valuation to match those previously communicated by Party A and Barcoding. Mr. Grigorian contacted Party C to encourage it to increase its bid to levels competitive with those preliminary bids submitted by Barcoding and Party A.
On March 16, 2024, the Company delivered an initial bid draft of the merger agreement and form of support agreement to representatives of Party A and Barcoding. The initial bid draft of the merger agreement included a “go-shop” provision that would permit the Company to solicit, consider and negotiate alternative acquisition proposals from third parties following execution of the Merger Agreement, with “matching rights” allowing the counterparty to the merger agreement to respond to any competing proposal within three business days (and an additional three days in the event of any changes to a competing proposal), and proposed a termination fee payable by the Company (with a 50% lower termination fee if the merger agreement was terminated during the “go shop” period).
On March 18, 2024, Mr. Smith circulated the valuation report prepared by Craig-Hallum to the Company Board for review.

On March 19, 2024, the Company Board met with members of the Company management and representatives of each of Polsinelli and Cole Schotz and Mr. Grigorian. Mr. Smith reviewed the terms of the valuation report prepared by Craig-Hallum and the methodology utilized. The Company Board requested that the valuation report be revised by Craig-Hallum to include further information regarding the stand-alone valuation of the Company based upon a discounted cash analysis considering financial projections of the Company prepared by Company management. Mr. Smith also provided an update to the Company Board regarding the ongoing bidding process for a potential sale of the Company, including that the preliminary indication of interest received from Party C was significantly lower than the preliminary indications of interest received from Barcoding and Party A.
On March 22, 2024, the Company, representatives of Barcoding and Barcoding’s IT advisors met for a demonstration of the VISION platform.
On March 25, 2024, representatives of Party A contacted representatives of the Company to request additional due diligence materials.
On March 25, 2024, the Company and representatives of Barcoding had various meetings to discuss, among other things, the Company’s customer base, pipeline and on-site services.
On March 26, 2024, Mr. Grigorian provided an updated valuation model of the Company to representatives of Barcoding. Also on March 26, 2024, representatives of Party C contacted Mr. Smith and Mr. Grigorian to indicate that they would not be willing to raise their valuation to match or exceed those of Barcoding and Party A, and therefore Party C would be discontinuing its participation in the process. That same day, representatives of Party A contacted Mr. Smith and Mr. Grigorian to inform them that Party A likewise would be discontinuing its participation in the process.
On March 27, 2024, the Company Board met with members of Company management, Mr. Grigorian and representatives of each of Polsinelli, Cole Schotz and Craig-Hallum. Representatives of Craig-Hallum reviewed the key terms and methodologies of the updated valuation report it prepared for the Company, including as to the stand-alone valuation of the Company based on financial projections prepared by Company management with the assistance of the Grigorian team, as discussed with the Company Board at such meeting, which such projections are included below under the caption “The Merger—Unaudited Prospective Financial Information.” Mr. Smith also provided an update to the Company Board regarding the ongoing bidding process for a potential sale of the Company, including that each of Party A, Party B and Party C had discontinued its participation in the process.
Also on March 27, 2024, Mr. Grigorian met with representatives of Barcoding, including Mr. Stewart, to discuss the Company’s year-to-date and near-term projected performance.
On March 29, 2024, Barcoding delivered a revised written, non-binding letter of intent to acquire the Company based on an indicative enterprise value of the Company of $100 million based on information provided to Barcoding to date (the “First Revised Barcoding LoI”), which was subject to certain conditions. The First Revised Barcoding LoI noted that Barcoding anticipated that the existing management team would continue in their roles with the Surviving Corporation post-Closing, although no specific arrangements or agreements were proposed or reached in connection with the First Revised Barcoding LoI, and requested that the Company agree to negotiate exclusively with Barcoding. Mr. Smith subsequently on March 29, 2024 circulated the First Revised Barcoding LoI to the Company Board for review.
Over the weekend from March 29, 2024 through March 31, 2024, Company management and Mr. Grigorian prepared a counterproposal, laying out the Company’s position that a higher enterprise value should be ascribed to the Company. Mr. Grigorian transmitted the Company’s counterproposal to representatives of Barcoding overnight on April 1, 2024.
On April 1, 2024, the Company issued a press release announcing its fourth quarter and fiscal year-end 2023 financial results.
In the evening of April 1, 2024, in response to the counterproposal transmitted by Mr. Grigorian earlier that day, a representative of Barcoding advised that Barcoding would raise its offer to contemplate an enterprise value of $104 million.
On April 2, 2024, Barcoding delivered a further revised written, indication of interest to acquire the Company based on an indicative enterprise value of the Company of $104 million (the “Second Revised

Barcoding LoI”). Included in the Second Revised Barcoding LoI were proposed preliminary revisions to the bid draft of the merger agreement, which, among other things, rejected the proposed “go-shop” provisions of the merger agreement, and form of support agreement, as well as a request that the Company negotiate exclusively with Barcoding. The Second Revised Barcoding LoI noted that Barcoding anticipated that the existing management team would continue in their roles with the Surviving Corporation post-Closing, although no specific arrangements or agreements were proposed or reached in connection with the Second Revised Barcoding LoI.
Later on April 2, 2024, the Company Board met with members of Company management and representatives of Polsinelli and Cole Schotz to discuss the terms of the Second Revised Barcoding LoI. Mr. Smith provided an update on discussions with Barcoding over the prior few days, and the Company Board discussed the likelihood of negotiating an increased valuation from Barcoding. The Company Board also discussed Barcoding’s request that the Company negotiate exclusively with Barcoding, including the terms of the proposed exclusivity. As part of this discussion, the Company Board considered (i) the results of the Company’s “market check” to date and the Company Board’s belief that additional potential counterparties would not likely be interested in pursuing a potential acquisition of the Company on more attractive terms than those offered by Barcoding; (ii) the likelihood that Barcoding would not be willing to continue further discussions regarding a potential acquisition if the Company did not enter into exclusive negotiations; and (iii) the proposed “Superior Proposal” provisions of the merger agreement that would allow the Company to terminate the Merger Agreement with Barcoding to accept an unsolicited Superior Proposal in certain circumstances. The representatives of Polsinelli also reviewed with the Company Board the key terms of the proposed revisions to the merger agreement received from Barcoding, including the elimination of the “go-shop” provisions and the circumstances in which the Company would be able to accept a Superior Proposal and the circumstances in which termination fees might be payable by the Company. Following discussion, the Company Board authorized the Company management to negotiate and enter into an agreement to negotiate exclusively with Barcoding.
Still later on April 2, 2024, the Company entered into the Second Revised Barcoding LoI with Graham Partners VI, L.P. and Barcoding Holdings, LLC, pursuant to which the Company committed to negotiate exclusively with Barcoding with respect to a potential sale of the Company, with an exclusivity period to expire on April 23, 2024 (21 days thereafter).
Over the ensuing weeks, after entering into the Second Revised Barcoding LoI and before executing the Merger Agreement, Barcoding and its representatives (including Dechert LLP (“Dechert”), outside legal counsel to Barcoding) were granted access to additional due diligence documents and information regarding the Company and its subsidiaries in its virtual data room, and such parties conducted additional operational, financial, legal, employment, accounting and other due diligence on the Company, and from time to time met with members of Company management, other Company employees and its advisors regarding the ongoing due diligence information.
On April 8, 2024, Mr. Smith contacted representatives of Party A to request the return or destruction of all confidential information in its possession regarding the Company.
On April 9, 2024, representatives of Polsinelli and Cole Schotz met with representatives of Dechert to discuss the diligence process and the disclosure schedules to the merger agreement.
Later on April 9, 2024, Dechert delivered a further revised draft of the merger agreement to representatives of Polsinelli, which, among other things, reflected additional revisions to the scope of the Company’s representations and warranties, as well as further changes to certain of the Company’s pre-closing covenants, including those in support of Barcoding’s debt financing efforts.
On April 10, 2024, representatives of Dechert submitted additional legal, business, financial and operating diligence requests to the Company. On April 12, 2024, representatives of Polsinelli delivered to the Company Board proposed responses and revisions to the draft merger agreement received from Dechert.
On April 13, 2024, Mr. Smith met with representatives of Barcoding to discuss the structure of the post-merger management of both the Surviving Corporation and Barcoding.
On April 15, 2024, the Company provided updated financial projections and unredacted customer data of the Company prepared by Company management and information regarding the Company’s pipeline to representatives of Barcoding.

Also on April 15, 2024, the Company Board met with members of Company management and representatives of each of Polsinelli PC and Cole Schotz in attendance. Mr. Smith provided an update on discussions with representatives of Barcoding. The representatives of Polsinelli advised the Company Board regarding proposed revisions to the Merger Agreement to be delivered to representatives of Barcoding, and discussed with the Company Board the key terms of the Merger Agreement still to be negotiated with Barcoding.
Later on April 15, 2024, Polsinelli delivered a revised draft of the merger agreement to Dechert. Over the subsequent weeks, and prior to execution of the Merger Agreement, representatives of the Company (including Polsinelli and Cole Schotz) and Barcoding (including Dechert) exchanged drafts and negotiated the terms of the draft merger agreement. Key terms of the draft merger agreement negotiated between the parties included: (i) Barcoding’s proposed equity and debt financing structure for the acquisition; (ii) Barcoding’s required efforts with respect to obtaining equity and debt financing necessary to complete the merger and the Company’s obligations to cooperate with respect to Barcoding’s debt financing and any alternative financing it might seek in connection with the merger; (iii) the Company’s recourse under the merger agreement and the related transaction documents, including the circumstances in which the Company could seek to specifically enforce the equity financing commitment pursuant to the terms of the equity funding letter and the Merger Agreement; (iv) the terms of the “no-shop” restrictions, including the terms pursuant to which the Company would be able to accept a Superior Proposal and the “matching rights” to allow Barcoding to respond to a competing proposal; (v) the circumstances in which termination fees would be payable by the Company and Barcoding; (vi) the conditions to each party’s obligations to complete the merger; (vii) the termination date and the circumstances in which the parties could terminate the merger agreement; and (viii) the interim operating covenants applicable to the Company prior to the closing of the merger and related exceptions to such covenants.
On April 15, 2024, Mr. Smith and Mr. Grigorian met with representatives of Barcoding, including Mr. Snyder, to discuss the financial projections of the Company prepared by Company management and information regarding the Company’s pipeline.
On April 18, 2024, the Company Board held a regularly scheduled meeting at which members of Company management, Mr. Grigorian and representatives of each of Polsinelli and Cole Schotz were in attendance. Mr. Smith reviewed with the Company Board the status of ongoing negotiations and diligence discussions with Barcoding.
On April 19, 2024, Barcoding delivered a written request to Mr. Smith to extend the exclusivity period of the Second Revised Barcoding LoI through April 30, 2024. Mr. Smith discussed this request, and the status of the deal, with representatives of Barcoding upon receipt of the written request.
Later on April 19, 2024, Mr. Smith communicated to the Company Board the written request and his discussion with representatives of Barcoding regarding the request to extend exclusivity to allow for additional diligence to be completed. In consideration of the time and expense expended by Barcoding to date, the Company Board approved the extension of the exclusivity period via email on April 19, 2024, and executed a unanimous written consent approving the same on April 20, 2024.
On April 19, 2024, Craig-Hallum distributed to the Company Board an updated draft of its valuation report and a working draft of the fairness opinion analysis.
Also on April 19, 2024, representatives of Dechert delivered an initial draft of the equity funding letter and form of limited guaranty to representatives of Polsinelli.
On April 20, 2024, representatives of Polsinelli delivered an initial draft of the Company’s disclosure schedules to the merger agreement to representatives of Dechert. Over the subsequent several days, and prior to execution of the Merger Agreement, representatives of the Company (including Polsinelli and Cole Schotz) and Barcoding (including Dechert) exchanged drafts of the disclosure schedules to the merger agreement.
On April 22, 2024, Mr. Smith spoke with representatives of Barcoding regarding its proposal to enter into a letter agreement extending the exclusivity period for the potential transaction. Such letter agreement was entered into on the same day and extended the exclusivity period to April 30, 2024.
On April 23, 2024, Dechert delivered an initial draft of the debt commitment letter to Polsinelli and a proposed per share equity valuation for the Company derived from the valuation set forth in the Second Revised Barcoding LoI and data provided by the Company with respect to outstanding shares and equity options.

On April 24, 2024 and April 25, 2024, representatives of Polsinelli delivered revised drafts of the equity funding letter, debt commitment letter, limited guaranty and Merger Agreement to representatives of Dechert. Over the subsequent several days, and prior to execution of the Merger Agreement, representatives of the Company (including Polsinelli) and Barcoding (including Dechert) exchanged drafts and negotiated the terms of the draft limited guaranty, equity funding letter, debt commitment letter and Merger Agreement.
On April 27, 2024, representatives of Polsinelli circulated a presentation, including a summary of the latest drafts and revisions to the merger agreement, limited guaranty, equity funding letter and debt commitment letter, to the Company Board for review in advance of a scheduled meeting of the Company Board. Additionally, Mr. Grigorian circulated to representatives of Barcoding (including Dechert) a proposed final per share equity valuation of the Company to account for the Company’s expected transaction costs.
On April 28, 2024, the Company Board met with members of Company management, Mr. Grigorian and representatives of each of Polsinelli, Cole Schotz and Craig-Hallum. The representatives of Craig-Hallum reviewed with the Company Board its financial analysis of the Per Share Price, and rendered to the Company Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 30, 2024 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion, the Per Share Price to be paid to the stockholders of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. For a detailed discussion of Craig-Hallum’s opinion, please see below under the caption “The Merger—Opinion of Craig-Hallum.” The representatives of Polsinelli then reviewed with the Company Board its fiduciary duties under Delaware law. The representatives of Polsinelli also reviewed with the Company Board (i) the proposed key terms of the merger agreement, equity funding letter, debt commitment letter, and the limited guaranty and the financing of the deal, and a summary of the remaining terms to be negotiated with Barcoding under each of the transaction documents; (ii) the proposed first amendment to the Company’s Amended and Restated Bylaws to provide for a new exclusive forum provision; (iii) the proposed form of the transaction bonus agreement to be used as a template for Transaction Bonuses to Ms. Wohl and certain other employees and consultants of the Company; (iv) a summary of the resolutions proposed to be adopted by the Company Board once the definitive agreements had been substantially finalized; and (v) the anticipated next steps and timeline for executing the merger agreement and anticipated timeline to closing of the proposed transaction.
On April 29, 2024 and April 30, 2024, representatives of the Company (including Polsinelli) and Barcoding (including Dechert) continued to exchange drafts of the merger agreement, equity funding letter, debt commitment letter and limited guaranty to finalize all such documents and to finalize communication plans with respect to the proposed Merger.
On April 30, 2024, the Company Board met with members of Company management, Mr. Grigorian and representatives of each of Polsinelli, Cole Schotz and Craig-Hallum. Craig-Hallum confirmed delivery of its written opinion that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion, the Per Share Price to be paid to the stockholders of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. For a detailed discussion of Craig-Hallum’s opinion, please see below under the caption “The Merger—Opinion of Craig-Hallum.” The representatives of Polsinelli then reviewed the final key terms of the merger agreement, equity funding letter, debt commitment letter and limited guaranty that had been negotiated over the prior two days. Thereafter, the Company Board, after considering the factors more fully described in the section of this Proxy Statement captioned “The Merger—Recommendation of the Company Board and Reasons for the Merger,” by unanimous vote: (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by the Company and the performance by the Company of its obligations thereunder; and (iii) recommended that the stockholders of the Company adopt the Merger Agreement. The Company Board also approved the Bylaws Amendment and the form of transaction bonus agreement, and adopted the other resolutions proposed for consideration, as had been outlined at the April 28, 2024 meeting.

After the market closed on April 30, 2024, the Company, Parent and MergerCo executed the Merger Agreement. Concurrently therewith, Parent, MergerCo and the Voting Agreement Stockholders entered into the Voting Agreements.
Before the market opened on May 1, 2024, the Company and Barcoding issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Company Board and Reasons for the Merger
Recommendation of the Company Board
The Company Board has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by the Company and the performance by the Company of its obligations thereunder; and (iii) recommended that the stockholders of the Company adopt the Merger Agreement.
The Company Board recommends that you vote (1) “FOR” the adoption of the Merger Agreement, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Reasons for the Merger
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Company Board consulted with the Company management and Mr. Grigorian as well as representatives of each of Polsinelli, Cole Schotz and Craig-Hallum. In recommending that stockholders vote “FOR” the adoption of the Merger Agreement, the Company Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance). Based on these consultations and considerations, including the factors discussed below, the Company Board concluded that entering into the Merger Agreement was advisable and in the best interests of the Company and our stockholders.
The Company Board believed that the following material factors and benefits supported its determination and recommendation:
•
Financial Condition, Results of Operations and Prospects; Risks of Execution. The current, historical and projected financial condition, results of operations and business of the Company, as well as the Company’s prospects and risks if it were to remain an independent publicly traded company. In particular, the Company Board considered the Company’s long-term plan, which is more fully described below under the caption “The Merger—Unaudited Prospective Financial Information,” and the potential opportunities that it presented against, among other things: (i) the risks and uncertainties associated with achieving and executing the Company’s long-term plan; (ii) the impact of macroeconomic, regulatory and other market trends and risks on the Company; and (iii) the general risks related to market conditions that could reduce the price of our common stock. Among the potential risks identified by the Company Board were:

○
The Company’s prospects as an independent company. Included among these risks were consideration of (i) the Company’s ability to continue improving operating performance and efficiencies, including operating margins, and to continue its acquisition strategy; (ii) macroeconomic, regulatory and market developments that could impact the Company’s operating and financial performance; and (iii) the substantial risks to achieving the Company’s long-term plan. The Company Board was also aware that future revenue growth is dependent on, among other things, factors outside of the Company’s control or subject to a high degree of uncertainty, including our ability to identify and execute strategic acquisitions of businesses and technologies, which could be impacted by factors such as rising interest rates and the Company’s challenges in raising equity capital in light of its limited market capitalization, public float and average daily trading volume of its common stock, and to successfully integrate acquired businesses and technologies, and our ability to successfully shift the Company’s service and software mix to include more high-margin services.

○
The Company’s historical results of operations and financial condition, including the Company’s strong performance during 2023, which may result in potentially challenging period-over-period comparisons for 2024. The Company Board was aware that the price of our common stock could be negatively impacted if the Company failed to meet investor expectations, including if the Company failed to meet its growth objectives.

○
The ability to successfully execute the Company’s strategic acquisition strategy to scale the Company’s financial performance and efficiency of operations, including the challenges of rising interest rates and limited access to equity capital and making investments to achieve long-term growth prospects for a publicly traded company, which is subject to scrutiny based on its quarter-over-quarter performance.

•
Certainty of Value. The form of consideration to be received by our stockholders consists entirely of cash, which provides certainty of value measured against the ongoing business and financial execution risks of the Company’s long-term plan. The receipt of cash consideration eliminates the risk to our stockholders related to the continued execution of the Company’s business plan.

•
Best Value Reasonably Obtainable. The belief of the Company Board that the Per Share Price represents the best value reasonably obtainable for the shares of our common stock, taking into account the Company Board’s familiarity with the business, operations and management of the Company, its current and historical results of operations, financial condition and competitive position, and the results of the bidding process, as more fully described above under the caption “The Merger—Background of the Merger”. In addition, the Company Board believed that the Per Share Price reflects a fair and favorable price for our common stock, noting that the Per Share Price constitutes an approximate 27% premium over the closing price of $8.05 on April 30, 2024, the day prior to announcement of the execution of the Merger Agreement, and a year-to-date return of 63% over the $6.26 per share closing price on the last trading day of 2023.

•
Results of Strategic Review Process. The Merger was the result of a strategic review process. The Company Board noted that the Company operated in segment of the retail industry characterized by a limited number of industry participants, two of which (Party A and Party B) were portfolio companies of private equity firms. The Company Board sought to encourage competitive tension in the process once the initial unsolicited offers were received, and considered that the Company affirmatively contacted additional potential acquirers that the Company Board believed were most likely to be interested in a potential acquisition of the Company. The Company Board noted the risk that these industry participants might attempt to acquire each other, instead of the Company, which might have limited future opportunities to sell the Company for a sizable premium. The Company Board also considered the risk that prolonging the process in an effort to obtain additional offers at higher prices prior to executing a definitive agreement with Barcoding could have resulted in the loss of a favorable opportunity to successfully reach a definitive agreement on a transaction with Barcoding.

•
Opinion of Craig-Hallum. The opinion of Craig-Hallum dated April 30, 2024 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion, the Per Share Price to be paid to the stockholders of the Company’s common stock (other than Excluded Shares, as such term is defined in the section of this Proxy Statement captioned “The Merger—Opinion of Craig-Hallum”) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the section of this Proxy Statement captioned “The Merger—Opinion of Craig-Hallum.” The full text of the written opinion is attached as Annex B to this Proxy Statement and is incorporated by reference in this Proxy Statement in its entirety.

•
Negotiations with Barcoding and Terms of the Merger Agreement. The terms of the Merger Agreement, which was the product of arms-length negotiations, and the belief of the Company Board that the Merger Agreement contained terms that allowed the Company Board to entertain any Superior Proposal that may be submitted after the announcement of the Merger and provided the Company a high level of closing certainty. The factors considered included:

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The Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding Acquisition Proposals that could reasonably be expected to lead to a Superior Proposal.

○	The Company Board’s belief that the terms of the Merger Agreement would be unlikely to deter third parties from making a Superior Proposal.
○	The Company Board’s ability, under certain circumstances, to withdraw or modify its recommendation that our stockholders vote “FOR” adoption of the Merger Agreement.
○	The Company’s ability to terminate the Merger Agreement in order to accept a Superior Proposal.
○	The consummation of the Merger not being subject to a financing condition.
○	The Company’s entitlement to specific performance to cause the equity financing contemplated by the Equity Funding Letter to be funded, subject to certain conditions.
○	The fact that the Company is a named third party beneficiary of the Equity Funding Letter.
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The fact that the Equity Financing and the Debt Financing was sufficient to fund the aggregate purchase price and to pay the fees and expenses required to be paid at the Closing of the Merger by the Company, Parent and MergerCo contemplated by the Merger Agreement.

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The fact that the Company Board believed that the approximately $2.6 million termination fee, which is approximately 3% of the Company’s implied equity value in the Merger, is reasonable and within the market average for such a fee and is not preclusive of other offers, and that the Company’s transaction expenses may be reimbursed (up to $1 million) in the event of termination of the Merger Agreement in certain circumstances.

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The fact that the Guarantor provided a limited guaranty in favor of the Company that guarantees the payment of any termination fees incurred by Parent and MergerCo under the Merger Agreement, subject to an aggregate cap equal to approximately $5.2 million, plus the expense reimbursement obligations (as described in the below section captioned “The Merger—Financing of the Merger”).

•
Business Reputation of Graham Partners. The business reputation and financial resources of Graham Partners. The Company Board believed that these factors supported the conclusion that a transaction with Barcoding (which is owned by Graham Partners) could be completed quickly and in an orderly manner and had a substantial likelihood of being consummated successfully.

•	Appraisal Rights. The appraisal rights in connection with the Merger available to our stockholders who timely and properly exercise such appraisal rights under the DGCL if certain conditions are met.
The Company Board also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):
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No Stockholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction means that our stockholders who receive the Per Share Price will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Surviving Corporation.

•
Termination Fee Payable by the Company. The Company must pay Parent the Company Termination Fee of approximately $2.6 million under certain circumstances following termination of the Merger Agreement, including if the Company Board terminates the Merger Agreement to accept a Superior Proposal.

•
Impacts of Interim Restrictions on the Company’s Business Pending the Completion of the Merger. The restrictions on the conduct of the Company’s business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, the Company might have pursued.

•
Tax Considerations. Generally the receipt of cash in exchange for shares of our common stock in the Merger will be a taxable transaction to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes.

•	No-Shop Restrictions. The restrictions in the Merger Agreement that the Company is unable to solicit or encourage other Acquisition Proposals.
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Effects of the Merger Announcement. The effects of the public announcement of the Merger, including the: (i) effects on the Company’s employees, customers, operating results and stock price; (ii) impact on the Company’s ability to attract and retain key management, sales and marketing personnel; and (iii) potential for litigation in connection with the Merger.

•
Interests of the Company’s Directors and Executive Officers. The interests that the Company’s directors and executive officers may have in the Merger that may be different from, or in addition to, those of the Company’s stockholders as more fully described under the caption “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

•
Risk Associated with Failure to Consummate the Merger. The possibility that the Merger might not be consummated, and if it is not consummated, that: (i) the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of the Company during the pendency of the Merger; (ii) the Company will have incurred significant transaction and other costs; (iii) the Company’s continuing business relationships may be adversely affected; (iv) the trading price of the Company’s common stock could be adversely affected; (v) the contractual and legal remedies available to the Company in the event of the termination of the Merger Agreement may be insufficient, costly to pursue, or both; and (vi) the failure of the Merger to be consummated could result in an adverse perception of the Company’s prospects among our customers, potential customers, employees and investors.

This discussion is not meant to be exhaustive. Rather, it summarizes the material factors considered by the Company Board in its consideration of the Merger. After considering these and other factors, the Company Board concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Company Board and the complexity of these factors, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Company Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Company Board approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommended that our stockholders vote “FOR” the adoption of the Merger Agreement based upon the totality of the information presented to, and considered by, the Company Board.
Opinion of Craig-Hallum
On April 30, 2024, Craig-Hallum rendered to the Company Board its oral opinion, subsequently confirmed in a written opinion dated April 30, 2024, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Craig-Hallum’s written opinion, the Per Share Price was fair, from a financial point of view, to such stockholders.
The full text of Craig-Hallum’s written opinion, dated April 30, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the written opinion of Craig-Hallum set forth below is qualified in its entirety to the full text of Craig-Hallum’s written opinion attached as Annex B to this Proxy Statement. Craig-Hallum’s opinion was provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other transactions contemplated by the Merger Agreement and Craig-Hallum’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the stockholders of the Company’s common stock (other than the Excluded Shares) of the Per Share Price. Craig-Hallum’s opinion did not address any other term or aspect of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger and the other transactions contemplated by the Merger Agreement or otherwise act with respect to the Merger or any other matter.

The full text of Craig-Hallum’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Craig-Hallum performed the following, among other things:
(i)	reviewed a draft of the Merger Agreement, dated April 29, 2024, provided to Craig-Hallum on April 30, 2024;
(ii)	reviewed certain financial, operating, and business information related to the Company provided to Craig-Hallum by management of the Company;
(iii)	reviewed the Company’s audited financial statements for the years ended December 31, 2022 and 2023;
(iv)	reviewed a detailed financial projection model of the Company for the years ending December 31, 2024 through 2028, provided to Craig-Hallum by management of the Company;
(v)
reviewed other internal documents relating to the history, past and current operations, financial conditions and expected future outlook of the Company, provided to Craig-Hallum by management of the Company;

(vi)
discussed the information above with members of the Company’s management and had discussions concerning the information referred to above and the background and other elements of the Merger, the financial condition, current operating results, and business outlook for the Company;

(vii)
reviewed certain publicly available financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates and certain selected public companies deemed comparable to the Company;

(viii)
reviewed certain publicly available market and securities data of the Company and market data regarding certain other publicly traded companies deemed by Craig-Hallum to be comparable to the Company; and

(ix)	performed a discounted cash flow analysis on the Company on a stand-alone basis incorporating various assumptions provided to Craig-Hallum by management of the Company.
In addition, Craig-Hallum conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.
In its review and analysis and in arriving at its opinion, Craig-Hallum assumed and relied on the accuracy and completeness of the financial, business, and other information provided to, or otherwise discussed with, Craig-Hallum or publicly available. Craig-Hallum was not engaged, and did not independently attempt, to verify any of such information. Craig-Hallum also relied upon information provided by the Company’s management as to the reasonableness and achievability of the financial projections (and the assumptions and bases therefor) provided to Craig-Hallum, and, with the Company’s consent, Craig-Hallum assumed that the projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company’s management. Craig-Hallum was not engaged to assess the reasonableness or achievability of the projections or the assumptions on which they were based, and Craig-Hallum expressed no view as to such projections or assumptions. In addition, Craig-Hallum did not conduct a physical inspection or appraisal of the assets, properties or facilities owned by the Company, and Craig-Hallum was not furnished with any such evaluation or appraisal. Craig-Hallum also assumed that all governmental, regulatory, or other consents and approvals for the consummation of the Merger would be obtained without any material adverse effect on the Company or the Merger.
Craig-Hallum was not asked to, and Craig-Hallum did not, offer any opinion as to the material terms of the Merger Agreement (other than the Per Share Price to be received by stockholders) or the form of the Merger. In rendering its opinion, Craig-Hallum assumed, with the Company’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Craig-Hallum examined, and that the conditions to the Merger in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis in the manner contemplated by the Merger Agreement.

Craig-Hallum’s opinion was based on economic and market conditions and other circumstances existing on, and information made available to Craig-Hallum as of, April 30, 2024, and does not address any matters subsequent to such date. Craig-Hallum’s opinion was limited to the fairness from a financial point of view, as of the date of the opinion, to the holders of the Company’s common stock of the Per Share Price. Craig-Hallum’s opinion does not address the underlying business decision to affect the Merger or any other terms of the Merger Agreement or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company. Craig-Hallum did not give any opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the transactions under the Merger Agreement by securityholders, officers, directors or employees of the Company. Although subsequent developments may affect Craig-Hallum’s opinion, Craig-Hallum does not have any obligation to update, revise, or reaffirm its opinion. Craig-Hallum’s opinion was approved by a fairness opinion committee of Craig-Hallum in accordance with established procedures.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Craig-Hallum in arriving at its opinion. Craig-Hallum’s opinion letter was only one of many factors considered by the Company Board in evaluating the Merger. Neither Craig-Hallum’s opinion nor its financial analyses were determinative of the Per Share Price or of the views of the Company Board or the Company’s management with respect to the Per Share Price or the Merger. None of the analyses performed by Craig-Hallum were necessarily assigned a greater significance by Craig-Hallum than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Craig-Hallum. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Craig-Hallum’s financial analyses. The summary text describing each financial analysis does not constitute a complete description of Craig-Hallum’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Craig-Hallum. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Craig-Hallum with respect to any of the analyses performed by it in connection with its opinion. Rather, Craig-Hallum made its determination as to the fairness, from a financial point of view, to holders of the Company’s common stock of the Per Share Price to be paid under the Merger Agreement based on its analyses as a whole.
Premiums Paid Analysis
Craig-Hallum reviewed publicly available information for selected completed M&A transactions to determine the implied premiums paid in such M&A transactions over recent trading prices of the relevant target companies at certain dates immediately prior to announcement of the relevant transaction. Craig-Hallum selected M&A transactions announced since April 30, 2019, involving U.S. or Canada based public target companies with equity values less than $1 billion, where the target company’s primary industry classification is Information Technology. Based on these criteria, Craig-Hallum reviewed 110 M&A transactions and compared the implied premiums paid in those selected M&A transactions over certain time periods to the premium that would be paid to the holders of the Company’s common stock based on the Per Share Price.
For each transaction, Craig-Hallum calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical share price as of the following dates: (i) closing price on the last trading day prior to announcement of the transaction or first reference in the public news media about the transaction (the “1-Day Price”) and (ii) closing price 30 calendar days prior to announcement of the transaction or first reference in the public news media about the transaction (the “1-Month Price”).
This analysis indicated the following implied premiums:
	Minimum	25th Percentile	Median	75th Percentile	Maximum	Merger Consideration Premium
1-Day Price	(38%)	25%	40%	65%	306%	26%
1-Month Price	(40%)	27%	48%	71%	236%	13%

This analysis indicated the following approximate implied equity prices per share range for the Company:
	Minimum	25th Percentile	Median	75th Percentile	Maximum	Per Share Price
1-Day Price	$4.98	$10.09	$11.36	$13.37	$32.81	$10.22
1-Month Price	$5.46	$11.49	$13.40	$15.50	$30.45	$10.22
Analysis of Comparable Publicly Traded Companies
Craig-Hallum reviewed and compared certain publicly available financial data, ratios and trading multiples for nine comparable publicly traded companies that Craig-Hallum determined, based on its professional judgment, to be reasonably comparable to the Company. The comparable publicly traded companies Craig-Hallum selected were Arrow Electronics, Inc., Avnet, Inc., Insight Enterprises, Inc., PAR Technology Corporation, ScanSource, Inc., Socket Mobile, Inc., Toast, Inc., Vontier Corporation, and Zebra Technologies Corporation. Although none of the nine selected publicly traded companies is directly comparable to the Company, Craig-Hallum reviewed these companies because, among other things, Craig-Hallum determined that their businesses, financial information, service offerings, and operating profiles are reasonably comparable to those of the Company for purposes of this analysis. In selecting comparable public companies, Craig-Hallum focused on information technology services and technology hardware and equipment companies with enterprise values below $25 billion. Financial data of the selected companies was based on publicly available information such as public filings and third-party equity research reports. Craig-Hallum reviewed data, including stock price, market capitalization, enterprise value, revenues and EBITDA for the last calendar year 2023 and related multiples, and estimated calendar year 2024 revenues and EBITDA and related multiples, for each of the selected publicly traded companies. The multiples for each of the selected companies were calculated using their respective closing prices on April 29, 2024, and were based on the most recent publicly available information and information collected from S&P Capital IQ.
The following tables reflects the results of this analysis:
	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV / 2023 Revenue	0.3x	0.3x	0.8x	3.5x	3.9x
EV / 2024E Revenue	0.3x	0.4x	1.7x	2.9x	3.8x
EV / 2023 EBITDA	6.1x	7.0x	10.3x	13.7x	23.2x
EV / 2024E EBITDA	7.1x	8.2x	9.8x	11.7x	19.4x
This analysis indicated the following approximate implied equity prices per share range for the Company:
	Minimum	25th Percentile	Median	75th Percentile	Maximum	Per Share Price
EV / 2023 Revenue	$2.04	$2.46	$8.38	$45.37	$50.63	$10.22
EV / 2024E Revenue	$2.64	$3.00	$22.40	$39.48	$51.82	$10.22
EV / 2023 EBITDA	$3.47	$4.31	$7.34	$10.45	$19.20	$10.22
EV / 2024E EBITDA	$5.08	$6.22	$7.80	$9.73	$17.47	$10.22
No company used in the comparable company analysis is identical to the Company. In evaluating selected publicly traded companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the Company’s control, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial conditions and prospects or those of the Company or the industry or the financial markets in general.
Analysis of Comparable M&A Transactions
Craig-Hallum performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions. Craig-Hallum reviewed and compared certain publicly available transaction valuation metrics that Craig-Hallum determined, based on its professional judgment, were reasonably comparable to the proposed Merger. Craig-Hallum reviewed and selected precedent transactions that, in the exercise of its professional judgment, were deemed to have similar characteristics to the Company’s business and financial profile that had closed or were announced but had yet to close, since August 30, 2019. The following tables reflect the results of these analyses with respect to comparable transactions:
Target	Acquiror	Date Transaction Closed
Sonnick Partners LLC	Mphasis Corporation	October 12, 2023
Teklink International Inc.	HGS CX Technologies Inc.	February 28, 2023
Codifyd, Inc.	Pivotree Inc.	November 11, 2021
Bridge Solutions Group Corp.	Pivotree Inc.	September 17, 2021
M3bi, LLC	Zensar Technologies, Inc.	July 14, 2021
PCM, Inc.	Insight Enterprises, Inc.	August 30, 2019
This analysis indicated the following implied multiples:
	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV / LTM Revenue	0.3x	1.2x	1.5x	1.9x	2.7x
This analysis indicated the following approximate implied equity prices per share range for the Company:
	Minimum	25th Percentile	Median	75th Percentile	Maximum	Per Share Price
EV / LTM Revenue	$1.87	$13.75	$18.07	$23.58	$34.56	$10.22
No transaction used in the analysis of comparable transactions is identical to the Company or the Merger. In evaluating the precedent transactions, Craig-Hallum made professional judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the Company’s control. These include, among other things, the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.
Discounted Cash Flow Analysis
Craig-Hallum performed a discounted cash flow analysis of the Company, using the Company’s projections, which was performed to estimate the implied present value of the Company’s common stock. Craig-Hallum calculated a range of implied equity values of the Company based on forecasts of future unlevered free cash through fiscal year 2028 provided by the management of the Company and terminal values for the Company. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, less capital expenditures) of the Company for fiscal years 2024 to 2028.
Craig-Hallum then calculated terminal values for the Company using the terminal value method based on revenue and EBITDA multiples. The terminal value based on revenue multiples was calculated by applying a range of terminal LTM revenue multiples of 0.5x to 2.5x (selected based on Craig-Hallum’s professional judgment after consideration of the precedent M&A transactions multiples and comparable public company multiples) to the Company’s management’s revenue forecast for fiscal year 2028, and the terminal value based on EBITDA multiples was calculated by applying a range of terminal LTM EBITDA multiples of 8.0x to 12.0x (selected based on Craig-Hallum’s professional judgment after consideration of the comparable public company multiples) to the Company’s management’s EBITDA forecast for fiscal year 2028. These unlevered free cash flows and terminal values were then discounted to their respective present values as of April 30, 2024, using a range of discount rates of 16.0% to 20.0% (selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using the Company’s data) to calculate a range of implied enterprise values for the Company. Craig-Hallum then derived a range of implied equity values for the Company and per share values for the Company common stock. From this analysis, Craig-Hallum derived an approximate implied equity price per share range for the Company produced from the discounted cash flow analysis and compared this range to the merger consideration to be paid under the Merger Agreement.

This analysis indicated the following approximate implied equity prices per share range for the Company:
	Minimum	25th Percentile	Median	75th Percentile	Maximum	Per Share Price
Terminal Revenue Method	$5.50	$10.21	$15.29	$20.77	$26.68	$10.22
Terminal EBITDA Method	$6.84	$8.10	$8.95	$9.75	$11.40	$10.22
Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including commodity prices and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is a less effective method of evaluating transactions than when other analyses are used for such purposes.
Miscellaneous
The summary set forth above does not contain a complete description of the analyses performed by Craig-Hallum but does summarize the material analyses performed by Craig-Hallum in rendering its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Craig-Hallum did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Craig-Hallum made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Craig-Hallum based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Craig-Hallum based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Craig-Hallum are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Craig-Hallum’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.
The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Craig-Hallum’s view of the actual value of the target or the combined company.
Craig-Hallum’s analyses were prepared solely as part of Craig-Hallum’s analysis of the fairness, from a financial point of view, as of April 30, 2024, of the Per Share Price. The opinion of Craig-Hallum was only one of the factors taken into consideration by the Company Board in making its determination to approve the Merger Agreement and the Merger.
Pursuant to the terms of the engagement letter, dated February 26, 2024, the Company has agreed to pay Craig-Hallum an aggregate fee of approximately $240,000, which such fees became due and payable upon the applicable delivery of a valuation report and the opinion (the “Opinion Fee”). The Opinion Fee was not contingent upon the consummation of the Merger or the conclusions reached in Craig-Hallum’s opinion. Additionally, the Company has agreed to indemnify Craig-Hallum against certain liabilities and reimburse Craig-Hallum for certain expenses in connection with its services. Furthermore, Craig-Hallum was not requested to, and did not, (i) participate in negotiations with respect to the Merger Agreement, (ii) solicit any expressions of interest from any other parties with respect to any alternative transaction or (iii) advise the Company Board or any other party with respect to alternatives to the Merger. In addition, Craig-Hallum was not requested to and did not provide advice regarding the structure or any other aspect of the Merger, or to provide services other than the delivery of its opinion. Craig-Hallum has not otherwise acted as financial advisor to any party to the Merger. In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Craig-Hallum has not received fees or other compensation from the Company or

Parent in the past two years prior to the issuance of its opinion. Craig-Hallum and its affiliates may from time to time perform various investment banking and financial advisory services for the Company or Parent and for other clients and customers that may have conflicting interests with Company or Parent, for which Craig-Hallum would expect to receive compensation.
Consistent with applicable legal and regulatory requirements, Craig-Hallum has adopted policies and procedures to establish and maintain the independence of Craig-Hallum’s research department and personnel. As a result, Craig-Hallum’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Merger and other participants in the Merger that differ from the opinions of Craig-Hallum’s investment banking personnel.
Unaudited Prospective Financial Information
Other than in connection with the Company’s regular earnings press releases and related investor materials, the Company does not, as a matter of course, make public its long-term future financial projections, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, the Company management regularly prepares, and the Company Board regularly evaluates prospective financial information as to the Company’s future performance as part of its long-term business and strategic planning processes. The Company management regularly makes and reviews with the Company Board updates to its business plan, including to reflect actual results, trends in the Company’s performance, the Company’s strategic initiatives and trends and other exogenous factors in the industries in which the Company operates.
During the period in which it was engaged in discussions with Graham Partners and its affiliates with respect to a potential transaction, and as part of the Company’s strategic planning process and evaluation of strategic alternatives (including continuing as an independent company), the Company management prepared and reviewed with the Company Board various unaudited forward-looking financial information, including the unaudited prospective financial information (the “Forecasts”) summarized below.
The Forecasts were prepared for internal use and not for public disclosure and was provided by the Company management to the Company Board for the purposes of considering, analyzing and evaluating the merger and other strategic alternatives available to the Company. The Forecasts were also provided to, and approved by the Company Board for use by, Craig-Hallum for purposes of performing its financial analyses in connection with rendering its opinion to the Company Board. In addition, as described in the section of this Proxy Statement captioned “—Background of the Merger,” at the direction of the Company Board, a portion of the Forecasts were provided to, and discussed with, Graham Partners as part of the Company’s discussions with Graham Partners with respect to a potential transaction and to assist in its due diligence review.
The Forecasts were developed by Company management as then-current estimates of the Company’s future financial performance as an independent company. The Forecasts do not give effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already been and will be incurred in connection with completing the Merger, or any changes to the Company’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. The Forecasts also do not consider the effect of any failure of the Merger to be completed; it should not be viewed as accurate or continuing in that context.
The Forecasts constitute forward-looking statements. The Forecasts are not included in this Proxy Statement to influence any decision on whether to vote for the Merger Agreement Proposal or any other proposal presented at the Special Meeting, but rather is included in this Proxy Statement to give stockholders access to certain non-public information that was provided to the Company Board, Craig-Hallum and Graham Partners for the purposes described above. By including the Forecasts in this Proxy Statement, none of the Company, the Company Board, Craig-Hallum or any other person has made or makes any representation to any person regarding the Company’s ultimate performance as compared to the information contained in the Forecasts. The inclusion of the Forecasts should not be regarded as an indication that the Company, the Company Board, Craig-Hallum or any other person considered, or now considers, them to be necessarily predictive of actual future results, and such information should not be relied on as such. Further, the inclusion of the Forecasts in this Proxy Statement does not constitute an admission or representation by the Company that the information presented is material. There can be no assurance that the prospective results will be realized or that actual results of the Company will not be materially lower or higher than estimated. The Forecasts have not been updated or revised to reflect information or results after the date such information was prepared. The Company has, and may continue to, report results of operations for periods included in the Forecasts that were or will be completed following the preparation of the unaudited prospective financial information. Stockholders and investors are urged to refer to the Company’s periodic filings with the SEC for information on the Company’s actual historical results.
The Forecasts were not prepared with a view toward public disclosure or complying with U.S. generally accepted accounting principles (“GAAP”). In addition, the unaudited Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Forecasts included in this Proxy Statement have been prepared by, and is the responsibility of, the Company’s management. The Company’s independent registered public accounting firm, Haskell & White LLP, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the unaudited Forecasts and, accordingly, Haskell & White LLP does not express an opinion or any other form of assurance with respect thereto. The Haskell & White LLP report incorporated by reference in this Proxy Statement relates to the Company’s previously issued financial statements. It does not extend to the unaudited Forecasts and should not be read to do so.
Although the Forecasts are presented with numerical specificity, it reflects numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, including as described below, reflecting estimates and uncertainties as to future events made by the Company management that the Company management believed in good faith were reasonable at the time the Forecasts were prepared. The Company’s ability to achieve the financial results contemplated by the Forecasts will be affected by the Company’s ability to achieve its strategic goals, objectives and targets over the applicable periods, including certain strategic expansion initiatives the potential impact of which is not reflected in the Forecasts, and will be subject to operational and execution risks associated therewith. The Forecasts reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Forecasts not to be achieved can be found in the risk factors included in the Company’s periodic filings with the SEC. These factors are difficult to predict, and may be outside of the Company’s control. As a result, there can be no assurance that the Forecasts will be realized, and the Company’s actual results may be materially better or worse than those contained in the Forecasts. For information on factors that may cause the Company’s future results to materially vary, see the section of this Proxy Statement captioned “Forward-Looking Statements.” The Forecasts may differ from publicized analyst estimates and forecasts. You should evaluate the Forecasts, if at all, in conjunction with the Company’s historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The Forecasts may not be consistent with the Company’s historical operating data as a result of the assumptions utilized in preparing such information. Except to the extent required by applicable federal securities laws, the Company does not intend to update or otherwise revise the Forecasts to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the Forecasts, holders of the Company’s common stock are cautioned not to place undue, if any, reliance on the Forecasts included in this Proxy Statement.
Because the Forecasts reflect estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Forecasts also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The Forecasts are not, and should not be considered to be, a guarantee of future operating results. Further, the Forecasts are not fact and should not be relied upon as being necessarily indicative of the Company’s future results or for purposes of making any investment decision.
Certain of the financial measures included in the Forecasts, including EBITDA, are non-GAAP financial measures (the “non-GAAP financial measures”). These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by the Company Board or used by Craig-Hallum. Accordingly, no reconciliation of the financial measures included in the Forecasts is provided in this Proxy Statement.
The information and table set forth below is included solely to give the stockholders access to the Forecasts for the period from fiscal years December 31, 2024 through December 31, 2028, that were made available to the Board of Directors and representatives of Craig-Hallum and are not included in this Proxy Statement in order to influence any stockholder’s decision to vote with respect to the adoption of the Merger Agreement or for any other purpose:
	Fiscal year ending December 31 (dollars in thousands)
	2024E	2025E	2026E	2027E	2028E
Revenue	$121,000	$138,750	$154,800	$162,540	$170,667
Gross Profit	$30,568	$35,330	$39,222	$41,531	$43,857
Gross Profit Margin	25%	25%	25%	26%	26%
EBITDA(1)	$8,524	$10,180	$12,147	$13,089	$13,981
EBIT(2)	$5,229	$7,370	$9,803	$10,921	$11,872
Net Operating Profit(3)	$3,990	$5,515	$7,522	$8,086	$8,788
Unlevered Free Cash Flow(4)	$7,343	$7,875	$9,516	$9,904	$10,497
(1)	EBITDA represents net income before interest expense, income taxes, depreciation and amortization.
(2)	EBIT represents net income before interest expense and income taxes.
(3)	Net Operating Profit represents EBIT less cash taxes.
(4)
Unlevered Free Cash Flow is calculated as Net Operating Profit adding depreciation and amortization, subtracting capital expenditures and adding or subtracting, as applicable, change in net working capital.

Interests of the Company’s Directors and Executive Officers in the Merger
When considering the recommendation of the Company Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Company Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.
Arrangements with Parent
As of the date of this Proxy Statement, none of our directors or their respective affiliates has had any discussions or negotiations or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Although it is anticipated that our named executive officers, Steve Smith and Melinda Wohl, will continue as the Chief Executive Officer and Chief Financial Officer, respectively, of the Surviving Corporation, as of the date of this Proxy Statement, none of our executive officers or their respective affiliates has had any negotiations or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Following the date of this Proxy Statement and prior to and following the closing of the Merger, however, certain of our directors and executive officers or their affiliates may have discussions with and may enter into agreements with Parent, MergerCo, or the Surviving Corporation or their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers
Pursuant to the terms of the Merger Agreement, our directors and officers will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Indemnification and Insurance.”
Treatment of Company Options and Company RSUs; Company Equity Plan
The Company from time to time has granted to its and its subsidiaries employees awards under the Company Equity Plan of Company Options and Company RSUs.
As of May 14, 2024, there were 293,855 shares of the Company’s common stock subject to outstanding Company Options and 300,000 shares of the Company’s common stock subject to outstanding Company RSUs, in each case, held by our directors and executive officers as a group. All Company RSUs are held by Steve Smith, our Chief Executive Officer.
Pursuant to the terms of the Company Equity Plan, unless otherwise provided in an individual award agreement, in the event of a “Change in Control” (as defined in the Company Equity Plan and which includes the consummation of the Merger), each outstanding Company Option shall vest and become exercisable upon consummation of the Change in Control. In addition, as discussed below, pursuant to existing employment agreements, each outstanding Company RSU shall vest as of the closing date of a “Change of Control” (as defined in the applicable employment agreement and which includes the consummation of the Merger). Accordingly, at the Effective Time, the vesting of each unvested Company Option and unvested Company RSU will be accelerated in connection with the Merger.
At the Effective Time, each outstanding Company Option that is outstanding as of immediately prior to the Effective Time will be cancelled in exchange for the holder of such Company Option becoming entitled to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company Option multiplied by (B) the excess, if any, of the Per Share Price over the per share exercise price applicable to such Company Option, subject to applicable taxes or tax withholdings. Any outstanding Company Option with an exercise price that is equal to or greater than the Per Share Price will be cancelled without any cash payment being made in respect of such Company Option.
At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time will be cancelled and exchanged into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU, multiplied by (B) the Per Share Price, subject to applicable taxes or tax withholdings.
The Company Equity Plan will terminate as of the Effective Time.
Change of Control Arrangements
Steve Smith
On December 22, 2023, we entered into an amended and restated employment agreement with Steve Smith, our Chief Executive Officer (the “CEO Employment Agreement”), which became effective on January 1, 2024. Under the terms of the CEO Employment Agreement, upon a termination of Mr. Smith’s employment by the Company other than for Cause (as defined in the CEO Employment Agreement) or by Mr. Smith upon a resignation for any reason, in each case within one year after a “Change of Control” (as defined in the CEO Employment Agreement and which includes the consummation of the Merger), Mr. Smith will be entitled to (i) accrued obligations, including any earned but unpaid base salary, accrued but unused vacation, and equity incentive awards which have vested through the termination date and (ii) a lump sum payment of 12 months of his then-current base salary. In addition, in the event of a Change of Control, unvested RSU awards will immediately vest as of the closing date of the Change of Control.
Melinda Wohl
On July 20, 2023, we entered into an employment agreement with Melinda Wohl, our Chief Financial Officer (the “CFO Employment Agreement”). Under the terms of the CFO Employment Agreement, upon a termination of Ms. Wohl’s employment by the Company other than for Cause or her resignation for Good

Reason (as such terms are defined in the CFO Employment Agreement), in each case within one year after a “Change of Control” (as defined in the CFO Employment Agreement and which includes the consummation of the Merger), Ms. Wohl will be entitled to (i) accrued obligations including any equity incentive awards which have vested through the termination date, (ii) a lump sum payment of 12 months of her then-current base salary and (iii) accelerated vesting of all equity awards that are unvested as the of date of termination.
The severance payments and benefits described above with respect to Mr. Smith and Ms. Wohl are generally subject to the executive officer’s execution of a general release of claims and continued compliance with post-employment non-solicitation, non-piracy and, in the case of Mr. Smith, a non-competition covenant for 12 months after the date of termination.
Transaction Bonus
In order to recognize Ms. Wohl’s decades-long service that has contributed to the current success of the Company as well as to incentivize her continued employment and her assistance with facilitating the consummation of the Merger, on April 30, 2024, we entered into a transaction bonus agreement (the “Transaction Bonus Agreement”) with Ms. Wohl, pursuant to which Ms. Wohl is entitled to receive a $396,400 cash bonus upon consummation of the Merger and subject to any applicable tax withholdings (the “Transaction Bonus”). Under the Transaction Bonus Agreement, Ms. Wohl’s receipt of the Transaction Bonus is conditioned upon her continued employment through the Effective Time and is payable in a lump sum within five days after the Effective Time. In addition to the reasons cited above, this bonus was granted, in part, in lieu of an annual 2024 equity grant to Ms. Wohl, which otherwise would have been granted earlier in the year but for the special blackout period that was imposed as a result on ongoing discussions regarding the Merger.
Equity Interests of the Company’s Executive Officers and Directors
The following table sets forth the number of shares of the Company’s common stock and the number of shares of the Company’s common stock underlying equity awards beneficially owned by each of our executive officers and directors and their respective affiliates that are outstanding as of May 14, 2024. The table also sets forth the value of these shares and equity awards. No additional shares of the Company’s common stock or equity awards were or are expected to be granted to any executive officer, director or their respective affiliates in contemplation of the Merger.
Name	Shares (#)(1)	Value of Shares ($)(1)	Company Options (#)(2)	Value of Company Options ($)(2)	Company RSUs (#)(3)	Value of Company RSUs ($)(3)	Total Value ($)
Richard Bravman	15,410	157,490	29,000	123,060	—	—	$280,550
William Cooke	36,306	371,047	20,000	55,220	—	—	$426,267
John Guttilla	42,188	431,161	24,000	79,860	—	—	$511,021
Stanley Jaworski	18,269	186,709	111,500	607,020	—	—	$793,729
Steve Smith	602,355	6,156,068	34,937	163,223	300,000	3,066,000	$9,385,291
Michael Taglich	831,318	8,496,070	29,000	123,060	—	—	$8,619,130
Melinda Wohl	26,715	273,027	46,666	214,970	—	—	$487,997
(1)
This number includes shares of the Company’s common stock beneficially owned, excluding shares of the Company’s common stock issuable upon exercise of Company Options or settlement of Company RSUs. The value was determined by multiplying (i) the aggregate number of shares of common stock by (ii) the Per Share Price. For additional information regarding this beneficial ownership, including with respect to any shares that may be indirectly held, please refer to the section of this Proxy Statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(2)
The number of shares of the Company’s common stock subject to Company Options includes both vested and unvested Company Options. All such Company Options have a per share exercise price that is less than the Per Share Price. The value of the Company Options was determined by multiplying (i) the aggregate number of shares underlying the Company Options by (ii) the excess, if any, of the Per Share Price over the per share exercise price applicable to such Company Option, without giving effect to any applicable taxes or tax-withholding. Other than 1,248 unvested Company Options held by Ms, Wohl, which have a value of $7,575, all Company Options are vested as of the date of this proxy statement.

(3)
This number reflects the number of shares of the Company’s common stock subject to the Company RSUs, none of which were vested as of May 14, 2024. All RSUs will become vested upon consummation of the Merger. The value of the RSUs was determined by multiplying (i) the number of shares of the Company’s common stock subject to the Company RSUs by (ii) the Per Share Price, without giving effect to any applicable taxes or tax-withholding.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to the Company’s named executive officers in connection with the Merger. For purposes of this disclosure, as required by SEC rules, the Company’s named executive officers are (i) Steve Smith, the Company’s Chief Executive Officer, and (ii) Melinda Wohl, the Company’s Chief Financial Officer.
The amounts shown in the Golden Parachute Compensation Table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. Accordingly, the ultimate amounts to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. The table below assumes that:
•
the employment of each named executive officer will be terminated without cause or the named executive officer will resign for good reason (or with respect to Mr. Smith, for any reason) within one year after the consummation of the Merger (which constitutes a “Change of Control” under the respective employment agreements);

•
for the purpose of determining the dollar amount of severance payments, the executive’s salary at the time of any such termination of employment is the same as the executive’s salary on the date of this Proxy Statement; and

•
prior to the Effective Time, no named executive officer enters into a new agreement or otherwise becomes legally entitled to any additional compensation or benefits or receives any additional equity grants or other awards.

Golden Parachute Compensation Table
Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Steve Smith	477,405	3,229,223	$3,706,628
Melinda Wohl	646,400	214,970	$861,370
(1)
Amounts in this column include (i) the lump-sum cash severance payable to each named executive officer pursuant to his or her respective employment agreement upon a termination of employment within one year following a change of control, as more fully disclosed in the section above titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Change of Control Arrangements,” and (ii) the Transaction Bonus payable upon consummation of the Merger as described in the section above titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Transaction Bonus.” The cash severance payable pursuant to the respective employment agreements is equal to 12 months current base salary for each executive. The cash severance amounts included in this column constitute “double-trigger” arrangements, meaning such amounts will not be paid unless the named executive officer’s employment is terminated by the employer without cause or by Mr. Smith for any reason or by Ms. Wohl for good reason, in each case, within one year following the Effective Time. The Transaction Bonus included in this column with respect to Ms. Wohl constitutes a “single-trigger” arrangement, meaning such amounts do not require a termination or resignation following a change in control for payment or acceleration to occur.

The following table separately shows the amounts included in this column:
Name	Base Salary Severance ($)	Transaction Bonus ($)
Steve Smith	477,405	—
Melinda Wohl	250,000	396,400
(2)
Amounts in this column include the value of (i) accelerated vesting of any unvested Company Options and unvested Company RSUs and (ii) the cancellation of all outstanding vested Company Options and Company RSUs held by each named executive officer in exchange for the consideration to be received pursuant to the Merger Agreement. The value of the Company Options was determined by multiplying (i) the aggregate number of shares underlying the Company Options, by (ii) the excess, if any, of the Per Share Price over the per share exercise price applicable to such Company Option, without giving effect to any applicable taxes or tax-withholding. The value of the Company RSUs was determined by multiplying the aggregate number of shares underlying the Company RSUs by the Per Share Price, without giving effect to any applicable taxes or tax-withholding. All amounts included in this column are subject to a “single-trigger” arrangement, meaning such amounts do not require a termination or resignation following a change in control for payment or acceleration to occur. For a breakdown of the number and value of vested and unvested shares underlying Company Options and Company RSUs held by each named executive officer, please refer to the tables in the section above titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Equity Interests of the Company’s Executive Officers and Directors.”

Financing of the Merger
The obligation of Parent and MergerCo to consummate the Merger is not subject to any financing condition.
Equity Funding Letter
Pursuant to the Equity Funding Letter, Graham Partners VI, L.P. has agreed to provide, or cause other investors to provide, Parent, at the consummation of the Merger, with an equity contribution of up to $56 million. Parent is expected to use the proceeds of the Equity Financing to pay the cash merger consideration and certain other payments and expenses related to the Merger. The Company is a third-party beneficiary of the Equity Funding Letter and is entitled to cause Parent to enforce the Equity Financing, on the terms and subject to the conditions set forth therein and in the Merger Agreement.
Debt Commitment Letter
Pursuant to the Debt Commitment Letter, the Lenders have agreed, severally and not jointly, to provide the Guarantor, an affiliate of Parent, at the consummation of the Merger, financing in the amount of up to $50 million for the benefit of Parent. Parent is expected to use the proceeds of the Debt Financing to pay the cash merger consideration and certain other payments and expenses related to the Merger.
The Company has agreed that it will use its reasonable best efforts to, among other things, provide Parent and MergerCo (and their affiliates) with reasonable cooperation as may be reasonably requested by Parent or MergerCo to assist them in arranging and consummating the Debt Financing and any additional financing to be obtained by Parent or MergerCo (or their affiliates) in connection with the Merger. For more information, please see the section of this Proxy Statement captioned “The Merger Agreement—Cooperation with Debt Financing.”
The Support Agreements
The following summary describes the material provisions of the Voting Agreements. The descriptions of the Voting Agreements in this summary and elsewhere in this Proxy Statement are not complete and are qualified in their entirety by reference to the Voting Agreements, the form of which is attached to this Proxy Statement as Annex C and incorporated into this Proxy Statement by reference. We encourage you to read the form of Voting Agreement carefully and in its entirety because this summary may not contain all the information about the Voting Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this Proxy Statement.
In connection with the transactions contemplated by the Merger Agreement, on April 30, 2024, Parent and MergerCo entered into Voting Agreements with the Voting Agreement Stockholders, which includes all of our directors and executive officers, as well as certain persons who beneficially own more than five percent of the Company’s outstanding common stock, in each case, solely in their capacity as holders of the Company’s common stock. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of the Company’s common stock.
Under the Voting Agreements, the Voting Agreement Stockholders have agreed, subject to the terms and conditions in the Voting Agreements and during the term of the Voting Agreements, to vote all of their shares of the Company’s common stock (i) in favor of the adoption of the Merger Agreement; (ii) against any Acquisition Proposal (unless such Acquisition Proposal was submitted in accordance with the terms of the Merger Agreement); and (iii) in favor of the approval of the Adjournment Proposal if there are not sufficient votes for the approval of the Merger Agreement Proposal on the date on which the Special Meeting is held.
Pursuant to the Voting Agreements, the Voting Agreement Stockholders have agreed that until the termination of the Voting Agreements, the Voting Agreement Stockholders will not, directly or indirectly transfer or sell their securities of the Company, subject to certain exceptions set forth in the Voting Agreements.
The Voting Agreements terminate upon the earliest to occur of (a) the Effective Time, (b) the date of mutual written agreement of the parties to terminate the Voting Agreement, (c) the date of the valid termination of the Merger Agreement in accordance with its terms or (d) the date on which the Determination Notice Period expires upon a Change in Recommendation solely to the extent the Company is permitted to make a Change in Recommendation in accordance with the Merger Agreement.

Closing and Effective Time
The closing of the Merger (the “Closing”) will take place (a) on the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the Closing of the Merger (as described under the caption, “The Merger Agreement—Conditions to the Closing of the Merger”) other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, or (b) at such other time as Parent, MergerCo and the Company mutually agree.
Appraisal Rights
If the Merger is consummated, our stockholders (including beneficial owners of shares of the Company’s common stock) who (i) do not vote in favor of the adoption of the Merger Agreement, (ii) continuously hold of record or own beneficially, as applicable, their shares of the Company’s common stock through the Effective Time, (iii) properly perfect appraisal of their shares of the Company’s common stock, (iv) meet certain other conditions and statutory requirements described in this Proxy Statement, and (v) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of the Company’s common stock in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262 are satisfied. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of shares of the Company’s common stock, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of the Company’s common stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to a “person” mean any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders (including beneficial owners of shares of the Company’s common stock) exercise their appraisal rights under Section 262. Stockholders (including beneficial owners of shares of the Company’s common stock) should carefully review the full text of Section 262 as well as the information discussed below.
Under Section 262, if the Merger is completed, holders of record and beneficial owners of shares of the Company’s common stock who (i) submit a written demand for appraisal of such person’s shares to the Company prior to the vote on the adoption of the Merger Agreement; (ii) do not vote in favor of the adoption of the Merger Agreement; and (iii) continuously hold of record or own beneficially such shares on the date of making the demand for appraisal through the Effective Time may be entitled to have their shares of the Company’s common stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the consideration set forth in the Merger Agreement, of the “fair value” of their shares of the Company’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (ii) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless (i) the total number of shares of the Company’s common stock entitled to appraisal exceeds one percent of the outstanding shares of the Company’s common stock as measured in accordance with subsection (g) of Section 262; or (ii) the value of the Merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.”

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This Proxy Statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any person who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Per Share Price described in the Merger Agreement without interest and subject to any applicable tax withholdings. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of the Company’s common stock, the Company believes that if a person is considering exercising such rights, that person should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of the Company’s common stock must do ALL of the following:
•	such person must not vote in favor of the proposal to adopt the Merger Agreement;
•	such person must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting; and
•
such person must continuously hold of record or beneficially own the shares from the date of making the demand through the Effective Time (a person will lose appraisal rights if the person transfers the shares before the Effective Time).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt of the Merger Agreement or abstain with respect to such proposal.
Filing Written Demand
A person wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of such person’s shares. In addition, that person must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, in person or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A failure to vote against the adoption of the Merger Agreement will not constitute a waiver of a stockholder's appraisal rights. A person exercising appraisal rights must hold of record or beneficially own the shares on the date the written demand for appraisal is made and must continue to hold or own, as applicable, the shares through the Effective Time. Neither voting (in person or by proxy) against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement.
A written demand for appraisal made by a stockholder of record must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. A written demand for appraisal made by a beneficial owner must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list (as defined below).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
DecisionPoint Systems, Inc.
Attention: Secretary
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
At any time within 60 days after the Effective Time, any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the Per Share Price offered pursuant to the Merger Agreement, without interest and subject to any applicable tax withholdings, by delivering to the Company, as the Surviving Corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j) of the DGCL (a “reservation”); provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the Effective Time. If the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Price being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each person who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders (including beneficial owners) should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of the Company’s common stock. Accordingly, any persons who desire to have their shares of the Company’s common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of the Company’s common stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, persons’ rights to appraisal shall cease, and all such persons will be entitled to receive the consideration offered pursuant to the Merger Agreement without interest.
Within 120 days after the Effective Time, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the Surviving Corporation and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The costs of any such notice are borne by the Surviving Corporation.
After notice is provided to the applicable persons as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares of common stock and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person.
Pursuant to Section 262(g) of the DGCL, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who assert appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of the Company’s common stock as measured in accordance with Section 262(g) of the DGCL; or (2) the value of the merger consideration in respect of such shares exceeds $1 million.
Determination of Fair Value
Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of the Company’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (ii) the interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither the Company nor Parent anticipates offering more than the Per Share Price to any persons exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of the Company’s common stock is less than the Per Share Price.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a reservation. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of the Company’s common stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, the person’s shares of the Company’s common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Price.
From and after the Effective Time, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of the Company’s common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. In that event, you will be entitled to receive the Per Share Price for your Dissenting Shares in accordance with the Merger Agreement, without interest and subject to any applicable tax withholdings. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of the Company’s common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders who hold their shares of the Company’s common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, such as holders who may be subject to special treatment under U.S. federal income tax laws, including:
•	banks or other financial institutions;
•	tax-exempt organizations;

•	retirement or other tax deferred accounts;
•	S corporations;
•
partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity);

•	insurance companies;
•	mutual funds;
•	dealers in stocks and securities;
•	traders in securities that elect to use the mark-to-market method of accounting for their securities;
•	regulated investment companies or real estate investment trusts;
•	entities subject to the U.S. anti-inversion rules;
•	certain former citizens or long-term residents of the United States;
•	holders that own or have owned (directly, indirectly or constructively) five percent or more of the Company’s common stock (by vote or value);
•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;
•	holders that received their shares of the Company’s common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;
•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
•	holders who hold the Company’s common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	holders who are treated as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax; or
•
holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of the Company’s common stock being taken into account in an “applicable financial statement” (as defined in the Code).

In addition, the following discussion does not address the tax consequences of transactions effected prior to, concurrently with or after the Merger (whether or not such transactions are effected in connection with the Merger). The following discussion also does not address the U.S. federal income tax consequences to stockholders that exercise dissenters’ rights, the U.S. federal estate, gift or alternative minimum tax consequences, if any, the tax consequences arising from the Medicare tax on net investment income, and any state, local or non-U.S. tax consequences.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of the Company’s common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of the Company’s common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of the Company’s common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of the Company’s common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares less any prior distributions paid to such U.S. Holder with respect to its shares of the Company’s common stock that were treated as a return of capital. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of the Company’s common stock that, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership (or an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes).
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

•
the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of the Company’s common stock (the “Relevant Period”) and, if shares of the Company’s common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns or is deemed to own pursuant to attribution rules more than 5% of the Company’s common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.
Non-U.S. Holders should consult with their tax advisors regarding the tax consequences of the transaction to them both under U.S. federal income tax laws and the tax laws of the applicable jurisdiction.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24% for U.S. Holders and typically 30% for Non-U.S. Holders) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that (a) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of the Company’s common stock. Stockholders should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of the Company’s common stock for cash pursuant to the Merger under any federal, state, local or non-U.S. tax laws.
Reasonable Best Efforts to Consummate the Merger; Regulatory Filings
Pursuant to the Merger Agreement, each of the parties thereto has agreed to, and to cause its respective subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the Merger, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities.
Concurrently with the Closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective (which is referred to herein as the Effective Time) upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.
At the Closing, the Company will make all necessary filings with the SEC to deregister its shares of common stock under the Exchange Act.

THE MERGER AGREEMENT
The following summary describes the Merger and the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this Proxy Statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and MergerCo in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among the Company, Parent and MergerCo rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and MergerCo, because the parties may take certain actions that are either expressly permitted under the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to this Proxy Statement, only to provide you with information regarding its terms and conditions. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business. Please see the section of this Proxy Statement captioned “Where You Can Find More Information.” The Company will continue to comply with its public disclosure obligations under applicable securities laws and regulations.
Unless indicated otherwise, any capitalized term not otherwise defined has the meaning assigned to such term in the Merger Agreement.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, MergerCo will be merged with and into the Company, with the Company becoming a wholly owned subsidiary of Parent and the separate corporate existence of MergerCo thereupon ceasing. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and MergerCo, and all of the debts, liabilities and duties of the Company and MergerCo will become the debts, liabilities and duties of the Surviving Corporation.
The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the initial directors of the Surviving Corporation will consist of the directors of MergerCo as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. As of, and immediately following, the Effective Time, the initial officers of the Surviving Corporation will consist of the officers of MergerCo as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly appointed. At the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of MergerCo as in effect immediately prior to the Effective Time, until thereafter amended, and the bylaws of MergerCo, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.
Closing and Effective Time
The Closing of the Merger will take place no later than the third business day following the satisfaction or waiver of all conditions to closing of the Merger (which such conditions are described in this Proxy Statement in the section captioned “—Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the Closing, or at such other time agreed to in writing by Parent, the Company and MergerCo. Concurrently with the Closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective (which is referred to herein as the Effective Time) upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.
Merger Consideration
Outstanding Common Stock
At the Effective Time, each share of the Company’s common stock that is outstanding as of immediately prior to the Effective Time (other than certain exceptions, including shares of common stock owned by the Company, Parent or MergerCo or by stockholders or Dissenting Shares) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price, without interest and subject to any applicable tax withholdings.
Outstanding Company Options and Company RSUs
At the Effective Time, in accordance with the Company Equity Plan and individual award or employment agreements, all outstanding Company Options and Company RSUs will become fully vested and, in accordance with the Merger Agreement, each outstanding Company Option and each outstanding Company RSU will be cancelled and exchanged for the right of the holder of such equity award to receive the Company Option consideration or the Company RSU consideration, respectively. The Company Option consideration will be equal to the product of (i) the aggregate number of shares subject to the Company Option and (ii) the excess, if any, of the Per Share Price over the per share exercise price applicable to such Company Option, subject to any required tax withholdings. The Company RSU consideration will be equal to the product of (i) the aggregate number of shares subject to the Company RSU multiplied by (ii) the Per Share Price, subject to any required tax withholdings. The Company Equity Plan will terminate as of the Effective Time.
Exchange and Payment Procedures
Prior to the Closing, Parent will select a Payment Agent to make payments of the Merger consideration to the Company stockholders. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the aggregate consideration to which the holders of the Company’s common stock become entitled pursuant to the terms of the Merger Agreement.
Upon receipt of a letter of transmittal by the Payment Agent, as applicable, the Payment Agent will deliver to each holder of record of shares of the Company’s common stock the Per Share Price for such shares of common stock in exchange for such holder’s certificated or uncertificated shares. The amount of any Per Share Price paid to the Company stockholders may be subject to any applicable tax withholdings.
If any cash deposited with the Payment Agent is not claimed within six months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of the Company’s common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Per Share Price. Any cash deposited with the Payment Agent that remains unclaimed two years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and MergerCo.
Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to the Company, an effect, event, development, occurrence or change (each, an “Effect”) that would, or would reasonably be expected to (i) have a materially adverse effect upon the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole or (ii) prevent, or materially delay the Company from consummating the Merger, other than, solely with respect to the foregoing clause (i), any Effect arising out of or resulting from:
•
decrease in the market price of the Company’s common stock or the failure, in and of itself, of the Company to meet earnings projections or internal financial forecasts (but not any Effect underlying such decrease or failure to meet such projections or forecasts to the extent that such Effect is not otherwise excluded from Company Material Adverse Effect pursuant to another clause of the Merger Agreement);

•
changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent such changes affect the Company and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its subsidiaries conduct their business);

•
changes after the date of the execution of the Merger Agreement in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its subsidiaries conduct their business (except to the extent such changes affect the Company and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its subsidiaries conduct their business);

•
changes after the date of the execution of the Merger Agreement in GAAP or authoritative interpretations thereof (except to the extent such changes affect the Company and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its subsidiaries conduct their business)

•
the public announcement, pendency or the completion of the transactions contemplated hereby or the consummation of the transactions contemplated by the Merger Agreement, in each case, to the extent arising out of the identity of Parent or its Affiliates in connection therewith;

•
acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (except to the extent such effect, event, development, occurrence or change affects the Company and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its subsidiaries conduct their business); or

•
earthquakes, hurricanes or other natural disasters or one or more pandemics (except to the extent such effect, event, development, occurrence or change affects the Company and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its subsidiaries conduct their business).

In the Merger Agreement, the Company has made customary representations and warranties to Parent and MergerCo that are subject, in some cases, to specified exceptions and qualifications, including those related to materiality, contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;
•	the organizational documents of the Company;
•	the capital structure of the Company as well as the ownership and capital structure of its subsidiaries;
•	the Company Equity Plan and incentive equity awards;

•
the absence of any undisclosed outstanding Equity Securities (as defined in the Merger Agreement) or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or its subsidiaries to issue, transfer, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company or its subsidiaries or Voting Company Debt (as defined in the Merger Agreement) or any investment that is convertible into or exercisable or exchangeable for any such Equity Securities;

•
the absence of any undisclosed agreements or understandings to which the Company or its subsidiaries is a party with respect to the voting of any Equity Securities or which restrict the transfer of any such Equity Securities, and the absence of any knowledge of any third-party agreements or understandings with respect to the voting of any such Equity Securities or which restrict the transfer of such Equity Securities;

•
the absence of any undisclosed obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of the Company’s or its subsidiaries’ Equity Securities under the Securities Act or other applicable law;

•
the Company’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws and governmental orders and the Company’s and its subsidiaries’ organizational documents, permits, contracts and employee benefit plans;

•	the necessary approval of the Company Board;
•	the inapplicability of anti-takeover laws to the Merger and the absence of any stockholder rights plan or anti-takeover plan;
•	the requirement that the Company’s stockholders vote in favor of adopting the Merger Agreement;
•	the Company’s and its subsidiaries’ possession of and compliance with necessary licenses, consents, permits and approvals of any governmental authority to conduct their business;
•
the absence of any conflict or violation of any organizational documents, certain existing contracts, applicable laws to the Company or its subsidiaries or the resulting creation of any lien upon the Company’s or its subsidiaries’ assets due to the execution and/or performance of the Merger Agreement;

•	the Company’s and its subsidiaries’ compliance with laws, permits and respective organizational documents;
•	required governmental approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the accuracy, timeliness and material compliance of the Company’s required SEC filings and audited financial statements;
•	the Company’s disclosure and internal accounting controls and procedures;
•	the absence of certain changes or events;
•	litigation matters;
•	matters pertaining to the Company’s and its subsidiaries’ employee benefit plans;
•	labor matters pertaining to the Company and its subsidiaries;
•	matters pertaining to the real property leased or subleased by the Company and its subsidiaries;
•	trademarks, patents, copyrights and other intellectual property matters;
•	privacy and cybersecurity matters;
•	tax matters;
•	environmental matters;

•	the existence and enforceability of specified categories of the Company’s and its subsidiaries’ material contracts and the absence of any breach, violation or default under such material contracts;
•	the Company’s and its subsidiaries’ indebtedness;
•	payment of fees to brokers in connection with the Merger Agreement;
•	the rendering of a fairness opinion to the Company Board by Craig-Hallum;
•	insurance matters;
•	the absence of any undisclosed transactions, relations or understandings between the Company or any of its subsidiaries and any affiliate or related person;
•	the Company’s and its subsidiaries’ material customers and suppliers and the absence of certain material adverse events with respect to such customers and suppliers;
•	product warranty and liability matters;
•	the Company’s and its subsidiaries’ good and marketable title to, or valid leasehold interest in, certain assets, property, and rights;
•	international trade law matters; and
•	the absence of any additional representations and warranties of the Company and its affiliates.
In the Merger Agreement, Parent and MergerCo have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and MergerCo;
•	Parent’s and MergerCo’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement;
•
the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or MergerCo’s assets due to the execution and performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;
•	the accuracy and completeness of information supplied by Parent, MergerCo or their affiliates for inclusion in the Company’s SEC filings;
•	the absence of litigation, orders and investigations against Parent and its subsidiaries;
•	matters with respect to Parent’s financing and sufficiency of funds;
•	delivery and enforceability of the Equity Funding Letter and the Debt Commitment Letter;
•	delivery of the Limited Guaranty;
•	the absence of ownership of equity interests of the Company;
•
the absence of undisclosed agreements between Parent, MergerCo and any affiliate of Parent and members of the Company Board or persons who beneficially own more than five percent of the outstanding Company common stock;

•	payment of fees to brokers in connection with the Merger Agreement; and
•	the acknowledgement of the representations and warranties made by the Company.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger
The Merger Agreement provides that, except as: (i) expressly required or permitted by the Merger Agreement; (ii) disclosed in the disclosure schedules to the Merger Agreement; or (iii) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement and the Effective Time, the Company will, and will cause each of its subsidiaries in all material respects to:
•	conduct its business in the ordinary course of business consistent with past practice; and
•
use commercially reasonable efforts to (i) preserve intact the business organization of the Company and its subsidiaries, (ii) keep available the services of their current officers, employees and other service providers, and (iii) preserve the current relationships of the Company and its subsidiaries with lessees, customers, suppliers, partners, licensors, licensees, distributors, governmental authorities and other persons with which the Company or any of its subsidiaries has significant business relations.

In addition, the Company has also agreed that, except as (i) expressly required or permitted by the Merger Agreement; (ii) disclosed in the disclosure schedules to the Merger Agreement; or (iii) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement and the Effective Time, neither the Company nor any of its subsidiaries will:
•	amend or otherwise change the organizational documents of the Company or any of its subsidiaries;
•
issue or sell or agree or commit to issue or sell, pledge, dispose of or otherwise encumber any Equity Securities (as defined in the Merger Agreement) of the Company or any of its subsidiaries except for the issuance of shares of the Company’s common stock upon exercise of Company Options or vesting of Company RSUs outstanding as of the date of the Merger Agreement;

•	acquire, repurchase or redeem any Equity Securities except for the purpose of satisfying any tax obligations in connection with exercise of Company Options or settlement of Company RSUs;
•	reclassify, split, combine, or subdivide any capital stock of the Company or any of its subsidiaries;
•
declare, set aside or pay any dividend or other distribution (whether in cash, shares, property or otherwise) in respect of any shares of capital stock of the Company or any of its subsidiaries, except for dividends made by any direct or indirect wholly owned subsidiary of the Company payable only to the Company or any other of its subsidiaries;

•
acquire any property or any corporation, joint venture, partnership, limited liability company or other business organization by merger, consolidation or acquisition of equity interests or assets or any other business combination, except for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice;

•
incur or assume any indebtedness or issue any debt securities, or assume, guarantee, endorse or otherwise become responsible for the debt obligations of any person (other than a subsidiary of the Company), except for draws under the Company’s existing revolving credit facility or lines of credit, in the ordinary course of business and not to exceed $250,000 in the aggregate;

•	prepay any long-term indebtedness or pay, discharge or satisfy any material claims, liabilities or obligations, except in the ordinary course of business;
•
(i) increase the compensation or benefits payable to any director, officer non-officer employee or consultant of the Company or its subsidiaries (other than increases in base salary or hourly wage for non-officer employees in the ordinary course of business consistent with past practice which do not exceed 3% per employee), (ii) grant to any director, officer or employee of the Company or of any of its subsidiaries any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits, in each case except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of the Merger Agreement, or (iii) establish, adopt, enter into, terminate or amend any employee benefit plan, policy, agreement or arrangement;

•
hire or offer employment to, or terminate or provide a notice of termination (in each case, other than for cause) to, any employee whose annual base compensation exceeded, or is expected to exceed, $100,000;

•	change any accounting principles, except as required by the SEC or in writing by the Company’s independent auditor in order for the Company to comply with GAAP, or as required by changes in GAAP;
•
commence, pay, discharge, settle or satisfy any claim, suit, compliant, demand, litigation, arbitration, mediation or other proceeding for monetary consideration in excess of $50,000 or that would impose any material non-monetary obligations or otherwise have a material adverse impact on the business and operations of the Company and its subsidiaries;

•
(i) make or change any material tax election, unless required by applicable law; (ii) settle or compromise any material tax claim, suit, proceeding, arbitration, investigation, audit or controversy or waive or extend any statute of limitation with respect to taxes; (iii) change in any material respect any methods of reporting income or deductions for federal income tax purposes, (iv) amend any tax return in any material respect or (v) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

•	amend any term of outstanding security of the Company or its subsidiaries;
•
sell, transfer, lease, license, sublicense, assign, mortgage, encumber, abandon or otherwise dispose of any assets of the Company or its subsidiaries, except for sales of inventory in the ordinary course of business;

•	adopt a plan of complete or partial liquidation or dissolution;
•	fail to maintain the existing insurance policies or replace with comparable insurance policies of the Company and its subsidiaries;
•
(i) enter into, modify, accelerate, exercise or waive any rights under or terminate any Material Contract (other than the entry into certain material contracts in the ordinary course of business consistent with past practice); or (ii) cancel, compromise, waive or release any claims or benefits under any Material Contract;

•	enter into a new line of business or abandon or discontinue existing lines of business;
•	create any subsidiary of the Company or its subsidiaries;
•	abandon, withdraw, terminate suspend, abrogate, amend or modify any material permits;
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

•	announce an intention, enter into any agreement or otherwise make a commitment to do any of the foregoing.
No Solicitation of Other Offers
For purposes of this Proxy Statement and the Merger Agreement, subject to certain exceptions contained in the Merger Agreement:
“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any , whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any of its subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the subsidiaries representing 20% or more of the consolidated assets of the Company and the subsidiaries, (c) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the Company’s outstanding common stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by the Merger Agreement.
“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement, which the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel and after taking into account all of the terms and conditions of the Acquisition Proposal, including the conditions to the consummation of the Acquisition Proposal and the legal, regulatory and financing terms and aspects of such Acquisition Proposal, and after taking into account any amendment to the Merger Agreement entered into or to which Parent irrevocably commits to enter into) to be more favorable to the Company’s stockholders (solely in their capacity as such) than the Merger from a financial, legal (including certainty of closing) and regulatory point of view. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%”.
Pursuant to the customary “no-shop” provisions of the Merger Agreement, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:
(i)
initiate, solicit, propose, induce the making, submission, or announcement of or knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

(ii)	enter into or participate in discussions or negotiations with any person concerning an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal;
(iii)
enter into any agreement, letter of intent, acquisition agreement, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or similar agreement relating to an Acquisition Proposal;

(iv)
release any person from any standstill agreement or similar obligation to the Company or any of its subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date of the Merger Agreement, by virtue of the execution and announcement of the Merger Agreement or otherwise;

(v)
afford access to the business, properties, assets, books or records of the Company and its subsidiaries to, any person (other than Parent, MergerCo, or any designees of Parent or MergerCo) in connection with any Acquisition Proposal; or

(vi)	take any action that would constitute a Change in Recommendation (as defined below).
In addition, the Company agreed to, and to cause its subsidiaries to, take all actions reasonably necessary to cause their respective representatives and affiliates to immediately cease any discussions, negotiations or communications with any party or parties (other than Parent, MergerCo and their representatives) with respect to any Acquisition Proposal, including, to the extent the Company has the right to do so, by requesting in writing the prompt (but in no event later than forty-eight (48) hours following the date of the Merger Agreement) return or destruction of all confidential information provided by or on behalf of the Company or its subsidiaries to any such party, and termination of access to any physical or electronic data rooms relating to a possible Acquisition Proposal.
Notwithstanding the foregoing restrictions, the Company and its representatives, solely in response to an inquiry or proposal that did not result from a breach, directly or indirectly, of its non-solicitation obligations described above, may (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (ii) inform a person that has made or, to the knowledge of the Company, is considering making, following the date of the Merger Agreement, an Acquisition Proposal of the non-solicitation provisions of the Merger Agreement.
In addition, notwithstanding the foregoing restrictions, following the receipt by the Company, any of its subsidiaries or any of their respective representatives of a written Acquisition Proposal prior to receipt of the Company Stockholder Approval that was not solicited, encouraged or facilitated in violation, directly or indirectly, of the non-solicitation obligations of the Merger Agreement described above if the Company Board determines in good faith following consultation with its outside legal counsel and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and failure to engage in negotiations or discussions with such person would be reasonably likely to be inconsistent with its fiduciary duties, the Company Board may (directly or through advisors or representatives) (i) furnish non-public information with respect to the Company and its subsidiaries to the person who made such Acquisition Proposal (provided that the Company (x) has previously or concurrently furnished such information to Parent and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the confidentiality agreement entered into between the Company and an affiliate of Parent in connection with the Merger and does not prevent the Company from providing any information to Parent and MergerCo to the extent required by the Merger Agreement); provided, that any competitively sensitive information or data provided to any such person pursuant to such confidentiality agreement who is, or whose affiliates include, a competitor, supplier or customer of the Company or any of its subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; (ii) disclose to its stockholders any information that, after consultation with its outside legal counsel, is required to be disclosed under the DGCL or other applicable law; (iii) participate in negotiations regarding such Acquisition Proposal; and (iv) subject to satisfaction of certain other requirements as described in greater detail below under “The Company Recommendation; Change in Recommendation,” (a) withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal, (b) terminate the Merger Agreement in accordance with the terms of the Merger Agreement, including payment of the Company Termination Fee, (c) effect a Change in Recommendation and (D) take any action that any court of competent jurisdiction orders the Company to take.
As described below in the section titled “Termination Fees,” if the Merger Agreement is terminated for certain reasons, including by Parent due to the Company’s material breach of the Merger Agreement with respect to the non-solicitation covenants, the Company will be required to pay Parent the Company Termination Fee.
The Company Recommendation; Change in Recommendation
As described above, and subject to the provisions described below, the Company Board has herein made the Company Recommendation that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that neither the Company Board nor any committee thereof may take any of the following actions (any such action, a “Change in Recommendation”):
(i)	withhold, withdraw, amend, modify or materially qualify the Company Recommendation in a manner adverse to Parent or make any public statement that is inconsistent with the Company Recommendation;
(ii)	adopt, approve or recommend to the Company’s stockholders an Acquisition Proposal;
(iii)
fail to publicly recommend against any Acquisition Proposal or fail to reaffirm upon request of Parent the Company Recommendation, in either case within ten (10) business days (or such fewer number of days as remain prior to the Special Meeting) after such Acquisition Proposal is made public (it being understood that a “stop, look and listen” statement by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Recommendation);

(iv)	fail to include the Company Recommendation in the Proxy Statement;
(v)	cause or permit the Company to enter into any agreement, letter of intent, acquisition agreement, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or similar agreement concerning, or that would reasonably be expected to lead to, an Acquisition Proposal (other than certain confidentiality agreements entered into in accordance with the terms of the Merger Agreement); or
(vi)	publicly propose to do any of the foregoing (an action described in clauses (i) through (vi)).
Notwithstanding the restrictions described above, following receipt of a written Permitted Acquisition Proposal that constitutes a Superior Proposal, but prior to receipt of the Company Stockholder Approval, the Company Board may (directly or through advisors or representatives) (A) withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal; (B) terminate the Merger Agreement in order to enter into a definitive agreement providing for a Superior Proposal (subject to paying the Company Termination Fee); (C) make a Change in Recommendation; and (D) take any action that any court of competent jurisdiction orders the Company to take, in each case if and only if:
(i)
the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company or its stockholders under applicable law;

(ii)
the Acquisition Proposal that constitutes such Superior Proposal was not solicited, encouraged or facilitated in violation, directly or indirectly, of the non-solicitation obligations of the Merger Agreement;

(iii)
the Company has delivered to Parent a written notice pursuant to the Merger Agreement stating that the Company Board has (A) received a Superior Proposal and (B) intends to take the actions described above absent any revision to the terms and conditions of the Merger Agreement, which notice specifies the basis for such actions, including the identity of the person making such Acquisition Proposal, the material terms thereof and copies of all material relevant documents relating to such Acquisition Proposal (the “Determination Notice”);

(iv)
after taking into account any amendment to the Merger Agreement entered into or to which Parent irrevocably commits to enter into during the Determination Notice Period (as defined below), such Superior Proposal remains a Superior Proposal;

(v)
during the Determination Notice Period (including as may be extended in the event a revised Determination Notice is required to be delivered), the Company and its representatives have kept Parent and its representatives reasonably informed of the status of such Acquisition Proposal and the material terms of any such Acquisition Proposal (including promptly, and in any event within twenty-four (24) hours, after receipt providing to Parent copies of any additional or revised definitive documents with respect thereto);

(vi)
the Company and its Representatives, during the Determination Notice Period, have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Company Board would no longer determine that the failure to make a Change in Recommendation in response to such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

(vii)
the “Determination Notice Period” has expired, which refers to the period beginning on the day of delivery by the Company to Parent of a Determination Notice and ending on the fourth (4th) business day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any subsequent change in the financial terms of any Superior Proposal, the Determination Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) business day after delivery of such revised Determination Notice.

Nothing in the Merger Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, however, that neither the Company nor the Company Board shall be permitted to recommend an Acquisition Proposal which is not a Superior Proposal.

As described below in the section titled “Termination Fees,” if the Merger Agreement is terminated for certain reasons, including by Parent following the Company Board’s determination to effect a Change in Recommendation or by the Company in order to enter into a definitive agreement with respect to an Acquisition Proposal that constitutes a Superior Proposal, the Company will be required to pay Parent the Company Termination Fee and all reasonable out-of-pocket costs and expenses up to an aggregate maximum amount of $1,000,000 in certain circumstances.
Employee Matters
The Merger Agreement provides that Parent will cause the Surviving Corporation to honor all of the terms of the Company’s and its subsidiaries’ severance and change in control obligations as well as employment-related contracts, agreements, arrangements and commitments following the Merger in accordance with their terms as in effect immediately before the Effective Time. In addition, for a period of 12 months immediately following the Effective Time, each employee of the Company or its subsidiaries who continues employment following the Merger (a “Continuing Employee”) will be provided with (i) a base salary or hourly wage rate, and a target annual cash incentive opportunity amount that is at least equal to the base salary or wage rate, and target annual cash incentive opportunity amount that were provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) retirement and group health benefits that are no less than those provided to similarly situated employees of Parent and its subsidiaries (other than the Company and its subsidiaries).
The Surviving Corporation will grant any Continuing Employee credit for all service with the Company and its subsidiaries before the Effective Time under the corresponding employee benefit plan of Parent or its subsidiaries (each, a “Parent Plan”) for purposes of vesting, eligibility to participate and level of benefits where length of service is relevant, except where the service credit would result in duplication of benefits. In addition, with respect to each Parent Plan that provides group health, dental, vision or prescription drug benefits, each Continuing Employee shall be given credit for amounts paid by the Continuing Employee under the corresponding employee benefit plan of the Company or its subsidiaries for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding Parent Plan.
The Merger Agreement provides that, upon notice provided by Parent at least 10 business days prior to the Closing Date, the Company shall be required to terminate any employee benefit plan of the Company or its subsidiaries that is intended to be a defined contribution arrangement under section 401(k) of the Internal Revenue Code. In the event that Parent requires the termination of one or more such defined contribution arrangements sponsored by the Company or any of its subsidiaries, the Continuing Employees participating in any such terminating plan shall become fully vested in their account balances under such plan and, as soon as practicable following the closing, such Continuing Employees shall be eligible to participate in a Parent Plan that is a defined contribution plan.
Cooperation with Debt Financing
Although the obligation of Parent and MergerCo to consummate the Merger is not subject to any financing condition, the Company and its subsidiaries have agreed to provide, and shall cause their representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing and any additional financing to be obtained by Parent or MergerCo in connection with the Merger (the “Additional Financing”) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including, without limitation:
•	participation in meetings, drafting sessions and due diligence sessions;
•
furnishing Parent and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company or its subsidiaries as may be reasonably requested by Parent;

•
assisting Parent and its financing sources in the preparation of (A) marketing materials, bank information memoranda, lender presentations and similar materials required in connection with Debt Financing and any Additional Financing (including the delivery of customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the financing sources (including customary accuracy and material non-public information representations)), and (B) materials for rating agency presentations;

•	reasonably cooperating with the marketing efforts of Parent and its financing sources for any Debt Financing and any Additional Financing raised by Parent or MergerCo;
•	forming new direct or indirect subsidiaries;
•
assisting in the preparation of definitive financing documents (including disclosure schedules and perfection certificates) and facilitating the provision of guarantees, the granting of security and the pledging of collateral, including by executing and delivering any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent in connection with the Debt Financing (provided that any obligations contained in any such definitive financing documents or security documents, as against the Company and its subsidiaries, shall not be effective prior to the Closing);

•
providing assistance in the preparation of pro forma financial information and pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein);

•
providing and executing documents (including the execution and delivery of estoppel certificates and subordination and non-disturbance agreements) as may be reasonably requested by Parent; provided, that none of the Company or any subsidiary shall be required to pay any commitment of other similar fee or incur any other liability in connection with the Debt Financing or any Additional Financing prior to the Closing;

•
cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing as reasonably requested by Parent;

•
furnishing Parent and its debt financing sources as promptly as reasonably practicable with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the beneficial ownership regulation;

•
directing the Company’s independent accountants to provide assistance and cooperation to Parent, including participating in accounting due diligence sessions and assisting in the preparation of any pro forma financial statements; and

•
taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing to consummate the transactions contemplated hereunder at Closing.

Upon termination of the Merger Agreement in accordance with its terms, Parent shall, upon request by the Company, reimburse the Company or its subsidiaries for (i) all reasonable and documented out of pocket costs incurred by the Company, its subsidiaries, and their representatives in connection with such cooperation, and (ii) any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries), in each case of the foregoing clauses (i) and (ii) in an amount not to exceed $1,000,000 in the aggregate; provided that, in the event Parent or the Guarantor pays the Company the Parent Termination Fee and certain other expense reimbursements pursuant to the Merger Agreement, such payment shall be deemed to satisfy all reimbursement obligations relating to the cooperation requirements described above.
Indemnification and Insurance
The Merger Agreement provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) assume and fulfill all rights to indemnification and exculpation from liabilities for acts or liabilities occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its subsidiaries as provided in the Company’s or its subsidiaries’ organizational documents and any indemnification agreements between the Company or any of its subsidiaries with such persons. In addition, during the six-year period commencing immediately following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification that are at least as favorable as the indemnification provisions set forth in the Company’s organizational documents in effect as of the date of the Merger Agreement.
In addition, without limiting the foregoing, the Merger Agreement requires the Surviving Corporation (and Parent to cause the Surviving Corporation to), at the Parent’s expense, to maintain (i) “tail” insurance policies with substantially the same coverage provided under the Company’s existing directors’ and officers’ insurance policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) replacement directors’ and officers’ insurance policies providing the same coverage and amounts and containing terms that are no less advantageous to the insured under the Company’s existing directors’ and officers’ insurance policies, in each case, for a period of at least six years commencing immediately following the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for any such policy to the extent such premiums exceed, on an annual basis, 225% of the aggregate annual premium currently paid by the Company, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.
Other Covenants
Special Meeting
The Company has agreed to take all necessary action (in accordance with applicable law and the Company’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable after the date of the Merger Agreement, for the purpose of voting upon the adoption of the Merger Agreement.
Stockholder Litigation
With respect to all stockholder litigation brought against the Company or its directors or officers relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement (“Transaction Litigation”), the Company has agreed to (i) provide Parent with prompt notice of the commencement or written threat of any Transaction Litigation, (ii) keep Parent reasonably informed with respect to any such Transaction Litigation, (iii) give Parent the opportunity to participate, at Parent’s expense, in the defense of any such Transaction Litigation, and (iv) consult with Parent and consider Parent’s advice with respect to such Transaction Litigation. The Company has additionally agreed not to settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
Conditions to the Closing of the Merger
The obligations of Parent and MergerCo, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:
(i)	the receipt of the Company Stockholder Approval; and
(ii)
no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting or preventing the consummation of the Merger.

In addition, the obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of each of the following additional conditions:
(i)
the representations and warranties of the Company contained in the Merger Agreement (other than the Fundamental Representations) that (A) are not made as of a specific date shall be true and correct as of the date of the Merger Agreement and as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (A) and (B), without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation relating to the absence of certain changes or events) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties relating to organization, good standing, corporate power, enforceability, Company Board approval, non-contravention, capitalization and stock reservation, interim operations in the ordinary course and brokers’ fees shall be true and correct in all respects, other than de minimis inaccuracies, as of the date of the Merger Agreement and as of the Closing, as though made on and as of the Closing (in each case except to the extent expressly made as of a specific date, in which case as of such specific date);
(ii)
the Company having performed, in all material respects, with all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with it by the Merger Agreement at or prior to the Effective Time;

(iii)
since the date of the Merger Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(iv)
the Company’s delivery to Parent of a certificate, dated the date of the Effective Time, signed by an officer of the Company certifying that the conditions described in the preceding conditions in (i) – (iii) above have been satisfied;

(v)
the Company’s delivery to Parent of any requested written resignations, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company and its subsidiaries who Parent has requested in writing at least five (5) business days prior to Closing;

(vi)	the Company’s delivery to Parent of any consents, authorizations, approvals, exemptions or waivers from Governmental Authorities or third parties set forth in the Merger Agreement; and
(vii)
the Company’s delivery, at least two business days prior to the Closing, to Parent of payoff letters and any necessary UCC or other releases or terminations as may be reasonably required to evidence the satisfaction of the Company’s indebtedness and the release or termination of any liens arising thereunder.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver in writing (where permissible) of each of the following additional conditions:
(i)
the representations and warranties of Parent and MergerCo set forth in the Merger Agreement that (i) are not made as of a specific date shall be true and correct as of the date of the Merger Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(ii)
Parent and MergerCo having performed, in all material respects, with all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with it by the Merger Agreement at or prior to the Effective Time; and

(iii)
Parent’s delivery to the Company of a certificate, dated as of the Effective Time, signed by an officer of Parent, certifying that the conditions described in the preceding clauses (i) and (ii) have been satisfied.

The term “Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, or materially delay Parent or MergerCo from consummating the Merger.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:
(i)	by mutual written consent of the Company and Parent;
(ii)	by either the Company or Parent if:
(a)
any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate the Merger Agreement shall not be available to a party whose breach of any obligation under the Merger Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering any such Law or Governmental Order;
(b)
the Effective Time has not occurred by the Outside Date; provided however, that this termination right shall not be available to a party whose breach of any obligation under the Merger Agreement is the primary cause of the failure of the Effective Time to occur on or before the Outside Date; or

(c)	the Company’s stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment thereof).
(iii)	by the Company if:
(a)
any of the representations and warranties of Parent and MergerCo set forth in the Merger Agreement are or become untrue or incorrect such that the condition set forth in the Merger Agreement would be incapable of being satisfied by the Outside Date; or (ii) there has been a breach on the part of Parent or MergerCo or any of their respective covenants or agreements under the Merger Agreement such that the conditions set forth in the Merger Agreement are incapable of being satisfied by the Outside Date; provided, that the Company will not have the right to terminate the Merger Agreement pursuant if it is then in material breach of its obligations under the Merger Agreement such that conditions set forth in in forth in the Merger Agreement would not then be satisfied;

(b)
prior to receipt of the Company Stockholder Approval in order to enter into a definitive agreement providing for a Superior Proposal, provided, that for the termination by the Company to be effective, the Company shall (i) concurrently enter into such definitive agreement providing for a Superior Proposal and (ii) pay to Parent any applicable Company Termination Fee in accordance with the Merger Agreement, and provided, further, that the Company shall not be permitted to terminate the Merger Agreement pursuant to the Merger Agreement unless other sections in the Merger Agreement have been complied with in all material respects; or

(c)
by giving written notice to Parent at any time prior to the Closing if (i) each condition to the performance of Parent’s obligations under the Merger Agreement has been satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur), (ii) Parent fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to the Merger Agreement , (iii) the Company is prepared and able to perform its obligations to consummate the Closing on the date on which the Closing is required to have occurred pursuant to the Merger Agreement and the Company delivers, at least five (5) business days prior to the date of termination (the “Closing Notice Period”), to Parent a certificate irrevocably certifying that all conditions set forth in the Merger Agreement have been satisfied (other than such conditions that by their terms or nature are to be satisfied at the Closing, and which were, as of such date, capable of being satisfied) or waived by the Company and the Company stands ready, willing and able to consummate the Closing, (iv) Parent has failed to perform its obligations to consummate the Closing by the later of (x) the date Closing should have occurred pursuant to the Merger Agreement and (y) the end of the Closing Notice Period and (v) at all times during the Closing Notice Period, the Company stood ready, willing and able to perform its obligations to consummate the Closing (the termination right described in this clause (c), the “Failure to Close Termination Right”).

(iv)	by Parent if:
(a)
any representations or warranties of the Company are or become untrue or incorrect, or the Company breaches its covenants or agreements under the Merger Agreement such that the closing conditions with respect thereto are incapable of being satisfied by the Outside Date; provided, that Parent will not have the right to terminate the Merger Agreement if the Parent or MergerCo is then in material breach of its obligations under the Merger Agreement such that a closing condition would not then be satisfied;

(b)	the Company Board effects a Change in Recommendation; or
(c)	the Company Board publicly recommends or approves any Acquisition Proposal other than the Merger contemplated by the Merger Agreement.
If the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to the payment of termination fees, reimbursement of expenses and indemnification. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement entered into between Barcoding, Inc., an affiliate of Parent, and the Company, the Limited Guaranty or the Equity Funding Letter, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
Termination Fees
Parent will be entitled to receive the Company Termination Fee from the Company if the Merger Agreement is terminated:
(i)	by Parent, because the Company Board has effected a Change in Recommendation;
(ii)	by the Company in order to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal;
(iii)	by Parent following the Company Board’s public recommendation or approval of any Acquisition Proposal other than the Merger contemplated by the Merger Agreement;
(iv)
by Parent due to the Company’s material breach of the Merger Agreement with respect to covenants imposed on the Company in respect of an Acquisition Proposal (and Parent is not then in material breach of its obligations under the Merger Agreement such that the closing conditions with respect thereto would not then be satisfied); or

(v)
by either Parent or the Company because (a) the Closing has not occurred by the Outside Date or (b) the failure to receive the Company Stockholder Approval, or by Parent because the Company’s representations or warranties are or become untrue or incorrect or the Company breaches its covenants under the Merger Agreement such that the closing conditions with respect thereto are incapable of being satisfied by the Outside Date (and Parent is not then in material breach of its obligations under the Merger Agreement such that the closing conditions with respect thereto would not then be satisfied); and (1) prior to the date of such termination an Acquisition Proposal has been publicly announced or received by the Company, its subsidiaries or their representatives and (2) concurrently with such termination or within twelve (12) months following the termination date, the Company and/or its subsidiaries enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (1)); provided, that, for purposes of any Company Termination Fee payable for the aforementioned reasons, the term “50%” is substituted for “20%” in the definition “Acquisition Proposal” in the Merger Agreement.

The Company will be entitled to receive, within five business days after the Termination Date, the Parent Termination Fee from Parent if the Merger Agreement is terminated:
(i)
by the Company because Parent’s or MergerCo’s representations or warranties are or become untrue or incorrect or Parent or MergerCo breaches its covenants under the Merger Agreement such that the closing conditions with respect thereto are incapable of being satisfied by the Outside Date (and the Company is not then in material breach of its obligations under the Merger Agreement such that the closing conditions with respect thereto would not then be satisfied);

(ii)	by the Company pursuant to the Failure to Close Termination Right; or
(iii)
by the Company because the Merger is not consummated by the Outside Date at a time at which the Company would have been entitled to terminate the Merger Agreement pursuant to the Failure to Close Termination Right.

If the Merger Agreement is terminated by the Company pursuant to the Failure to Close Termination Right, the Company will be entitled to receive, within three business days after the Termination Date, all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its subsidiaries in connection with the entering into of the Merger Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $1,000,000.
The payment of the Parent Termination Fee and all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its subsidiaries in connection with the entering into of the Merger Agreement and the carrying out of any and all acts contemplated thereunder, up to an aggregate maximum amount of $1,000,000, constitutes the sole and exclusive remedy of the Company for all monetary losses and damages suffered as a result of the failure of the Merger or the other transactions to be consummated, for any breach or failure to perform under the Merger Agreement, Equity Funding Letter, Debt Commitment Letter or the transactions contemplated thereby. Notwithstanding such limitations of liability, the Company is entitled to seek an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
As described above, the Guarantor has entered into the Limited Guaranty with the Company, pursuant to which the Guarantor has guaranteed the obligations of Parent and MergerCo to pay any Parent Termination Fee and (i) reimbursement the Company or its subsidiaries for all reasonable and documented out of pocket costs incurred by the Company, the Subsidiaries, and their Representatives in connection with their cooperation in arranging the Debt Financing, and (ii) any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, subject to the terms and conditions set forth in the Merger Agreement and the Limited Guaranty.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, the Company, on the one hand, and Parent and MergerCo, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. Under certain circumstances in connection with the termination of the Merger Agreement, the Company or Parent may be required to reimburse all reasonable out-of-pocket costs and expenses including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by the other party in connection with the entering into of the Merger Agreement and the carrying out of any and all acts contemplated thereunder up to an aggregate maximum amount of $1,000,000.
Specific Performance
Parent, MergerCo and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. In addition, the Company is also entitled to seek an injunction, specific performance or other equitable relief to cause the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Funding Letter and the Merger Agreement.
Amendment
The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by the Company stockholders. However, after adoption of the Merger Agreement by the Company stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.
Governing Law
The Merger Agreement is governed by Delaware law.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to approve a proposal to adopt the Merger Agreement. The Merger cannot be completed without the adoption of the Merger Agreement by the requisite vote of the Company stockholders. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this Proxy Statement, including the information set forth in the sections of this Proxy Statement captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. You are urged to read the Merger Agreement carefully and in its entirety.
The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock as of the close of business on the Record Date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee and any abstentions will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.
The Company Board recommends that you vote “FOR” the adoption of the Merger Agreement.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to our stockholders to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this Proxy Statement. Accordingly, the Company is asking you to approve the following resolution:
“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the Proxy Statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Approval of the Compensation Proposal is not a condition to the completion of the Merger. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on the Company. Accordingly, if the Merger Agreement is adopted, the amounts payable under the Compensation Proposal may be payable to the Company’s named executive officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board of Directors Recommendation
Approval, on a non-binding advisory basis, of the Compensation Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Assuming a quorum is present, a failure to give instruction to brokers, banks or other nominees for shares held in “street name” and any abstention will not be counted as “FOR” or “AGAINST”, and therefore will not be counted as a vote “cast” nor have any effect on, the outcome of the Compensation Proposal. Shares represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed proxy card without indicating voting preferences on such proxy card, the shares of the Company’s common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Company Board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the
Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The vote on this Adjournment Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement and to approve the Compensation Proposal. The Company does not intend to call a vote on this Adjournment Proposal if there are sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Vote Required and Board of Directors Recommendation
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Assuming a quorum is present, a failure to give instruction to brokers, banks or other nominees for shares held in “street name” and any abstention will have no effect on the outcome of the Adjournment Proposal. Shares represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed proxy card without indicating voting preferences on such proxy card, the shares of the Company’s common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Company Board recommends that you vote “FOR” the approval of the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 14, 2024 for:
•	each person, or group of affiliated persons, who we know to beneficially own more than five percent (5%) of our common stock;
•	each of our named executive officers;
•	each of our directors and director nominees; and
•	all of our executive officers and directors as a group.
The percentage of beneficial ownership information shown in the table is based on 7,681,000 shares of common stock outstanding as of May 14, 2024.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than five percent (5%) of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within sixty (60) days of May 14, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address of each of the individuals and entities named in the table below is c/o DecisionPoint Systems, Inc., 1615 South Congress Avenue Suite 103, Delray Beach, FL 33445.
Named Executive Officers and Directors:	Shares of Common Stock Beneficially Owned	%
Michael N. Taglich(1)	860,318	11.2%
Steve Smith(2)	637,292	8.3%
Stanley P. Jaworski, Jr.(3)	129,769	1.7%
John Guttilla(4)	66,188	*
Melinda Wohl(5)	72,549	*
Richard Bravman(6)	44,410	*
William Cooke(7)	56,306	*
All current directors and executive officers as a group (7 persons)	1,866,832	24.3%

5% Stockholders
Robert Taglich 37 Main Street Cold Spring Harbor, NY 11724	484,157	6.3%
*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Includes options to acquire 29,000 shares of common stock that are exercisable within 60 days of May 14, 2024.
(2)	Includes options to acquire 34,937 shares of common stock that are exercisable within 60 days of May 14, 2024.
(3)	Includes options to acquire 111,500 shares of common stock that are exercisable within 60 days of May 14, 2024.
(4)	Includes options to acquire 24,000 shares of common stock that are exercisable within 60 days of May 14, 2024.
(5)	Includes options to acquire 45,834 shares of common stock that are exercisable within 60 days of May 14, 2024.
(6)	Includes options to acquire 29,000 shares of common stock that are exercisable within 60 days of May 14, 2024.
(7)	Includes options to acquire 20,000 shares of common stock that are exercisable within 60 days of May 14, 2024.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of the Company. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
The Company will hold its regular annual meeting of stockholders in 2024 only if the Merger is not completed.
If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Secretary at our principal executive offices at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445 on or before August 8, 2024, unless the date of our 2024 annual meeting is more than 30 days before or after the one-year anniversary of the 2023 annual meeting, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. No such proposals have been received. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our Bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
Our Bylaws also establish an advance notice procedure for stockholders who wish to nominate a director or who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that if a stockholder wishes to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, a timely written notice of a stockholder proposal must be delivered to, or mailed and received by our Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445 no earlier than August 8, 2024 and no later than the close of business on September 7, 2024, which notice must contain the information specified in our Bylaws. If we change the date of our 2024 annual meeting by more than 30 days before or more than 70 days after the one-year anniversary of the 2023 annual meeting, then the written notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 120 days and no later than 90 days prior to our 2024 Annual Meeting, or within 10 days following the first public announcement by the Company of the date of the 2024 Annual Meeting. The public announcement of an adjournment or postponement of the 2024 annual meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this proxy statement. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.
In addition, in order to comply with universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company no later than October 7, 2024 that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

WHERE YOU CAN FIND MORE INFORMATION
As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of our website is https://decisionpt.com.
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this Proxy Statement. You are encouraged to carefully read all documents incorporated by reference into this Proxy Statement.
The following the Company filings with the SEC are incorporated by reference:
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;
•	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 15, 2024; and
•	the Company’s Current Reports on Form 8-K filed with the SEC on January 2, 2024 and May 1, 2024.
Notwithstanding the above, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.
We also incorporate by reference into this Proxy Statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include annual, quarterly, and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.
These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
We will furnish without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Proxy Statement incorporates). You should direct any requests for documents to our Secretary by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445 or by phone at (561) 900-3723. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. You may also access the documents incorporated by reference in this prospectus through our website at https://decisionpt.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this Proxy Statement.
If you have any questions concerning the Merger, the Special Meeting, or this Proxy Statement, would like additional copies of this Proxy Statement or the proxy card or need help voting your shares of the Company’s common stock, please contact our Secretary by phone at (561) 900-3723 or by mail at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

MISCELLANEOUS
The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and MergerCo contained in this Proxy Statement.
We have not, and Parent has not, authorized anyone to provide any information other than information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents that we incorporate by reference in this Proxy Statement in voting on the Merger Agreement and the Merger. We have not authorized anyone to provide you with information that is different from, or additional to, what is contained in this Proxy Statement. Neither we nor Parent provides any assurances as to the reliability of any other information that others may give you.
This Proxy Statement is dated [ ], 2024. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement), and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary.
This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

Among

DECISIONPOINT SYSTEMS, INC.

BARCODING DERBY BUYER, INC.
and

DERBY MERGER SUB, INC.

Dated as of April 30, 2024
A-1

A-ii

A-iii

EXHIBITS
Exhibit A	Form of Support Agreement	A-A-1
Exhibit B	Knowledge of the Company	A-B-1
Exhibit C	Knowledge of Parent and MergerCo	A-C-1
Exhibit D	Form of Certificate of Merger	A-D-1
A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2024 (this “Agreement”), is made and entered into by and among DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo” and, together with Parent, the “Buyer Parties”).
WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously approved the execution, delivery, and performance of this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein and has recommended that the adoption of this Agreement be approved by its stockholders in accordance with the DGCL (such recommendation, the “Company Recommendation”);
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and MergerCo to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section A of the Disclosure Schedule have entered into Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Support Agreements”), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their Company Common Shares in favor of the adoption of this Agreement and certain other matters to be presented at the Company Stockholders Meeting;
WHEREAS, the Board of Directors of MergerCo has approved this Agreement and the Merger and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of MergerCo and its sole stockholder on the terms and subject to the conditions set forth herein and has directed that the adoption of this Agreement be submitted for consideration by Parent, as its sole stockholder;
WHEREAS, Parent, as the sole stockholder of MergerCo, has approved the adoption of this Agreement and the consummation of the Merger on the terms and subject to the conditions set forth herein; and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. For purposes of this Agreement:
“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries, (c) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by this Agreement.
“Action” means any legal claim, action, suit, investigation, written inquiry, audit, complaint, demand, examination, litigation, citation, arbitration, mediation or other legal proceeding of any nature, civil or criminal, at law or in equity.
“Additional Financing Sources” means the agents, arrangers, lenders, investors, holders or similar financing sources that will provide or arrange any Additional Financing, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns; provided, that, “Additional Financing Sources” shall not include Parent or any Affiliate of Parent.
“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Ancillary Agreement” means the Support Agreements, the Equity Funding Letter, the Debt Commitment Letter, the Certificate of Merger and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent, Merger Co, the Company or any of its Subsidiaries, in connection with the consummation of the transactions contemplated by this Agreement.
“Beneficial owner”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
“Business Day” or “business day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.
“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).
“Certificate” or “Certificates” means any certificate evidencing Company Common Shares.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Available Software” means commercially available Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries and that is licensed pursuant to a non-negotiated agreement.
“Company Bylaws” means the Amended and Restated By-Laws of the Company.
“Company Charter” means the First Amended and Restated Certificate of Incorporation of the Company dated October 11, 2016, as amended by the Certificate of Amendment dated November 10, 2021.
“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.
“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company or any of its Subsidiaries.
“Company Equity Awards” means the RSU Awards and the Company Options.
“Company Equity Plan” means the DecisionPoint Systems, Inc. 2014 Equity Incentive Plan, as amended.
“Company IP” means any and all Intellectual Property owned or purported to be owned in whole or part by, or exclusively licensed to, the Company or any of its Subsidiaries (including all beneficial rights pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property to the Company or any of its Subsidiaries).
“Company IP Agreement” means any agreement under which (i) the Company of one of its Subsidiaries uses or has been granted any license rights (including rights granted on a service basis) under any Intellectual Property owned by any third party, (ii) the Company or any of its Subsidiaries has granted to any third party any license rights under any Company IP, and (iii) any Intellectual Property is or has been developed by or for the Company or any of its Subsidiaries, assigned to the Company or any of its Subsidiaries by any third party, or assigned by the Company or any of its Subsidiaries to any third party.
“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development, occurrence or change (each, an “Effect”) that would, or would reasonably be expected to (i) have a materially adverse effect upon the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) prevent, or materially delay the Company from consummating the Merger, other than, solely with respect to the foregoing clause (i), any Effect arising out of or resulting from (a) decrease in the market price of the Company Common Shares or the failure, in and of itself, of the Company to meet earnings projections or internal financial forecasts (but not any Effect underlying such decrease or failure to meet such projections or forecasts to the extent that such Effect is not otherwise excluded from Company Material Adverse Effect pursuant to another clause hereof), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (c) changes after the date hereof in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (except to the extent such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (d) changes after the date hereof in GAAP or authoritative interpretations thereof (except to the extent such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (e) the public announcement, pendency or the completion of the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, in each case, to the extent arising out of the identity of Parent or its Affiliates in connection therewith, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), or (g) earthquakes, hurricanes or other natural disasters or one or more pandemics (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business).
“Contract” means, whether written or oral, any binding contract, agreement, lease (whether for real or personal property), license, commitment, arrangement, instrument, guarantee, binding proposal, purchase order, obligation, bond, note, license, indenture, mortgage or loan, to which a Person is bound or to which its assets or properties are subject, and any schedule, exhibit, amendment or supplement to any of the foregoing.
“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company or any of its Subsidiaries, or any other act or omission that compromises the security, integrity, or confidentiality of information, including Personal Information.
“Determination Notice” means written notice delivered by the Company to Parent pursuant to Section 7.04(c) stating that the Company Board has (i) received a Superior Proposal and (ii) intends to take the actions described in clause (iv) of the first sentence of Section 7.04(c) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such actions, including the identity of the Person making such Acquisition Proposal, the material terms thereof and copies of all material relevant documents relating to such Acquisition Proposal.
“Determination Notice Period” means the period beginning on the day of delivery by the Company to Parent of a Determination Notice and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any subsequent change in the financial terms of any Superior Proposal, the Determination Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice.
“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. Inclusion of information in the Disclosure Schedule shall not be deemed an admission or otherwise imply that such information is or is not material to the Company, constitutes or would result in a Company Material Adverse Effect by the criteria set forth in the Agreement, that disclosure of any such information is required under any Laws or by any Governmental Authority. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.
“Dissenting Shares” means Company Common Shares issued and outstanding immediately prior to the Effective Time that are held by a holder or beneficially by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the Merger, is entitled to demand and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such Person effectively withdraws, fails to perfect or otherwise loses such Person’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).
“Environmental Laws” means any applicable Law relating to (i) Releases or threatened Releases of or exposure to Hazardous Substances; (ii) the manufacture, handling, processing, labelling, packaging, distribution, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.
“Equity Securities” means (a) any common, preferred, or other capital stock, limited liability company interest, membership interest, partnership interest, or other equity interest; (b) any warrants, options, or other rights to, directly or indirectly, acquire any interest described in clause (a); (c) any right, interest or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any interest described in clauses (a) through (b) above or another similar interest (including convertible notes); (d) any interest carrying any warrant or right to subscribe for or purchase any interest described in clauses (a) through (c) above or any similar interest; and (e) any equity appreciation, phantom equity or similar rights valued in whole or in part in reference to the Company or any of the Subsidiaries.
“GAAP” means United States generally accepted accounting principles as of the date hereof (or as of the applicable time, to the extent that another date is expressly stated in this Agreement).
“Governmental Authority” means any federal, state, provincial, municipal or local government, governmental, regulatory, legislative or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by or any settlement under the jurisdiction of any Governmental Authority.
“Hazardous Substances” means (i) those substances, materials or wastes defined in or regulated under the following United States federal statutes and their applicable foreign, state and local counterparts, as each has been amended from time to time, and all regulations thereunder, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, lead and radon; and (iv) any other contaminant, substance, material or waste regulated by or defined as hazardous or toxic or as a pollutant or contaminant by any Governmental Authority pursuant to any Environmental Law.
“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice and other than payments due under license agreements); (c) all obligations of such Person in respect of letters of credit and bankers’ acceptances, surety and performance bonds that have been drawn down, in each case, solely to the extent of such draw; (d) all declared but unpaid dividends and interest on net equity; and (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (i) United States and international patents, patent applications and invention registrations of any type, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof and all of the goodwill associated therewith; (iii) copyrightable works, copyrights, works of authorship, and registrations and applications for registration thereof; (iv) confidential and proprietary information, including trade secrets and know-how; (v) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (vi) domain names and social media accounts; and (vii) proprietary databases and data compilations and all documentation relating to the foregoing, and all registrations or applications to register any of the foregoing
“International Trade Laws” means all applicable Laws related to import, export control, anti-money laundering, economic sanctions, and anti-bribery matters, including, but not limited to, Laws implemented by the U.S. Treasury Department’s Office of Foreign Assets Control and Financial Crimes Enforcement Network, the U.S. Commerce Department’s Bureau of Industry and Security, and the U.S. Foreign Corrupt Practices Act.
“knowledge of Parent” means the actual knowledge of any of the individuals listed on Exhibit C, in each case, after reasonable inquiry.
“knowledge of the Company” means the actual knowledge of any of the individuals listed on Exhibit B, in each case, after reasonable inquiry.
“Law” means any applicable national, federal, foreign, state, provincial, municipal or local statute, law, ordinance, regulation, rule, constitution, directive, code, executive order, injunction, judgment, writ, decree, Governmental Order or other order.
“Liens” means with respect to any asset (including any security), any mortgage, claim, lien (statutory or otherwise), pledge, charge, security interest or encumbrance of any kind in respect to such asset.
“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, or materially delay Parent or MergerCo from consummating the Merger.
“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith through appropriate proceedings and for which there are adequate reserves on the Financial Statements in accordance with GAAP; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress incurred in the ordinary course of business for amounts which are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries with respect to a liability that is not yet due and payable or is being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon which are not violated by the current use and occupation of the applicable property; (v) with respect to real property, any title exception disclosed in any title insurance policy provided or made available to Parent, that do not, individually or in the aggregate, (A) materially detract from the value of or marketability of such property, or (B) interfere materially with the current or proposed use of such property (assuming its continued use in the manner in which it is currently used or intended to be used); (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business that do not, individually or in the aggregate, (A) materially detract from the value of or marketability of such property, or (B) interfere materially with the current or proposed use of such property (assuming its continued use in the manner in which it is currently used or intended to be used); and (vii) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws.
“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which the Company or any of its Subsidiaries has entered or is otherwise bound.
“Privacy and Data Security Laws” means any Laws with which the Company or any of its Subsidiaries is required to comply relating to the privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification.
“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) applicable published industry best practice or rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries is or has been a member.
“Privacy Policy” means each written statement made by the Company or any of its Subsidiaries related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.
“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.
“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, disposal, leaching or migration of Hazardous Substances into the environment (including indoor or ambient air, surface water, ground water, and surface or subsurface strata) or into, within or through any building, structure or equipment.
“Subsidiary” or “Subsidiaries” of the Company, Parent or any other Person means a corporation, limited liability company, partnership, joint venture or other organization or Person of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.
“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party after the date of this Agreement that did not result from a breach of Section 7.04, which the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel and after taking into account all of the terms and conditions of the Acquisition Proposal, including the conditions to the consummation of the Acquisition Proposal and the legal, regulatory and financing terms and aspects of such Acquisition Proposal, and after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into) to be more favorable to the Company’s stockholders (solely in their capacity as such) than the Merger from a financial, legal (including certainty of closing) and regulatory point of view. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%”.
“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.
(a) the following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
401(k) Plan	Section 7.05(d)
Acquisition Proposal Consummation Date	Section 9.03(b)(i))
Additional Financing Commitment Letter	Section 10.14
Additional Financing	Section 7.07(c)
Agreement	Preamble
Buyer Parties	Preamble
Bylaws	Section 2.02(b))
CERCLA	Section 4.16(c))
Certificate of Incorporation	Section 2.02(a))
Certificate of Merger	Section 2.04
Change in Recommendation	Section 7.04(b))
Claims	Section 7.06(a))
Closing	Section 2.03
Closing Date	Section 2.03
Closing Notice Period	Section 9.01(j))
Company	Preamble
Company Board	Recitals
Company Expenses	Section 9.03(e))
Company Financial Advisor	Section 4.18
Company Option	Section 3.01(d))
Company Real Property	Section 4.13
Company Recommendation	Recitals
Company SEC Reports	Section 4.07(a))
Company Software	Section 4.14(j)
Company Stockholder Approval	Section 4.04(a))
Company Stockholders’ Meeting	Section 7.02
Company Termination Fee	Section 9.03(d))
Confidentiality Agreement	Section 7.03(b))
Continuing Employees	Section 7.05(b))
Contractual Representations	Section 4.29(a)

Defined Term	Location of Definition
Debt Commitment Letter	Section 5.07(b))
Debt Financing	Section 5.07(b))
Delaware Courts	Section 10.08
DGCL	Recitals
DSOS	Section 2.04
Effective Time	Section 2.04
Environmental Permits	Section 4.16(a))
Equity Funding Letter	Section 5.07(b)
ERISA	Section 4.10(a))
Exchange Act	Section 4.05(b))
Exchange Fund	Section 3.02(a))
Equity Financing	Section 5.07(b)
Equity Funding Letter	Section 5.07(b)
Financing	Section 5.07(b))
Financing Commitments	Section 5.07(b))
Financial Statements	Section 4.07(b)
Fundamental Representations	Section 8.02(a)
Guaranty	Section 5.07(c))
Guarantor	Section 5.07(c))
Inventor	Section 4.14(e)
IRS	Section 4.10(a))
IT Assets	Section 4.14(g))
Lender	Section 5.07(b))
Malicious Code	Section 4.14(g))
Material Contract	Section 4.17(a))
Material Customers	Section 4.24(a)
Material Suppliers	Section 4.24(a)
Merger Consideration	Section 3.01(c))
MergerCo	Preamble
Merger	Recitals
Non-Recourse Party	Section 10.13
Other Filings	Section 4.12
Outside Date	Section 9.01(b))
Parent	Preamble
Parent Expenses	Section 9.03(e))
Parent Parties	Section 9.03(f))
Parent Plan	Section 7.05(a))
Parent Termination Fee	Section 9.03(d))
Paying Agent	Section 3.02(a))
Permitted Acquisition Proposal	Section 7.04(c))
Permits	Section 4.06(a))
Plans	Section 4.10(a))
Post-Signing Returns	Section 7.09(a)(i)
Products	Section 4.26
Proxy Statement	Section 4.05(b))
Real Property Leases	Section 4.13
Representative(s)	Section 7.04(b))
RSU Award	Section 3.01(e))
SEC	Section 4.05(b))
Section 16	Section 7.05(c))

Defined Term	Location of Definition
Securities Act	Section 4.05(b))
SOX	Section 4.07(d))
Support Agreements	Recitals
Surviving Corporation	Section 2.011
Tax(es)	Section 4.15(r))
Tax Return	Section 4.15(s))
Terminating 401(k) Plan	Section 7.05(d)
Termination Date	Section 9.01
Transaction Litigation	Section 7.12
Transfer Taxes	Section 7.08
Voting Company Debt	Section 4.03(a)
WARN	Section 4.11(f))

Section 1.02 Interpretation and Rules of Construction.
The Buyer Parties and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, if any, of and to this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;
(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(h) references to a person are also to its successors and permitted assigns; and
(i) the phrases “made available” and “delivered,” when used in reference to anything made available to Parent, MergerCo or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include (i) documents uploaded to the electronic data room hosted by Polsinelli PC, and (ii) public filings in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case at least two (2) business days prior to the date of this Agreement;
(j) the word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;
(k) references to “dollars”, “Dollars” and “$” will be references to United States Dollars; and
(l) the use of “or” is not intended to be exclusive (and should be construed accordingly as “and/or”) unless expressly indicated otherwise.
ARTICLE II
THE MERGER
Section 2.01 Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (i) MergerCo shall be merged with and into the Company and the separate existence of MergerCo shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in of the DGCL.

Section 2.02 Certificate of Incorporation and Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in the form of the certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by law (the “Certificate of Incorporation”).
(b) At the Effective Time, and without any further action on the part of the Company or MergerCo, the bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the charter or by such bylaws (the “Bylaws”).
Section 2.03 Closing. The closing of the Merger (the “Closing”) shall take place virtually via the exchange of documents and signature pages in portable document format on the third (3rd) Business Day after all of the conditions set forth in ARTICLE VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof at the Closing) shall have been satisfied or, to the extent permitted by Law, waived by the party entitled to the benefit of the same, and, subject to the foregoing, or at such time and on such date as mutually agreed by the parties (such date, the “Closing Date”).
Section 2.04 Effective Time. On the Closing Date (or prior thereto, if agreed by Parent and the Company) MergerCo and the Company shall cause to be filed a certificate of merger in the form attached hereto as Exhibit D (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DGCL and will make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon such time as the Certificate of Merger has been accepted for record by the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL (the “Effective Time”).
Section 2.05 Directors and Officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
ARTICLE III
EFFECTS OF THE MERGER
Section 3.01 Effects on Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Shares or holders of any shares in MergerCo:
(a) Each share of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be exchanged for one issued and outstanding share of common stock of the Surviving Corporation.
(b) Each Company Common Share that is held in treasury of the Company or owned by any of its Subsidiaries or by MergerCo shall, immediately prior to the Effective Time, automatically be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made with respect thereto.
(c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and Dissenting Shares) shall automatically be converted into, and canceled and will no longer be outstanding and will cease to exist, and each holder of such Company Common Share will cease to have any rights with respect thereto, in exchange for, the right to receive an amount in cash to be paid by Parent equal to $10.22 per Company Common Share, without interest (the “Merger Consideration”).
(d) Each option to purchase Company Common Shares (each, a “Company Option”) that is outstanding at the Effective Time, whether vested or unvested, shall automatically, and without any action required on the part of the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of Company Common Shares subject to the Company Option at the Effective Time multiplied by (ii) the excess (if any) of the Merger Consideration over the per share exercise price applicable to the Company Option (net of any applicable Taxes withheld pursuant to Section 3.03). In the event that the exercise price of a Company Option exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration. Cash amounts payable pursuant to this Section shall be paid through the Company’s payroll, less any applicable Taxes withheld pursuant to Section 3.03, within five (5) Business Days following the Effective Time.
(e) Each restricted stock unit award in respect of Company Common Shares (each, an “RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder thereof, accelerate and become fully vested, and be canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the number of Company Common Shares underlying such RSU Award immediately prior to the Effective Time, multiplied by the Merger Consideration. Cash amounts payable pursuant to this Section shall be paid through the Company’s payroll, net of any applicable Taxes withheld pursuant to Section 3.03, within five (5) Business Days following the Effective Time.
(f) The Company, the Company Board or the compensation committee of the Company Board, as applicable, has adopted any resolutions and taken any actions (including obtained any employee or other consents), or as soon as practicable following the date of this Agreement shall adopt such resolutions and take such other actions (including providing any required notices or obtaining any employee or other consents), in each case, that are necessary or appropriate to terminate the Company Equity Plan, cancel the Company Equity Awards and otherwise effectuate the provisions of this Section 3.01.
Section 3.02 Exchange of Certificates; Paying Agent.
(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this ARTICLE III of the Merger Consideration. At the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration for the benefit of the holders of Company Common Shares (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.01(b)) (collectively, such cash being referred to as the “Exchange Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Section 3.02. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation.
(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.01(b)). From and after the Effective Time, persons who held Company Common Shares or Company Equity Awards immediately prior to the Effective Time shall cease to have rights with respect to such shares or awards, except for the right to receive the applicable Merger Consideration as provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent in accordance with Section 3.02 shall be exchanged for the applicable Merger Consideration.
(c) Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares or that were exchanged for the right to receive the Merger Consideration pursuant to Section 3.01: (A) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon proper delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the holder’s Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Merger Consideration payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of this

Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer, stock transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 3.02. No interest shall be paid or accrue on the Merger Consideration.
(d) No Further Ownership Rights in Company Common Shares. At the Effective Time, holders of Company Common Shares (other than Dissenting Shares) shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration provided under this Article III. The Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and represented by such Certificates.
(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for six (6) months after the Effective Time shall be delivered to Parent or its designee, and any holders of Company Common Shares prior to the Merger, as the case may be, who have not theretofore complied with this Article III shall thereafter look only Parent for payment of the applicable Merger Consideration (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest.
(f) No Liability. None of Parent, MergerCo, the Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, stockholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of the applicable Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Shares two (2) years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.
(g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the applicable remaining Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such remaining payments in full. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.
(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form reasonably satisfactory to Parent of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Parent, the Surviving Corporation or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.
Section 3.03 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made.
Section 3.04 Dissenting Shares.
(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 3.01, but shall be cancelled and any Certificate representing, or uncertificated shares that are, Dissenting Shares shall represent only such rights as are granted by the DGCL in respect thereof.
(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01, without interest, and shall not thereafter be deemed to be Dissenting Shares.
(c) The Company shall give Parent prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand. Parent will have the opportunity and right, at its election, to direct or otherwise participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Dissenting Shares as may be necessary to perfect appraisal rights under the DGCL.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the Disclosure Schedule or (b) as disclosed in any Company SEC Reports filed since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), the Company represents and warrants to the Buyer Parties as follows:
Section 4.01 Organization and Qualification; Subsidiaries; Authority.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably expected to be material to the Company. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.
(b) Each of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, the number of authorized and issued and outstanding Equity Securities of such Subsidiary, the beneficial owner thereof and the percentage of the Equity Securities of such Subsidiary owned by the Company and each other Subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. All of the Equity Securities of each Subsidiary are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Laws). Except as set forth in Section 4.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any Equity Securities in any Person. None of the Company or any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any Equity Securities in any Person (other than the Subsidiaries set forth on Section 4.01(b) of the Disclosure Schedule).
(c) Each Subsidiary is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as set forth on Section 4.01(b) of the Disclosure Schedule). Each of the Company’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, operate, lease and encumber its properties and to carry on its business as now conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.
Section 4.02 Organizational Documents. The Company has previously provided or made available true and complete copies of the Company Charter, the Company Bylaws and the organizational documents for each of the Company’s Subsidiaries (and, in each case, all amendments thereto) and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. None of the Company or any of its Subsidiaries is in violation of the Company Charter, the Company Bylaws or other organizational documents, as applicable.
Section 4.03 Capitalization.
(a) The authorized shares of stock of the Company consist of 50,000,000 Company Common Shares, of which, as of the date hereof, 7,681,000 were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding as of the date hereof. As of the date hereof, (i) 485,647 Company Common Shares are subject to outstanding Company Options; (ii) 300,000 Company Common Shares are subject to outstanding RSU Awards and (iii) 218,209 Company Common Shares are reserved for future awards under the Company Equity Plan. As of the date of this Agreement, none of the Company or any of its Subsidiaries had any Equity Securities reserved for issuance or required to be reserved for issuance other than as described above with respect to the Company. All issued and outstanding Equity Securities of the Company and each of its Subsidiaries are, and all Company Common Shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of any applicable Law (including applicable securities Law and the DGCL, if applicable), Contract, preemptive right or other right or privilege (whether by Law, preemptive or contractual), the Company Charter, the Company Bylaws or other applicable organizational document. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares or other Equity Securities of the Company’s Subsidiaries vote (“Voting Company Debt”). None of the Company or any of its Subsidiaries is under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Equity Securities. The Company Common Shares constitute the only outstanding Equity Securities of the Company registered under the Exchange Act or otherwise outstanding.
(b) Except for the Company Equity Awards set forth on Section 4.03(c) or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no outstanding Equity Securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its Subsidiaries to issue, transfer, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company or any of its Subsidiaries or Voting Company Debt or any investment that is convertible into or exercisable or exchangeable for any such Equity Securities.
(c) Section 4.03(c) of the Disclosure Schedule sets forth a true, complete, and correct list of all Company Options and RSU Awards as of the date of this Agreement, including the name of the grantee of such Company Equity Award, the number of Company Common Shares subject thereto, the strike price applicable thereto (if any), the date of grant and vesting schedule thereunder.
(d) Except as set forth in the Company Charter, the Company Bylaws or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company or any of its

Subsidiaries is a party with respect to the voting of any Equity Securities or which restrict the transfer of any such Equity Securities, nor does the Company have knowledge of any third-party agreements or understandings with respect to the voting of any such Equity Securities or which restrict the transfer of such Equity Securities.
(e) Except as set forth in Section 4.03(e) of the Disclosure Schedule, none of the Company or any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its Equity Securities under the Securities Act or other applicable Law.
Section 4.04 Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Company Board. The Company Board has unanimously determined that the Merger and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and its stockholders, has approved this Agreement, the Merger and the other transactions contemplated hereby, and has directed that this Agreement be submitted to the holders of Company Common Shares for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote on this Agreement (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. The Company Recommendation has not, as of the date of this Agreement, been rescinded, modified or withdrawn.
(b) The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger, and this Agreement and the Merger are exempt, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other takeover Laws of the DGCL.
Section 4.05 No Conflict; Required Filings and Consents.
(a) Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is party do not, and the performance of its obligations hereunder and thereunder will not, with or without notice or lapse of time or both, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any of the Company’s Subsidiaries, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law or Governmental Order applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien, loss of benefit under or creation of other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Permit, Material Contract, or Plan to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clause (ii) and (iii), as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to be material to the Company and its Subsidiaries.
(b) The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations of the New York Stock Exchange relating to securities listed on the NYSE American, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 under the Exchange Act, (iii) any filings set forth on Schedule 4.05(b), and (iv) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the DSOS.
Section 4.06 Permits; Compliance with Laws.
(a) Except as set forth in Section 4.06 of the Disclosure Schedule, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. The Company and each of its Subsidiaries is, and for the past three (3) years has been, in material compliance with the Permits. None of the Company or any of its Subsidiaries has received any written notice of deficiencies with respect to any Permit, except for any such deficiencies that have been corrected or otherwise remedied in full. None of the Company or any of its Subsidiaries have received any notice or citation alleging the failure to hold any Permit.
(b) None of the Company or any of its Subsidiaries is, or has been in the last five (5) years, in conflict with, or in default, breach or violation in any material respect of, (i) any Laws applicable to the Company or any or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (ii) any Permit.
(c) In the last five (5) years, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law.
(d) In the last five (5) years, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, and have timely paid all fees and assessments due and payable in connection therewith.
Section 4.07 SEC Filings; Financial Statements; No Unknown Liabilities.
(a) The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2024 (the “Company SEC Reports”). No Subsidiary is required to file any form, report, schedule, statement, registration statement, proxy statement, certification or other document with, or make any other filing with or furnish any other material to, the SEC. The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance with and complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not, individually or in the aggregate, reasonably be expected to be material to the Company, and (ii) did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b) The consolidated audited financial statements for each of the fiscal years ended December 31, 2022 and December 31, 2023 (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein and (iii) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto.
(c) Except (i) as set forth in Section 4.07(c) of the Disclosure Schedule, (ii) to the extent disclosed in the Company SEC Reports filed prior to the date of this Agreement and (iii) for current liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2024 (none of which results from, arises out of, relates to or was caused by any Action, breach of Contract, breach of warranty, tort, environmental matter, infringement or violation of Law), none of the Company or its Subsidiaries had any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unknown or otherwise), whether or not required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto.
(d) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to trustees, directors or executive officers within the meaning of Section 402 of SOX. The Company and each of its officers and directors are in material compliance with the applicable listing and corporate governance rules and regulations of NYSE.
(e) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (C) any claim or allegation regarding any of the foregoing. Since January 1, 2022, any material change in internal control over financial reporting required to be disclosed in any Company SEC Reports has been so disclosed.
(f) None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.
(g) The books of account and other financial records of the Company and the Subsidiaries are true, complete, and correct in all material respects and have been maintained in accordance with good business practices. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, members, partners, the boards of directors or trustees and each committee thereof of the Company and each of its Subsidiaries held since January 1, 2024.
(h) The Company is in material compliance with the applicable provisions of SOX, including the rules and regulations of the SEC adopted in connection therewith. The Company has made available to Parent correct and complete copies of all material written correspondence between the SEC or any Governmental Authority, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2019 and prior to the date hereof and will, promptly following the receipt thereof, make available to the Parent any such material correspondence sent or received after the date hereof. To the knowledge of the Company, none of the Company SEC Reports filed prior to the date hereof is the subject of ongoing SEC review or investigation or outstanding SEC comment or review or investigation by any other Governmental Authority.
Section 4.08 Absence of Certain Changes or Events. Except as set forth in Section 4.08 of the Disclosure Schedule, since January 1, 2024, (a) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and have not taken any of the actions listed in Section 6.01 and (b) there has not been an Effect that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Company Material Adverse Effect.
Section 4.09 Absence of Litigation. Except as listed in Section 4.09 of the Disclosure Schedule, there is no (and in the past three (3) years has been no) Action pending or, to the knowledge of the Company threatened against the Company or any of its Subsidiaries, any of its or their respective properties or assets or any of their respective directors, officers or employees (in each case, in their capacities as such), in law or in equity, or before or by any Governmental Authority, except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (y) reasonably be expected to be material to the Company and its Subsidiaries. None of the Company or its Subsidiaries is (or has been during the past three (3) years) subject to any Governmental Order, order, judgment, writ, injunction, or decree, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. Section 4.09 of the Disclosure Schedule sets forth a complete and accurate list of settlements regarding actual or threatened Actions entered into during the past three (3) years binding the Company or any of its Subsidiaries.
Section 4.10 Employee Benefit Plans.
(a) Section 4.10(a) of the Disclosure Schedule lists (i) each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) each other stock option, stock purchase, restricted stock, other equity-based, pension, retirement, deferred compensation, profit sharing, bonus, incentive, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, time off, other welfare and fringe benefit plan, program, contract, agreement or arrangement (whether written or unwritten or funded or unfunded), with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Subsidiary (collectively, the “Plans”). As applicable to each Plan, the Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plan document, including all material amendments thereto, and in the case of an unwritten Plan, a written description thereof, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination, opinion or advisory letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, (vi) nondiscrimination testing (or safe harbor notices) for the last two completed plan years, and (vii) all material non-routine correspondence with the Department of Labor or the IRS.
(b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated at all times in material compliance with Section 409A of the Code so that no amount paid pursuant to any such Plan is subject to tax under Section 409A of the Code.
(c) No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course). No administrative investigation, audit or other administrative proceeding by any Governmental Authority with respect to a Plan is pending, in progress or, to the knowledge of the Company, threatened.
(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable advisory or opinion letter issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination, advisory or opinion letter from the IRS that would materially and adversely affect the Tax qualified status of any such Plan or the exempt status of any related trust. With respect to each Plan, (i) there has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, within the last six (6) years which has or is reasonably likely to result in material liability to the Company or any of its Subsidiaries; and (ii) neither the Company, any of its Subsidiaries, nor any individual serving as a fiduciary of a Plan has breached the fiduciary rules of ERISA which would subject the Company or any of its Subsidiaries to any Tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA.
(e) Except as set forth on Section 4.10(e)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries or any ERISA Affiliate sponsors, has sponsored, contributes or been required to contribute to, or has any material liability with respect to, any plan that: (i) is subject to the provisions of Section 302 or Section 305 of ERISA, Title IV of ERISA or Section 412 or Section 430 of the Code, (ii) is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, (iii) constitutes a voluntary employee beneficiary association, (iv) is a multiemployer plan within the meaning of Section 3(37) of ERISA, (v) is a “multiple employer plan” within the meaning of Section 413 of the Code, or (v) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Except as set forth in Section 4.10(e)(ii) of the Disclosure Schedule, neither the Company, and of its Subsidiaries, nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical, dental, prescription drug, or life insurance benefits for former employees of the Company or any Subsidiary, except as required by Section 4980B of the Code or similar continuation coverage rights under state law. For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it would be considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 414(b), (c), (m) or (o) of the Code.
(f) Full payment has been made, or otherwise properly accrued on the books and records of the Company, of all amounts that the Company is required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.
(g) Except as set forth in Section 4.10(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event(s)): (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Plan or (iv) require any contribution or payment to fund any obligation under any Plan.

(h) Except as set forth in Section 4.10(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event(s)) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could reasonably be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(i) No current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes.
(j) The Company and each of its Subsidiaries and ERISA Affiliates has, for purposes of each Plan and for all other purposes, correctly classified all individuals performing services for the Company or any of its Subsidiaries as common law employees, leased employees or independent contractors, as applicable.
Section 4.11 Labor Matters.
(a) Section 4.11(a) of the Disclosure Schedule contains a complete and accurate list of all employees as of the date hereof, together with each employee’s name, job title or position, location of employment, hire date, amount of base salary or hourly wage, classification as exempt or non-exempt, cash bonus compensation and commission compensation.
(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply in any material respect with any provision of any such agreement or contract, and there are no grievances or unfair labor practice charges outstanding against the Company or any Subsidiary under such agreement or contract; and (iii) there is no labor organization activity (including union organizing activity, election petitions or other representation proceedings) strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Subsidiary.
(c) The Company and its Subsidiaries are, and at all times within the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, discrimination, retaliation, equal employment opportunity, classification as eligible or ineligible for overtime compensation, classification of independent contractors, collective bargaining, workplace safety, discrimination, immigration and the payment of social security and other Taxes.
(d) All individuals characterized and treated by the Company and its Subsidiaries as consultants or independent contractors are properly treated and classified as independent contractors under all applicable legal requirements, and, within the past three (3) years, there has been no claim or determination by any Governmental Authority that any independent contractor is an employee of the Company and its Subsidiaries.
(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, there are no, and during the last three (3) years there have not been, any lawsuits, claims, complaints, charges or other administrative actions, arbitrations or other Actions pending or threatened by or on behalf of any current or former employees or job applicants of the Company or its Subsidiaries or arising under any employment-related Law.
(f) During the past three (3) years, the Company and its Subsidiaries have not ordered or implemented any “mass layoff,” “plant closing” or similar action requiring the provision of notice under the Worker Adjustment Retraining and Notification Act, and any similar state or local Legal Requirement (collectively, “WARN”). During the ninety (90) day period prior to the date hereof, no full-time employees of the Company or its Subsidiaries have experienced an “employment loss” within the meaning of WARN.
(g) During the past three (3) years, (i) the Company and its Subsidiaries have received no written notice of and there have been no allegations of sexual harassment, sexual abuse, or other sexual misconduct against any officer, director, or managerial employee of the Company and its Subsidiaries, (ii) there has been no Proceeding pending or threatened related to any allegations of sexual harassment, sexual abuse, or other sexual misconduct by any officer, director, or managerial employee of the Company or its

Subsidiaries, and (iii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment, sexual abuse, or other sexual misconduct by any officer, director or managerial employee of the Company and its Subsidiaries.
(h) The Company and its Subsidiaries are in compliance with and in the past three (3) years have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. The Company and its Subsidiaries maintain a properly completed I-9 Form for each employee for whom such a Form I-9 must be maintained. No charge or complaint against the Company and its Subsidiaries are pending or threatened in writing under the Immigration Reform and Control Act of 1986, as amended.
Section 4.12 Information Supplied. The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company or any other Subsidiary with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent or MergerCo in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, as applicable.
Section 4.13 Property. Neither the Company nor any Subsidiary owns or has ever owned any interest in real property and is not party to any Contract or option to purchase any real property or interest therein. The Company or a Subsidiary is the lessee of all leasehold estates, licenses or other occupancy agreements reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof which are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, the “Company Real Property”), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and, to the knowledge of the Company, each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. Schedule 4.13 contains a true, correct and complete list of all of the (i) Company Real Property leased, subleased, licensed or otherwise occupied by the Company or any Subsidiary, specifying the name of the lessor, lessee or current occupant (if different from the lessee) and the address thereof and the (ii) Real Property Leases. The Company Real Property listed on Schedule 4.13 comprises all Real Property used in the conduct of the business and operations of the Company and the Subsidiaries as currently conducted. All Company Real Property is held under written leases, subleases, licenses or other occupancy agreements (including all amendments, modifications, guaranties and other agreements with respect thereto, collectively, the “Real Property Leases”). The Company has made available, or caused to be made available, to Buyer true, correct and complete copies of the Real Property Leases. With respect to each Real Property Lease: (i) there is no default or breach by the Company or any Subsidiary, as applicable, or, to the knowledge of the Company, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof; (ii) neither the Company nor any Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy such Company Real Property or any portion thereof; (iii) neither the Company nor any Subsidiary has collaterally assigned, pledged, mortgaged, deeded in trust or otherwise granted a Lien on its leasehold interest in any Company Real Property; (iv) no profit sharing, recapture or other obligation, restriction or cancelation of any option under, or termination of such Real Property Leases will arise as a result of the consummation of the transactions contemplated hereby; (v) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to any Real Property Lease that has not already been paid; (vi) no construction, alteration or other leasehold improvement work with respect to any Real Property Lease remains to be paid for or to be performed by the Company or any Subsidiary; and (vii) neither the Company nor any Subsidiary has any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Real Property Leases or otherwise operate its business at the Company Real Properties. With respect to each parcel of Company Real Property: (i) neither the Company nor any Subsidiary has received any written notice of (x) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Company Real Property, (y) existing, pending or threatened condemnation proceedings affecting the Company Real Property, or (z) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Company Real Property as currently operated; (ii) neither the whole nor any portion of any Company Real Property has been and remains damaged or destroyed by fire or other casualty; (iii) the Company or a Subsidiary holds current and valid certificates of occupancy for each Company Real Property and there have been no renovations to any such Company Real Property or any other change in circumstances that, to the knowledge of the Company, would require the issuance of a new certificate of occupancy for any such Company Real Property; and (iv) each parcel of Company Real Property is adequately served by proper utilities and other building services necessary for its current use in all material respects and all of the buildings and structures located thereon are in good operating condition in all material respects, ordinary wear and tear excepted.
Section 4.14 Intellectual Property; Privacy and Cybersecurity Matters.
(a) Section 4.14(a) of the Disclosure Schedule sets forth a complete and correct list of all (i) patents, (ii) registered and applied for trademarks, (iii) registered copyrights, (iv) domain names and social media accounts, and (v) material Software, included in the Company IP, and, specifying as to each such item, as applicable, the owner(s) of record (and legal owner, if different, and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. Each item of Company IP required to be identified in Section 4.14(a) of the Disclosure Schedule: (x) is registered and/or recorded in the name of the Company or any of its Subsidiaries, is in full force, has been duly applied for and registered in accordance with applicable Law, (y) has no unsatisfied past or outstanding maintenance or renewal obligation; and (z) has not been and is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding. No Company IP is or has been the subject of, any lawsuit, or other judicial, administrative or arbitral proceeding or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation (each a “Proceeding”) that bars or limits the use of such rights.
(b) The Products and services of the Company and its Subsidiaries and the conduct of the business of the Company and the Subsidiaries as currently conducted and as conducted in the last five (5) years has not and do not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any third party. The Company and its Subsidiaries have not received any written communication, or been a party to any Proceeding, in which it was stated, alleged or otherwise suggested: (i) that the Company or any of its Subsidiaries, or any of their respective products or services, infringe, misappropriate or other violate the Intellectual Property rights of any third party, or (ii) the possibility that any Company IP or any Company IP Agreements are invalid or unenforceable, or challenging the Company’s or any of its Subsidiary’s ownership of or right to use any such rights. To the knowledge of the Company, no third party has in the last five (5) years, or is, infringing, misappropriating or otherwise violating any Company IP, and the Company and its Subsidiaries have not issued any written communications to a third party asserting any such violations of Company IP.
(c) The Company or one of its Subsidiaries is the sole legal and beneficial owner of the Company IP, and no Company IP will at the Closing be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party other than Permitted Encumbrances and Company IP Agreements listed in Section 4.17(a)(xix) of the Disclosure Schedule or excluded from the scheduling requirement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to (i) transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of, any rights in or change any royalties, revenue sharing or other payments made with respect to any Company IP or Company IP Agreement or (ii) license any Intellectual Property of the Buyer Parties to any other Person.

(d) The Company IP are enforceable and to the knowledge of the Company, valid. The Company and its Subsidiaries own, validly license or otherwise have the valid right to use such all Intellectual Property used in and/or necessary to conduct and operate its business as conducted prior to the Closing.
(e) The Company or any of its Subsidiaries has secured from all inventors, authors and other persons who participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or one of its Subsidiaries (each, an “Inventor”) (including the Company’s or its Subsidiaries’ employees, consultants or contractors), sole and unrestricted legal and beneficial ownership of all of each Inventor’s right, title and interest in such Intellectual Property. Without limiting the foregoing, (i) each Inventor has executed a written and enforceable agreement in favor of the Company or one of its Subsidiaries providing for the non-disclosure by such person of confidential information and (ii) each Inventor of material Company IP has executed a written and enforceable agreement in favor of the Company or one of its Subsidiaries assigning to the Company or any of its Subsidiaries all right, title and interest to Intellectual Property developed for the Company or any of its Subsidiaries, which agreement includes a present tense assignment of present and future inventions.
(f) The Company and its Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain all Company IP, including to preserve the confidentiality of any trade secrets, and any confidential information owned by any person to whom the Company or its Subsidiaries has a confidentiality obligations. Any disclosure by the Company or any of its Subsidiaries of trade secrets included in Company IP to any third party has been pursuant to the terms of a written agreement with such person and any disclosure by the Company or any of its Subsidiaries of trade secrets of a third party has been pursuant to the terms of a written agreement with such person or otherwise permitted by Law. Neither the Company nor any of its Subsidiaries has used or is using any deep learning, machine learning or other artificial intelligence technologies in connection with its Products or services or in connection with the development of any Company IP.
(g) All material information technology hardware and software used or held for use by the Company and its Subsidiaries in its business (the “IT Assets”) are either owned by, or properly licensed or leased to, the Company or any of its Subsidiaries. The IT Assets are adequate and sufficient in all material respects to meet the processing and other business requirements of the Company and its Subsidiaries as the business is currently conducted. The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the business of the Company and its Subsidiaries as currently conducted, (ii) have been properly maintained, performed adequately and not materially malfunctioned or failed at any time during the last three (3) years (subject to temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company and its Subsidiaries and which have been corrected), and (iii) to the knowledge of the Company, the IT Assets under the direct or indirect control or possession of the Company or any of its Subsidiaries are free of Malicious Code. “Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (x) disrupt, disable, harm or impair in any material way such Software’s operation, (y) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Company or its Subsidiaries or its clients, or otherwise interfere with the operations of the Company or its Subsidiaries or (z) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).
(h) During the last three (3) years, to the knowledge of the Company, no person has gained unauthorized access to any IT Asset (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).
(i) The Company and its Subsidiaries have taken commercially reasonable precautions (including by way of outsourcing to third parties) consistent with industry standard practices to protect, in all material respects, (i) the computer systems (hardware and Software) and related systems (such as networks) implemented or used by the Company and its Subsidiaries and (ii) the storage capacities and requirements of the Company and its Subsidiaries, in each case of (i) and (ii) against (A) overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations, (B) fire, explosion, flood, any other calamity and other interruptions of regular business operations as well as (C) unauthorized access or manipulation by third parties.
(j) All Software included in Company IP (“Company Software”) that is distributed to customers is distributed pursuant to an end user license agreement that has been made available to the Buyer Parties. No Company Software and tangible embodiments thereof have been placed in escrow. The source code for Company Software has been documented in a professional manner that is consistent with customary code annotation conventions and practices in the Software industry. No Company Software was or is developed in whole or in part using, linked to or distributed with any Software, Software development toolkits, databases, libraries, scripts, or other, similar modules of Software that are subject to “open source” or similar license terms in a manner that subjects the Company Software to any copyleft license or that requires or purports to require any Acquired Company to grant any license or disclose any source code with respect to Intellectual Property included in Company Software.
(k) The Company and each of its Subsidiaries are and have been at all times in material compliance with all Privacy Commitments. The Company and each of its Subsidiaries has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data to which the Company or any of its Subsidiaries has access or otherwise Processes, including against Data Security Breaches.
(l) The Company and each of its Subsidiaries have obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement.
(m) To the knowledge of the Company, there has been no material Data Security Breach.
(n) Neither the Company nor any of its Subsidiaries has received any written order, request, warning, reprimand, inquiry, notification, allegation or claims (i) from a Governmental Authority regarding data privacy, cybersecurity, or its data handling or data sharing practices, or (ii) from any Person alleging that it is in material violation of or has not complied in any material respect with any Privacy Commitment. Neither the Company nor any of its Subsidiaries has received notice that it is currently and has not previously been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Authority, (b) state, federal or foreign self-regulating body, or (c) any Person, regarding or alleging that the Processing of Personal Information by the Company or any of its Subsidiaries is in material violation of any Privacy Commitment. No Person has claimed or threatened to claim any material amount of compensation (or an offer for compensation) from the Company or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.
Section 4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule:
(a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).
(b) All income and other material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, stockholder, independent contractor or other third party and materially complied with all information reporting and backup withholding provisions of applicable Law.
(c) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the Company SEC Reports.
(e) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).
(f) Neither the Company nor any of its Subsidiaries (A) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(g) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.
(h) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(i) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c) (2) of the Code.
(j) No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file a particular Tax Return that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in that jurisdiction.
(k) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(l) There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for Permitted Liens.
(m) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount or deferred revenue received or attributable to any period on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.
(n) Neither the Company nor any Subsidiary of the Company is, and neither the Company nor any Subsidiary of the Company has ever held an interest in, a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign income Tax law) or a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(o) Neither the Company nor any Subsidiary of the Company organized outside of the United States has ever incurred (and will not incur prior to Closing) a material amount of “subpart F” income within the meaning of Section 952(a) of the Code.
(p) All related party transactions involving the Company or any Subsidiary of the Company have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local of foreign Tax law). The Company and each Subsidiary of the Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local of foreign Tax law).
(q) The Company and each of its Subsidiaries have complied (in all material respects) with all escheat, unclaimed or abandoned property laws and there is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.
(r) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign and other income, excise, gross receipts, ad valorem, profits, gains, registration, property, capital, sales, transfer, use, service, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, license, payroll, employment, social security, severance, unemployment, withholding, customs, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, or charges of any kind whatsoever, together with any interest, additions, penalties with respect thereto and any interest in respect of such additions or penalties.
(s) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 4.16 Environmental Matters.
(a) the Company, and the Subsidiaries (i) are and have been in compliance in the last five (5) years in all material respects with all Environmental Laws, (ii) hold all material Permits required under any Environmental Law (“Environmental Permits”) and (iii) are and for the last five (5) years have been in compliance in all material respects with their respective Environmental Permits;
(b) neither the Company nor any Subsidiary has had a material Release of or exposure to, (and to the knowledge of the Company, no other person has had a material Release of or exposure to), Hazardous Substances on any real property now or formerly owned, leased, or operated by the Company or the Subsidiaries or in connection with the business of the Company or any Subsidiary or at any location to which Hazardous Substances generated or transported by or on behalf the Company or any Subsidiary have come to be located;
(c) neither the Company nor any Subsidiary has received any requests for information or any written notice alleging that the Company or any Subsidiary may be in material violation of, or liable in any material respects under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law; and
(d) neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree, judicial order or settlement relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no notice of violation, investigation, litigation or other proceeding is pending, or to the knowledge of the Company, threatened in writing with respect thereto, (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any Environmental Law or relating to any Hazardous Substances or (iii) has assumed or agreed to indemnify any other Person for material liability pursuant to Environmental Laws.
The Company has provided or made available to the Parent all material environmental assessments, studies, audits, investigations or other analyses addressed or in the possession or control of the Company or its Subsidiaries relating to the Company Real Property, any real property formerly owned, leased or operated by the Company or its Subsidiaries or the operation of the business by the Company or its Subsidiaries.
Section 4.17 Material Contracts.
(a) Section 4.17 of the Disclosure Schedule lists each of the following Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder, and in the case of an oral Contract, the material terms of such Contract) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such Contract listed or required to be listed on Section 4.17 of the Disclosure Schedule, being a “Material Contract”), provided, however, that “Material Contract” shall not include any contract described below that has been fully performed or satisfied as of the date of this Agreement and does not contain any outstanding or continuing obligations binding any of the parties thereto:
(i) all Contracts that call for aggregate payments by the Company or any of its Subsidiaries under such contract of more than $500,000 over the remaining term of such contract;
(ii) any Contract that (A) contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any of its Subsidiaries is currently engaged or geographic area with respect to the Company or any of its Subsidiaries, or (B) purports to restrict the right of the Company or any of its Subsidiaries to conduct any line of business in which the Company or any of its Subsidiaries is currently engaged, to compete with any Person or operate in any geographic area or location in which the Company or any of its Subsidiaries may conduct business, or solicit and/or hire any employee or other service provider (other than confidentiality agreements entered into by the Company or any of its Subsidiaries in the ordinary course);
(iii) any Contract with (A) any right of “exclusivity,” preferred treatment or similar requirement, (B) a requirements obligation requiring purchasing a designated portion of any type of material, product or other supplies, (C) a “most favored nations” clause or other similar provision or (D) take-or-pay obligations;
(iv) any Contract granting to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Company and its Subsidiaries, or any Equity Securities of the Company and its Subsidiaries;
(v) any partnership, limited liability company agreement, joint venture, profit-sharing or other similar agreement entered into with any third party;
(vi) any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or the Subsidiaries);
(vii) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness of, for the benefit of, or payable to the Company or any of its Subsidiaries or any guaranty thereof;
(viii) Contracts that relate to the acquisition or disposition of any business, product line, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) other than acquisitions of inventory or supplies in the ordinary course of business;
(ix) any Contract concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement;
(x) any employment agreements, severance, change in control or termination agreements with officers of the Company or any of its Subsidiaries;
(xi) any Contract relating to the issuance, voting or registration of any securities, or any stockholders’, investor rights, tax receivables or similar or related contracts with respect to any securities of the Company or any of its Subsidiaries;
(xii) any Contract (other than a Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;
(xiii) Contracts relating to the settlement of any Action;
(xiv) any consent decrees, deferred prosecution agreements, or other similar types of agreements with Governmental Authority that have existing or contingent performance obligations;

(xv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company or any of its Subsidiaries that has been or was required to be filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, or any Company SEC Reports filed after January 1, 2024 until the date of this Agreement;
(xvi) each Contract with any (A) Governmental Authority, (B) prime contractor of a Governmental Authority in its capacity as prime contractor or (C) any higher-tier sub-contractor in connection with a Contract of a type described in either of the foregoing clauses (A) or (B);
(xvii) each Contract with a Material Customer;
(xviii) each Contract with a Material Supplier;
(xix) each Company IP Agreement other than (A) licenses for Commercially Available Software, and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers on standard terms and conditions made available to the Buyer Parties, and provided to the extent that employees have executed, without material change, one or more forms of standardized agreement assigning to the Company or any of its Subsidiaries any Intellectual Property made by such employee, all such agreements are Material Contracts but Seller is only required under this Section to schedule each such form agreement; and
(xx) any Contract to enter into, or agree to enter into, any of the foregoing.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, (i) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of its Subsidiaries has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation by the Company or any of its Subsidiaries of, or a default on the part of the Company or any of its Subsidiaries under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, each Material Contract is valid, binding, and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto. As of the date hereof, the aggregate principal amount of long-term debt (including any lines of credit or revolving credit facilities) outstanding for the Company and its Subsidiaries, together, is not more than $14.0 million. The Company has made available to Parent a true and correct copy of each written Material Contract.
Section 4.18 Brokers. Section 4.18 of the Disclosure Schedule sets forth all Contracts entered into by and between Craig-Hallum Capital Group LLC (the “Company Financial Advisor”) and the Company or one of its designees. Other than the Company Financial Advisor no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s, financial advisory fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a true and complete copy of all agreements between the Company or any of its Subsidiaries (or on behalf of the Company or any of its Subsidiaries) and the Company Financial Advisor relating to the transactions contemplated by this Agreement.
Section 4.19 Opinion of Financial Advisor. The Company has received a written opinion of Company Financial Advisor to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Merger, in the aggregate, is fair from a financial point of view to the holders of such shares. The Company has delivered to Parent an executed copy of the written opinion received from the Company Financial Advisor. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies, other than the Company title insurance policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default or breach with respect to any obligations under such policies other than as would not reasonably be expected to be material to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has received any written notice of cancellation or termination with respect to any existing insurance policy and (ii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any insurance policy set forth in Section 4.20 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not reasonably be expected to be material to the Company and its Subsidiaries.
Section 4.21 Interested Party Transactions. Except as set forth in Section 4.21 of the Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, there are no Material Contracts, agreements or loans between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.
Section 4.22 Investment Company Act of 1940. None of the Company or any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
Section 4.23 No Rights Agreement. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Company Common Shares or the transactions contemplated hereby.
Section 4.24 Customers and Suppliers.
(a) Section 4.24 of the Disclosure Schedule sets forth (a) a list showing each of the 20 largest customers of the Company and its Subsidiaries (on a consolidated basis) by dollar amounts of purchase made by such customer during the 12-month period ended December 31, 2023 (collectively, the “Material Customers”), and sets forth opposite such Material Customer’s name the amounts of purchases made by such customer during such period, and (b) a list showing the 10 largest suppliers of the Company and its Subsidiaries (on a consolidated basis) by dollar amounts of purchases made by the Company and its Subsidiaries (on a consolidated basis) during the 12-month period ended December 31, 2023 (collectively, the “Material Suppliers”), and sets forth opposite such Material Supplier’s name the amounts of purchases made by the Company and its Subsidiaries (on a consolidated basis) during such period.
(b) Since January 1, 2024, no Material Supplier or Material Customer has materially adversely amended or ceased its relationship with, materially decreased the amount of business done with or otherwise adversely modified (whether by amendment of a Contract with the Material Customer or Material Supplier or otherwise) in any material respect the terms of the business conducted with, the Company, and none of the Company or any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that (i) any such Material Supplier or Material Customer plans to materially adversely amend or cease its relationship with, materially decrease the amount of business done with or otherwise adversely modify (whether by amendment of a Contract with the Material Customer or Material Supplier or otherwise) in any material respect the terms of the business conducted with the Company or any of its Subsidiaries, including as a result of the transactions contemplated hereby, or (ii) any Material Supplier or Material Customer has requested or, to the knowledge of the Company, intends to request a material increase or decrease, respectively, in the prices to be paid by or to the Company or any of its Subsidiaries, as applicable, other than in the ordinary course of business. None of the Company or any of its Subsidiaries are involved in any material disputes, claims, controversies or Actions with any Material Supplier or Material Customer.
Section 4.25 CARES Act Matters. Except as set forth on Section 4.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have, directly or indirectly, sought, pursued, applied for, claimed, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (a) the CARES Act, (b) any government program established or expanded thereunder, related thereto or funded thereby or (c) any other applicable Law enacted or promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including without limitation (i) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, and (ii) the U.S. Small Business Administration’s Paycheck Protection Program).
Section 4.26 Product Warranty and Liability. The products currently or formerly created, packaged, labeled, sold, distributed or licensed by the Company or any of its Subsidiaries (the “Products”), or any services rendered by the Company or any of its Subsidiaries, in each case which is still within the applicable warranty period, has been in conformity with all applicable warranties, guarantees and applicable Law, in all material respects. There are no, and during the last three (3) years there have not been any, design or other defects, latent or otherwise, with respect to any Product (including with respect to any label or packaging of any Product) other than defects that result only in standard warranty claims with a cost to the Company or any of its Subsidiaries not in excess of $50,000 in any fiscal year for any customer. There are no, and during the last three (3) years there have not been any, disputes or controversies involving any customer, retailer, distributor, manufacturer, supplier or any other Person regarding the alleged quality, merchantability or safety of or defect in, or involving a claim of alleged breach of warranty with respect to, or involving a claim for product liability damages directly or indirectly caused by, any Product (including any label or packaging of any Product) in excess of $50,000 in any fiscal year for such counterparty. At the time each Product is delivered to the applicable customer, such Product is in conformity in all material respects with all applicable Law and contractual commitments binding on the Company or any of its Subsidiaries, as applicable, with respect thereto. During the last three (3) years, the Company or any of its Subsidiaries have not incurred any expense (whether or not covered by insurance) with respect to a breach or alleged breach of warranty or for “goodwill” warranty or similar expenses relating to Products or services incurred (whether or not incurred due to an actual breach of warranty) in excess of $50,000 in any fiscal year for the applicable counterparty.
Section 4.27 Assets. The Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in the assets, property, and rights, whether real or personal, tangible or intangible, or otherwise reflected in the Financial Statements as being owned by the Company and its Subsidiaries (on a consolidated basis) other than inventory disposed of in the ordinary course of business since January 1, 2024. The vehicles, buildings, machinery, equipment, and other tangible property and assets that the Company or any of its Subsidiaries own and lease, have been maintained in accordance with normal industry practice in all material respects, are adequate in all material respects for the purposes for which they are presently used in the conduct of the business of the Company or any of its Subsidiaries and are in operating condition and repair (subject to normal wear and tear) sufficient to operate in the ordinary course of business. Such property, rights and assets constitute all of the properties, rights and assets of every type and description, whether real or personal, tangible or intangible, necessary and adequate for the operation of the business of the Company and its Subsidiaries in the same manner as is currently conducted, subject to the replenishment of the inventory of the Company in the ordinary course of business. All such properties, rights and assets (including leasehold interests) are free and clear of all Liens (other than Permitted Liens).
Section 4.28 International Trade Law.
(a) The Company, its Subsidiaries, and their respective directors, officers, employees, and, to the knowledge of the Company, any agents, distributors, and other Person acting on behalf of the Company or any of its Subsidiaries have complied with all International Trade Laws in all material respects and hold all permits, approvals, identification numbers, licenses and other authorizations required under any International Trade Laws in all material respects;
(b) None of the Company, any of its Subsidiaries, nor any of their respective directors, officers or employees, is designated on, or is directly or indirectly owned or otherwise controlled by any Person that is designated on, any economic or financial sanctions list maintained by any relevant government agency responsible for economic sanctions, including the U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons List; and
(c) There are no claims pending or, threatened in writing against the Company, its Subsidiaries, or their respective directors, officers, employees, agents, distributors, or other Person acting on behalf of the Company or any of its Subsidiaries with respect to International Trade Laws in relation to actions conducted on the part of the Company or its Subsidiaries.
Section 4.29 Acknowledgement of No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this ARTICLE IV, the Disclosure Schedule, the Ancillary Agreements and in certificates required to be delivered pursuant to this Agreement (the “Contractual Representations”), neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, in each case, except to the extent set forth in the Contractual Representations.
(b) The Company acknowledges and agrees that neither Parent nor MergerCo nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE V.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:
Section 5.01 Corporate Organization.
(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of incorporation and the bylaws of Parent are in effect and no dissolution, revocation, or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.
(b) MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of incorporation and bylaws of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. MergerCo has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding shares of capital stock of MergerCo are owned of record and beneficially by Parent.
Section 5.02 Ownership of MergerCo; No Prior Activities. MergerCo is a wholly owned Subsidiary of Parent. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and MergerCo has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.03 Authority Relative to this Agreement.
(a) Each of Parent and MergerCo has all necessary power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Parent or MergerCo are a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of Parent, MergerCo, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement, the Ancillary Agreements to which Parent or MergerCo are a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly executed and delivered by each of Parent and MergerCo and, assuming due authorization, execution and delivery hereof by the Company constitutes a legal, valid and binding obligation of each of Parent and MergerCo enforceable against each of Parent and MergerCo in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
(b) Parent has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which Parent is a party and approved the consummation of the Merger (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Merger (to the extent that it is a party thereto).
(c) Parent, as the sole stockholder of MergerCo, has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which MergerCo is a party and has approved the consummation of the Merger (to the extent that it is a party thereto), and Parent and MergerCo have taken all corporate or similar actions required to be taken for the consummation of the Merger (to the extent that either of them is a party thereto).
Section 5.04 No Conflict; Required Filings and Consents.
(a) The execution and delivery by Parent and MergerCo of this Agreement and each Ancillary Agreement to which Parent and MergerCo are a party do not, and the performance of the respective obligations of Parent and MergerCo hereunder will not, with or without notice or lapse of time or both, (i) conflict with or violate the limited liability company agreement or certificate of formation of Parent or the articles of incorporation or bylaws of MergerCo, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b)have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or MergerCo, or by which any of their properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, loss of benefit under or creation of or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and MergerCo do not, and the performance of the respective obligations of Parent and MergerCo hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and (ii) the filing with the SEC of the Proxy Statement.
Section 5.05 Information Supplied. None of the information supplied by Parent, MergerCo or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or MergerCo will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.06 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of its or their respective properties or assets or any of their respective directors, officers or employees (in each case, in their capacities as such), in law or in equity or before a Governmental Authority except as would not, individually or in the aggregate, prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement. None of Parent and its Subsidiaries is subject to any Governmental Order, judgment, writ, injunction, or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.07 Available Funds; Guaranty.
(a) Assuming that all conditions to Closing set forth in ARTICLE VIII have been satisfied, and assuming the Financing Commitments are funded in accordance with their terms, Parent will have sufficient funds to (i) pay the aggregate Merger Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Merger or the financing thereof.
(b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from the Affiliate of Parent signatory to such letter to provide Parent with equity financing in an aggregate amount of up to $56,000,000 (the “Equity Funding Letter” and such amount, the “Equity Financing”), and (ii) an executed debt commitment letter (redacted to the extent required thereby) (the “Debt Commitment Letter” and together with the Equity Funding Letter, the “Financing Commitments”) from a syndicate of lenders named in the Debt Commitment Letter (the “Lenders”) pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent or an Affiliate of Parent with financing in an aggregate amount of up to $50,000,000 to be used to fund, among other things, the Merger Consideration (the “Debt Financing”, and together with the Equity Financing, being collectively referred to as the “Financing”). The Financing Commitments are legal, valid, and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto, in each case, in accordance with their respective terms except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, and to the knowledge of Parent, any other parties under the Financing Commitments. As of the date hereof, and assuming the satisfaction of the conditions precedent set forth in Article VIII, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments as promptly as possible (but in any event within forty-eight (48) hours).
(c) Concurrently with the execution of this Agreement, Parent and MergerCo have delivered to the Company a limited guaranty (the “Guaranty”) executed by the Affiliate of Parent signatory to the Guaranty (the “Guarantor”).
Section 5.08 No Ownership of Company Capital Stock. Neither Parent nor any of its Subsidiaries, including MergerCo, owns any Company Common Shares or other securities of the Company or any of its Subsidiaries.
Section 5.09 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements, or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, MergerCo, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the Company Common Shares, on the other hand.
Section 5.10 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, or any of their Subsidiaries.

Section 5.11 Acknowledgement of No Other Representations and Warranties.
(a) Parent, and MergerCo hereby acknowledge that, except for the Contractual Representations, neither the Company, nor any of its Affiliates, nor any other person on behalf of the Company has made or is making any other express or implied representation or warranty with respect to the Company, or any of its Affiliates or their respective business or operations, including with respect to any information provided or made available to Parent, MergerCo, or any of their respective affiliates or Representatives. Except with respect to the Contractual Representations or any breach of any covenant or other agreement of the Company contained herein, Parent and MergerCo hereby acknowledge that neither the Company, any of its Affiliates, nor any other person on their behalf, will have or be subject to any liability or indemnification obligation to Parent or MergerCo or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to Parent, MergerCo, or any of their respective affiliates or Representatives, or the use by Parent, MergerCo, or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, MergerCo or their respective affiliates and Representatives, including in “data rooms,” management presentations or due diligence sessions, in expectation of the Merger or the other transactions contemplated by this Agreement. Each of Parent, MergerCo, and their respective affiliates and Representatives have relied on the results of their own independent investigation and the Contractual Representations.
(b) The Company acknowledges and agrees that neither Parent nor MergerCo nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE V.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01 Conduct of Business by Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause its Subsidiaries in all material respects to (x) conduct their businesses in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to (1) preserve intact the business organization of the Company and its Subsidiaries, (2) keep available the services of their current officers, employees and other service providers, and (3) preserve the current relationships of the Company and its Subsidiaries with lessees, customers, suppliers, partners, licensors, licensees, distributors, Governmental Authorities and other persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement or as set forth on Section 6.01 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:
(a) amend or otherwise change any provision of the Company Charter, Company Bylaws, or any of its Subsidiaries’ charter or organizational documents;
(b) (i) authorize for issuance, issue or sell or agree or commit to issue or sell, pledge, dispose of or otherwise encumber any Equity Securities of the Company or any of its Subsidiaries, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of Company Common Shares upon exercise of Company Options or upon vesting of RSU Awards, in each case, which are outstanding as of the date of this Agreement; (ii) repurchase, redeem or otherwise acquire any Equity Securities except for the purpose of satisfying any Tax obligations in connection with exercise of Company Options or the settlement of RSU Awards; (iii) reclassify, combine, split, or subdivide any capital stock of the company or any of its Subsidiaries; or (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries, except for dividends by any direct or indirect wholly owned Subsidiary payable only to the Company or any other of its Subsidiaries;
(c) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other Person or business organization (or division thereof) or any property, except for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice;
(d) incur any Indebtedness or issue any debt securities, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, including any Affiliate (other than a Subsidiary of the Company) for Indebtedness, except for draws under the Company’s revolving credit facility or other similar lines of credit, in each case, existing as of the date of this Agreement and in the ordinary course of business not in excess of $250,000 in the aggregate for the Company and the Subsidiaries taken as a whole;
(e) pre-pay any long-term Indebtedness, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit, payments made in respect of refinancing of current debt obligations, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of indebtedness secured by any Company Real Property in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;
(f) except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers, non-executive employees or individual consultants, except for increases in base salary or hourly wage for non-officer employees in the ordinary course of business consistent with past practice which do not exceed 3% per employee; (ii) grant to any director, officer or employee of the Company or of any of its Subsidiaries any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or (iii) establish, adopt, enter into, terminate or amend any Plan (or any employee benefit plan, policy, agreement or arrangement that would be a Plan if it were in effect on the date hereof);
(g) hire or terminate (other than for cause), or provide an offer of employment or notice of termination (other than for cause) to, any employee whose annualized base compensation exceeded, or is expected to exceed $100,000;
(h) except as required by the SEC or in writing by the Company’s independent auditors in order for the Company to comply with GAAP, or as required by changes in GAAP which become effective after the date of this Agreement (and provided in each such case the Company shall have notified the Parent of any of the foregoing requirements), change any of its accounting policies (whether for financial accounting or Tax purposes);
(i) commence, pay, discharge, settle, compromise or satisfy any Action (1) for monetary consideration in excess of $50,000 or (2) that would impose any material non-monetary obligations on the Company and its Subsidiaries or that otherwise would have a material adverse impact on the business and operations of the Company or any of its Subsidiaries, taken as a whole;
(j) (i) make, rescind or revoke any express or deemed material election relating to Taxes, unless such election, rescission or revocation is required by Law, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or waive or extend the statute of limitations with respect to Taxes, (iii) change in any material respect in any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, (iv) amend any Tax Return in any material respect or (v) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
(k) amend any term of any outstanding security of the Company or any of its Subsidiaries;

(l) sell, transfer, lease, license, sublicense, assign, mortgage, encumber, abandon or otherwise dispose of, any tangible or intangible assets of the Company or its Subsidiaries (including the Company Real Properties), other than sales of inventory in the ordinary course of business;
(m) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;
(n) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Real Property, Subsidiaries and their respective properties, assets, and businesses;
(o) (i) enter into, amend, modify, accelerate, exercise or waive any rights under any Material Contract (other than enter into Contracts in the ordinary course of business consistent with past practice to the extent such Contract would constitute a Material Contract solely with respect to clause (i), (xvii) or (xviii) of Section 4.17(a)), (ii) terminate any Material Contract, or (iii) cancel, compromise, waive or release any claims or benefits under any Material Contract;
(p) enter into a new line of business or abandon or discontinue existing lines of business;
(q) create any Subsidiary of the Company or any of its Subsidiaries as of the date hereof;
(r) abandon, withdraw, terminate suspend, abrogate, amend or modify any material Permits;
(s) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or
(t) announce an intention, enter into any agreement, or otherwise make a commitment, to do any of the foregoing.
Section 6.02 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time or earlier termination of this Agreement in accordance with its terms, except as expressly required by this Agreement, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that would reasonably be expected, individually or in the aggregate, to materially delay, materially impede or prevent consummation of the transactions contemplated by this Agreement, or publicly announce an intention or enter into any written agreement to take any such action.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare and distribute to Parent a draft of the preliminary Proxy Statement and, after consultation with Parent as provided in this Section 7.01, as promptly as practicable following the date of this Agreement (and in no event later than twenty (20) days after the date hereof), the Company shall file with the SEC the preliminary Proxy Statement (containing, for the avoidance of doubt, the Company Recommendation) and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Proxy Statement shall comply as to form and substance in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent,

MergerCo or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.
Section 7.02 Company Stockholders’ Meeting. The Company shall (i) take all action necessary in accordance with applicable Law, the Company Charter, the Company Bylaws and the rules of the NYSE, and in consultation with Parent, to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene (subject to any such adjournments as the Company may determine to be necessary to obtain a quorum or solicit additional proxies in support of the Company Stockholder Approval) and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), and (ii) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholders’ Meeting to be set so that the Company Stockholders’ Meeting can be held promptly following the date that the Proxy Statement is cleared by the SEC. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 7.04, the Company Board shall recommend to holders of the Company Common Shares that they approve the Merger and shall include the Company Recommendation in the Proxy Statement. Subject to Section 7.04, the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and will take all other commercially reasonable actions necessary or advisable to secure the vote or consent of its stockholders required by applicable Law to obtain such approvals. Notwithstanding anything contrary contained in this Agreement, the Company Board may, in accordance with applicable Law and the Company Charter and Company Bylaws, withdraw the notice of a meeting to its stockholders or defer or cancel such meeting of its stockholders in the event of a Change in Recommendation made in accordance with Section 7.04(c).
Section 7.03 Access to Information; Confidentiality.
(a) Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, (i) afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request, and (ii) use reasonable best efforts to facilitate meetings with managers and other appropriate third parties that have a business relationship with the Company or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (x) contact or have any discussions with any of the Company’s non-executive employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (y) damage any of the Company’s or its Subsidiaries’ property or any portion thereof, or (z) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Parent shall schedule and coordinate all inspections contemplated by the foregoing clause (z) with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct, and Parent is required to give the Company such written notice at least one (1) Business Day prior to the date that any manager of a Company Real Property which Parent wishes to inspect is entitled to receive notice of any such inspection. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, on the advice of legal counsel, result in the loss of attorney-client privilege of the Company or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between Parent and the Company) or violate any Law; provided, however, that in each case, the Company or its Subsidiaries use commercially reasonable efforts to provide Parent with such access in a manner that does not result in the loss of attorney-client privilege or violate applicable Law. In the event that the Company or its Subsidiaries do not provide access or information in reliance on the preceding sentence, the Company or its Subsidiaries shall provide written notice to Parent that such access or information is being withheld and the Company or its Subsidiaries shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not result in the loss of attorney-client privilege or violate applicable Law.
(b) Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated January 27, 2024 between Barcoding, Inc. and the Company (the “Confidentiality Agreement”). At the Effective Time, the Confidentiality Agreement will automatically terminate and be of no further force or effect without any action by, or any liability to, any of the parties thereto or any other Person.
Section 7.04 Acquisition Proposals.
(a) Except as expressly permitted by this Section 7.04 and further subject to Section 7.04(b) and Section 7.04(c), none of the Company or any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize, instruct or permit, directly or indirectly, any officer, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate (each, a “Representative” and together, the “Representatives”) of the Company or any of its Subsidiaries to, initiate, solicit, propose, induce the making, submission, or announcement of or knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, enter into or participate in discussions or negotiations with any Person concerning an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal, enter into any agreement, letter of intent, acquisition agreement, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or similar agreement relating to an Acquisition Proposal or release any Person from any standstill agreement or similar obligation to the Company or any of its Subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise or afford access to the business, properties, assets, books or records of the Company and its Subsidiaries to, any Person (other than Parent, MergerCo, or any designees of Parent or MergerCo) in connection with any Acquisition Proposal. The Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause their respective Representatives and Affiliates to immediately cease any discussions, negotiations or communications with any party or parties (other than Parent, MergerCo and their Representatives) with respect to any Acquisition Proposal, including, to the extent the Company has the right to do so, by requesting in writing the prompt (but in no event later than forty-eight (48) hours following the date of this Agreement) return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such party, and termination of access to any physical or electronic data rooms relating to a possible Acquisition Proposal. The Company and its Subsidiaries shall be responsible for any failure on the part of their Representatives or Affiliates to comply with this Section 7.04(a). Notwithstanding the foregoing, the Company and its Representatives, solely in response to an inquiry or proposal that did not result from a breach, directly or indirectly, of this Section 7.04(a), may (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (ii) inform a Person that has made or, to the knowledge of the Company, is considering making, following the date hereof, an Acquisition Proposal of the provisions of this Section 7.04.
(b) Subject to Section 7.04(c), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, modify or materially qualify the Company Recommendation in a manner adverse to Parent or make any public statement that is inconsistent with the Company Recommendation; (ii) adopt, approve or recommend to the Company’s stockholders an Acquisition Proposal; (iii) fail to publicly recommend against any Acquisition Proposal or fail to reaffirm upon request of Parent the Company Recommendation, in either case within ten (10) Business Days (or such fewer number of days as remain prior to the Company Stockholders’ Meeting) after such Acquisition Proposal is made public (it being understood that a “stop, look and listen” statement by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Recommendation); (iv) fail to include the Company Recommendation in the Proxy Statement; (v) cause or permit the Company to enter into any agreement, letter of intent, acquisition agreement, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or similar agreement concerning, or that would reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement described in Section 7.04(c)) or (vi) publicly propose to do any of the foregoing (any action described in clauses (i) through (vi), a “Change in Recommendation”). The Company shall promptly notify Parent in writing (including by email) (but in no event after twenty-four (24) hours following the Company’s initial receipt of any Acquisition Proposal) of the receipt by the Company or any of its Representatives of an Acquisition Proposal or any inquiry, request for information or other indication by any Person that it is considering making an Acquisition Proposal and the relevant details relating thereto (including the identity of the parties and all material terms thereof) which any of the Company or any of its Subsidiaries or any such Representative may receive after the date hereof, and shall (i) keep Parent informed on a reasonably current basis as to the status of and any material developments, discussions or negotiations regarding any such proposal (including any changes thereof) and (ii) provide Parent as soon as practicable after the Company’s or any of its Representatives’ receipt or delivery thereof with copies of (A) drafts of any definitive acquisition agreements or proposal letters with respect thereto and (B) any written material nonpublic information sent or provided by the Company or any of its Representatives to any third party in connection with any Acquisition Proposal which was not previously provided or made available to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party, and the Company shall, and shall cause each of its Subsidiaries to, enforce the provisions of any such agreement.
(c) Notwithstanding Section 7.04(a) and Section 7.04(b), following the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of a written Acquisition Proposal prior to receipt of the Company Stockholder Approval that was not solicited, encouraged or facilitated in violation, directly or indirectly, of Section 7.04(a) or Section 7.04(b) (a “Permitted Acquisition Proposal”), if the Company Board determines in good faith following consultation with its outside legal counsel and financial advisors that such Permitted Acquisition Proposal is reasonably likely to lead to a Superior Proposal and failure to engage in negotiations or discussions with such Person would be reasonably likely to be inconsistent with its fiduciary duties, the Company Board may (directly or through advisors or Representatives) (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such Permitted Acquisition Proposal (provided that the Company (x) has previously or concurrently furnished such information to Parent and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement and does not prevent the Company from providing any information to Parent and MergerCo to the extent required by this Agreement); provided, that any competitively sensitive information or data provided to any such Person pursuant to such confidentiality agreement who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, (ii) disclose to its stockholders any information that, after consultation with its outside legal counsel, is required to be disclosed under the DGCL or other applicable Law, (iii) participate in negotiations regarding such Permitted Acquisition Proposal and (iv) subject to compliance with Section 7.04(c) and Section 7.04(d), following receipt of a written Permitted Acquisition Proposal that constitutes a Superior Proposal, but prior to receipt of the Company Stockholder Approval, (A) withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal, (B) terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(h), (C) make a Change in Recommendation and (D) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in clauses (i) through

(iv) only if, after complying with this Section 7.04(c) and Section 7.04(d) below, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company or its stockholders under applicable Law. Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company Board shall be permitted pursuant to this sentence or clause (ii) of the prior sentence to recommend an Acquisition Proposal which is not a Superior Proposal.
(d) The Company Board shall not take any of the actions referred to in clause (iv) of the first sentence of Section 7.04(c) unless (i) the Company has delivered to Parent a Determination Notice and the Determination Notice Period has expired, (ii) after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into during the Determination Notice Period, such Superior Proposal remains a Superior Proposal, (iii) the Acquisition Proposal that constitutes such Superior Proposal was not obtained in violation, directly or indirectly, of Section 7.04(a) or Section 7.04(b), (iv) during the Determination Notice Period (including as may be extended in the event a revised Determination Notice is required to be delivered), the Company and its Representatives have kept Parent and its Representatives reasonably informed of the status of such Acquisition Proposal and the material terms of any such Acquisition Proposal (including promptly, and in any event within twenty-four (24) hours, after receipt providing to Parent copies of any additional or revised definitive documents with respect thereto) and (v) the Company and its Representatives, during the Determination Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Change in Recommendation in response to such Acquisition Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
Section 7.05 Employee Benefits Matters.
(a) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries. From and after the effective time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of the Company and its Subsidiaries in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary or any of their predecessors. Notwithstanding the foregoing, subject to applicable Law, nothing herein is intended to prevent Parent from amending or terminating any such obligation, contract, agreement, arrangement, or commitment in accordance with its terms.
(b) With respect to each employee of the Company or any Subsidiary who remains an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (collectively, the “Continuing Employees”), for the period of 12 months immediately following the Effective Time (but not beyond any Continuing Employee’s termination of employment), Parent shall, or shall cause one of its Affiliates to, provide the Continuing Employees with (i) base salary or hourly wage rate, and a target annual cash incentive opportunity amount that is at least equal to the base salary or wage rate, and target annual cash incentive opportunity amount that were provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) retirement and group health benefits that are no less than those provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries). For purposes of vesting, eligibility to participate and level of benefits, each Continuing Employee will be entitled to credit for his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the corresponding employee benefit plan of Parent or its Subsidiaries (each, a “Parent Plan”) to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit or retiree medical plan). In addition, with respect to each Parent Plan that provides group health, dental, vision or prescription drug benefits, each Continuing Employee shall be given credit for amounts paid by the Continuing Employee under the corresponding Plan for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding Parent Plan.
(c) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares (including Company Equity Awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
(d) If so requested in writing by Parent, such request to be made to the Company no less than ten (10) Business Days prior to the Closing Date, the Company shall terminate any Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be a defined contribution arrangement described in Section 401(k) of the Code (each, a “401(k) Plan”) no later than the Closing Date, by resolution adopted by the Company Board (or, as applicable, the comparable governing body of the applicable Subsidiary of the Company that is the sponsor of such Plan), on terms reasonably acceptable to Parent, and prior thereto, or simultaneously therewith, amend any such 401(k) Plan subject to a termination request by Parent (a “Terminating 401(k) Plan”) to the extent necessary to comply with all applicable Laws to the extent not previously amended. Effective as of the Closing Date (and contingent upon the Closing becoming effective), the Company or its applicable Subsidiary shall fully vest 100% of the account balances of each Continuing Employee in each Terminating 401(k) Plan to the extent that the plan account of any Continuing Employee is not otherwise fully vested. As soon as administratively practicable following the Closing, Parent or one of its Affiliates shall permit all Continuing Employees who participated in a Terminating 401(k) Plan to be eligible to participate in a defined contribution retirement plan sponsored by Parent or one of its Affiliates.
(e) The provisions of this Agreement, including this Section 7.05, are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third-party beneficiary or otherwise, to any person who is not a party to this Agreement. Nothing contained in this Agreement (including, without limitation, this Section 7.05) shall be deemed to or construed to (i) amend any Plan, (ii) limit in any way the Parent’s or Surviving Corporation’s (or any of their Affiliates’) ability to amend or terminate any particular Plan at any time, (iii) guarantee any level of compensation or benefits or terms of employment to any Continuing Employee, or (iv) restrict Parent or any of its Affiliates from terminating the employment of any Continuing Employee.
Section 7.06 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries in effect on the date hereof) and indemnification agreements of the Company or any of its Subsidiaries identified in Section 7.06(b) of the Disclosure Schedule (as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms unless otherwise required by applicable Law.
(b) For a period of six (6) years after the Effective Time, to the extent permitted by applicable Law, the charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its

Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law. Purchaser agrees to cause Surviving Corporation and its Subsidiaries to perform in a timely manner and to otherwise honor such obligations in all respects.
(c) At the Closing, the Surviving Corporation shall purchase (at Parent’s expense) a six (6) year tail policy with substantially the same coverage provided under the policies of directors’ and officers’ liability insurance and employed lawyer liability insurance maintained by the Company and its Subsidiaries as of the date hereof with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) following the Effective Time, the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time; and (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(c) more than an amount equal to two hundred twenty-five percent (225%) of the current annual premium paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred twenty-five percent (225%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of a one-time premium not to exceed two hundred twenty-five percent (225%) of the current annual premiums paid by the Company. Parent shall and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.
(d) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 7.06.
(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.06.
Section 7.07 Further Action; Reasonable Efforts.
(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties to Permits, Material Contracts, management agreement documents or Plans to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, in each case as are necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement or otherwise disclosed in Section 7.07(a) of the Disclosure Schedule; provided, however, that the foregoing will not require any party hereto to waive any condition to its obligations to consummate the Closing set forth in ARTICLE VIII. In the event that the Company shall fail to obtain any consent from any person (other than a Governmental Authority), the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, delayed or conditioned, neither the Company nor any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation; provided, that the Company and its Subsidiaries may make such payments as and to the extent contemplated by the terms of the relevant agreement with respect to which consent is being sought.
(b) The Company and the Subsidiaries shall give prompt notice to Parent, MergerCo, and Parent and MergerCo shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or constitute a waiver by any party hereto of the conditions to the obligations of the parties under this Agreement.
(c) Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments until the consummation of the transactions contemplated by this Agreement, (ii) negotiate definitive agreements with respect thereto substantially on terms and conditions contained therein or on other commercially reasonable terms, (iii) satisfy or cause to be satisfied, in all material respects, all conditions, in the Debt Commitment Letter (or, if deemed advisable by Parent, seek the waiver of conditions applicable to Buyer Parties contained in the Debt Commitment Letter), (iv) pay, when due and payable, any commitment fees or other amounts that are or become due and payable under or with respect to any of the Financing Commitments or such definitive agreements, (v) if necessary, comply with any “market flex” provisions contemplated by any of the Debt Commitment Letter in the event such “market flex” provisions are exercised in accordance with the terms thereof, and (vi) consummate the Debt Financing and the Equity Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion (“Additional Financing”) from Additional Financing Sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange any Additional Financing and Parent shall notify the Company promptly after the effectiveness thereof of any material amendment or modification made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter. For the avoidance of doubt, if the Debt Financing (or any Additional Financing) has not been obtained, Parent shall continue to be obligated to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not cause or permit the Debt Commitment Letter to be amended or modified to the extent such amendment or modification (i) expands the conditions set forth in the Debt Commitment Letter as in effect on the date hereof in a manner that would reasonably be expected to prevent or materially delay the initial funding or availability of the Financing at Closing, (ii) reduces the amount of Debt Financing below the amount sufficient to pay the amounts required to be paid on the Closing Date as set forth in Section 5.07(b), or (iii) otherwise modifies the terms thereof in any matter that is materially adverse to the interests of the Company prior to Closing, except, in each case, with the written consent of the Company.
(d) The Company and the Subsidiaries agree to provide, and shall cause their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing and any Additional Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including, without limitation, (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company or the Subsidiaries as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) marketing materials, bank information memoranda, lender presentations and similar materials required in connection with Debt Financing and any Additional Financing (including the delivery of customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources (including customary accuracy and material non-public information representations)), and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any Debt Financing and any Additional Financing raised by Parent or MergerCo, (v) forming new direct or indirect Subsidiaries, (vi) assisting in the preparation of definitive financing documents (including disclosure schedules and perfection certificates) and facilitate the provision of guarantees, the granting of security and the pledging of collateral, including by executing and delivering any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent in connection with the Debt Financing (provided that any obligations contained in any such definitive financing documents or security documents, as against the Company and its Subsidiaries, shall not be effective prior to the Closing), (vii) providing assistance in the preparation of pro forma financial information and pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein), (viii) providing and executing documents (including the execution and delivery of estoppel certificates and subordination and non-disturbance agreements) as may be reasonably requested by Parent; provided, that none of the Company or any Subsidiary shall be required to pay any commitment of other similar fee or incur any other liability in connection with the Debt Financing or any Additional Financing prior to the Closing, (ix) cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing as reasonably requested by Parent, (x) furnishing Buyer and its Debt Financing Sources as promptly as reasonably practicable with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the beneficial ownership regulation, (xi) directing the Company’s independent accountants to provide assistance and cooperation to Buyer, including participating in accounting due diligence sessions and assisting in the preparation of any pro forma financial statements, and (xii) taking all corporate actions, subject to the occurrence of the Closing Date, reasonably requested by Buyer that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated hereunder at Closing. Upon termination of this Agreement in accordance with its terms, Parent shall, upon request by the Company, reimburse the Company or the Subsidiaries for (i) all reasonable and documented out of pocket costs incurred by the Company, the Subsidiaries, and their Representatives in connection with such cooperation, and (ii) any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries), in each case of the foregoing clauses (i) and (ii) in an amount not to exceed $1,000,000 in the aggregate; provided that, in the event Parent or the Guarantor pays the Company the Parent Termination Fee and Company Expenses, such payment shall be deemed to satisfy all obligations under this sentence and in no event will Parent, Guarantor or any of their Affiliates have any obligation to reimburse the Company and its Subsidiaries under this Section 7.07(d).
(e) The Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date payoff letters from third-party lenders to the Company, in form and substance reasonably satisfactory to Parent, except with respect to the Indebtedness of the Company and the Subsidiaries set forth in Section 7.07(e) of the Disclosure Schedule and any other indebtedness specified by Parent to the Company no later than 15 days prior to the Closing. On the Closing Date, the Company and the Subsidiaries shall unless instructed otherwise in writing by Parent not later than 15 days prior to Closing, permanently (i) terminate the credit facilities requested by Parent to be so terminated, except to the extent such facilities are either set forth in Section 7.07(e) of the Disclosure Schedule or specified by Parent to the Company no later than ten business days prior to Closing, and all related agreements, to which the Company and the Subsidiaries is a party and (ii) release any liens on the Company’s or the Subsidiaries assets relating to those facilities. The Company and the Subsidiaries shall use reasonable best efforts to effectuate the assumption of the indebtedness listed on Section 7.07(e) of the Disclosure Schedule by Parent or its Subsidiaries with Parent being responsible for all assumption costs and expenses required by the existing lenders incurred in connection with such assumptions.
Section 7.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and/or all Transfer Taxes.
Section 7.09 Tax Matters.
(a) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:
(i) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable laws;
(ii) submit any material Post-Signing Returns at least twenty (20) days prior to the applicable deadline to the Buyer Parties for Buyer Parties’ review and reasonable comment, and the Company and its Subsidiaries, as applicable, shall reasonably consider such comments prior to filing;
(iii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed (including, for the avoidance of doubt, any estimated Taxes); and
(iv) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practices.
(b) For U.S. federal and all applicable state Tax purposes, the Merger shall be treated as if Parent purchased the Company Common Shares from the holders of Company Common Shares for cash pursuant to Section 1001 of the Code.
Section 7.10 Public Announcements. Prior to the Effective Time and except as set forth in the following sentence, the parties hereto agree that no public release, public filing or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party or its Subsidiaries without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release, filing or announcement may be required by Law or the rules or regulations of any securities exchange to which the relevant party is subject, in which case the party required to make the release, filing or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release and the form of a Barcoding, Inc. press release announcing the Merger and the execution of this Agreement.
Section 7.11 Exchange Listing. Prior to the Effective Time, the Company shall cooperate with the Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and or cause to be done all things reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable Law and rules and policies of the NYSE American to cause the de-listing by the Surviving Corporation of the Company Common Shares from NYSE American and to terminate registration of the Company Common Shares under the Exchange Act as promptly as practicable after the Effective Time; provided that such delisting and termination shall not be effective prior to the Effective Time.
Section 7.12 Security Holder Litigation. The Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers after the date of this Agreement (“Transaction Litigation”); provided that the Company shall (i) notify Parent promptly of the commencement or written threat of any Transaction Litigation of which it has received notice or become aware and shall keep Parent reasonably informed regarding any such Transaction Litigation and (ii) give Parent the opportunity to participate at Parent’s expense in the defense of any Transaction Litigation and the Company shall consult with Parent and consider Parent’s advice with respect to such litigation. In no event shall the Company enter into, agree to or disclose any settlement with respect to any Transaction Litigation without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 7.13 Obligations of MergerCo. Parent will take all action necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
ARTICLE VIII
CONDITIONS TO THE MERGER
Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing by all parties to this Agreement (where permissible) at or prior to the Effective Time of the following conditions:
(a) The Company shall have obtained the Company Stockholder Approval.
(b) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting or preventing the consummation of the Merger.
Section 8.02 Conditions to the Obligations of Parent and MergerCo. The respective obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of the following additional conditions:
(a) The representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties in Section 4.01(a)-(b), Section 4.02, Section 4.03(a), (b), (c), and (e), Section 4.04(a), Section 4.08 and Section 4.18 (the “Fundamental Representations”) shall be true and correct in all respects, other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (in each case except to the extent expressly made as of a specific date, in which case as of such specific date).
(b) The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c) The Company shall have delivered to Parent a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(e).
(d) The Company shall have delivered to Parent written resignations, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company and its Subsidiaries who Parent has requested in writing at least five (5) Business Days prior to Closing.
(e) Since the date hereof, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(f) The Company shall have delivered to Parent, any consents, authorizations, approvals, exemptions or waivers from Governmental Authorities or third parties identified on Schedule 8.02(f).
(g) At least two (2) business days prior to the Closing Date, the Company shall have delivered to Parent payoff letters in accordance with Section 7.07(e), and any necessary UCC or other releases or terminations as may be reasonably required to evidence the satisfaction of such Indebtedness and the release or termination of any liens arising thereunder.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of the following additional conditions:
(a) The representations and warranties of Parent and MergerCo in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent and MergerCo shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c) Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows (the date of any such termination, the “Termination Date”):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose breach of any obligation under this Agreement is the primary cause of the failure of the Effective Time to occur on or before such date;
(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to a party whose breach of any obligation under this Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering any such Law or Governmental Order;
(d) by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Outside Date; provided, that Parent will not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it or MergerCo is then in material breach of its obligations under this Agreement such that a condition set forth in Section 8.03(a) or Section 8.03(b) would not then be satisfied;
(e) by the Company if (i) any of the representations and warranties of Parent and MergerCo herein are or become untrue or incorrect such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Outside Date; or (ii) there has been a breach on the part of Parent or MergerCo or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Outside Date; provided, that the Company will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if it is then in material breach of its obligations under this Agreement such that a condition set forth in Section 8.02(a) or Section 8.02(b) would not then be satisfied;
(f) by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting;

(g) by Parent if the Company Board shall have publicly recommended or approved any Acquisition Proposal other than the Merger contemplated by this Agreement;
(h) by the Company prior to receipt of the Company Stockholder Approval in order to enter into a definitive agreement providing for a Superior Proposal, provided, that for the termination by the Company to be effective, the Company shall (i) concurrently enter into such definitive agreement providing for a Superior Proposal and (ii) pay to Parent any applicable Company Termination Fee in accordance with this Agreement, and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(h) unless Section 7.04 has been complied with in all material respects;
(i) by Parent if the Company Board shall have effected a Change in Recommendation; or
(j) by the Company by giving written notice to Parent at any time prior to the Closing if (i) each condition to the performance of Parent’s obligations hereunder set forth in Section 8.01 and Section 8.02 has been satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur), (ii) Parent fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to Section 2.03, (iii) the Company is prepared and able to perform its obligations to consummate the Closing on the date on which the Closing is required to have occurred pursuant to Section 2.03 and the Company delivers, at least five (5) Business Days prior to the date of termination (the “Closing Notice Period”), to Parent a certificate irrevocably certifying that all conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than such conditions that by their terms or nature are to be satisfied at the Closing, and which were, as of such date, capable of being satisfied) or waived by the Company and the Company stands ready, willing and able to consummate the Closing, (iv) Parent has failed to perform its obligations to consummate the Closing by the later of (x) the date Closing should have occurred pursuant to Section 2.03 and (y) the end of the Closing Notice Period and (v) at all times during the Closing Notice Period, the Company stood ready, willing and able to perform its obligations to consummate the Closing.
Section 9.02 Effect of Termination. If any party hereto desires to terminate this Agreement pursuant to Section 9.01, such party must provide the other party with written notice thereof. Thereafter, subject to the Closing Notice Period or any other cure period set forth in a subsection of Section 9.01, if applicable, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guaranty referred to in Section 5.07 and the provisions of Section 7.03(b), this Section 9.02, Section 9.03 and ARTICLE X shall survive any such termination; provided, however, that, subject to Section 9.03(f), nothing herein shall relieve any party hereto from liability for willful breach or fraud.
Section 9.03 Fees and Expenses.
(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
(b) Parent and the Company agree that if this Agreement shall be terminated:
(i) by Parent or the Company pursuant to Section 9.01(b) (Outside Date) or Section 9.01(f) (Failure to Obtain Stockholder Approval) or by Parent pursuant to Section 9.01(d) (Company Breach), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced or otherwise received by the Company, its Subsidiaries or Representatives, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company and/or its Subsidiaries enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Parent, upon the consummation of the transactions contemplated by the applicable Acquisition Proposal (the “Acquisition Proposal Consummation Date”), the Company Termination Fee (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);
(ii) by Parent pursuant to Section 9.01(g) (Company Board Recommends Another Acquisition Proposal) or Section 9.01(i) (Company Board Effects Change in Recommendation), then the Company shall pay to Parent the Company Termination Fee within five (5) Business Days of the Termination Date;

(iii) by the Company pursuant to Section 9.01(h) (Superior Proposal), then the Company shall pay to Parent the Company Termination Fee concurrently with such termination;
(iv) by Parent pursuant to Section 9.01(d) (Company Breach) (solely to the extent arising from a material breach by the Company of its obligations under Section 7.04), then the Company shall pay to Parent the Company Termination Fee within five (5) Business Days of the Termination Date; or
(v) by the Company (A) pursuant to Section 9.01(b) (Outside Date) at a time at which the Company would have been entitled to terminate this Agreement pursuant to Section 9.01(j) (Parent Failure to Close), (B) pursuant to Section 9.01(e) (Parent Breach), or (C) pursuant to Section 9.01(j) (Parent Failure to Close) then the Parent shall pay or cause to be paid to the Company the Parent Termination Fee within five (5) Business Days of the Termination Date.
(c) To the extent required to be paid pursuant to this Section 9.03, and subject to the provisions of Section 9.04 hereof, the Company Termination Fee, the Company Expenses, the Parent Expenses and the Parent Termination Fee (as applicable) shall be paid in immediately available funds by the applicable party as directed in writing by the other party.
(d) For purposes of this Agreement, (A) “Company Termination Fee” means an amount equal to $2,594,640; and (B) “Parent Termination Fee” means an amount equal to $5,189,280.
(e) If this Agreement is terminated by the Company pursuant to Section 9.01(j), Parent shall pay to the Company within three (3) Business Days after the Termination Date all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $1,000,000 (the “Company Expenses”). If this Agreement is terminated (x) under circumstances requiring the Company to pay to Parent the Company Termination Fee in accordance with Section 9.03(b) or (y) by Parent pursuant to Section 9.01(f), the Company shall also pay to Parent on the Termination Date all reasonable out-of-pocket costs and expenses including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $1,000,000 (the “Parent Expenses”).
(f) Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and (ii) payment of the Company Termination Fee and Company Expenses, or Parent Termination Fee and Parent Expenses, as applicable, is not a penalty but is liquidated damages in a reasonable amount that will compensate the applicable party hereto in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee and the Company Expenses from Parent or the Guarantor (in accordance with the Guaranty) pursuant to Section 9.03 shall be the sole and exclusive remedy of the Company, its Subsidiaries and their respective Representatives against Parent, MergerCo, the Guarantor, and any of their respective former, current, or future general or limited partners, direct or indirect equityholders, controlling persons, managers, members, Affiliates or Representatives (collectively, the “Parent Parties”) (whether at law or in equity, through piercing of the corporate veil, by or through a claim by or on behalf of a party or another Person or otherwise) with respect to the negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions and obligations contemplated hereby and thereby, including for any loss suffered as a result of the failure of the Merger to be consummated (including all damages of any of such Persons for the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or for any punitive, special, exemplary, indirect, consequential or incidental damages or damages argued to be associated with lost profits or diminution in value or damages based on any type of multiple), under any theory and for any reason (including the failure of the Closing to occur, or for a breach or failure to perform any covenant, agreement or obligation hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) or for any representation or warranty made or alleged to have been made in connection herewith or therewith, or otherwise), and upon payment in full of the

Parent Termination Fee and Company Expenses, (i) none of the Parent Parties shall have any further liability or obligation relating to or arising out of the negotiation, execution and performance of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, and (ii) none of the Company, its Subsidiaries or their respective Representatives shall be entitled to commence or pursue any Action against any Parent Party arising out of or in connection with this Agreement, any other Ancillary Agreement, the Equity Funding Letter, the Debt Commitment Letter or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any prior breach of the Confidentiality Agreement. Under no circumstances will the maximum liability of Parent exceed the Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement, under no circumstances will the Company be entitled to both (x) any monetary damages, including all or any portion of the Parent Termination Fee or the Company Expenses and (y) a grant of specific performance or other equitable remedies pursuant to Section 10.06.
Section 9.04 Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to applicable Law, waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
Section 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (a) when delivered, if delivered in person, (b) one Business Day after sending if sent by prepaid overnight courier (providing proof of delivery), (c) when sent after being sent to the recipient by electronic mail (so long as such submission does not generate an error message or notice of non-delivery) or (d) three Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
if to Parent or MergerCo:

c/o Graham Partners, Inc.
3811 West Chester Pike, Building 2, Suite 200
Newtown Square, PA 19073
Attn:	Robert Newbold
Email:	[***]

Barcoding Inc.
3840 Bank Street
Baltimore, MD 21224
Attn:	Shane Snyder
Email:	[***]

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn:	R. Jeffrey Legath; Stephanie Haas
Email:	[***]; [***]

if to the Company:

DecisionPoint Systems, Inc.
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn:	Steve Smith
Email:	[***]

with a copy (which shall not constitute notice) to:

Polsinelli PC
150 N. Riverside Plaza
Suite 3000
Chicago, IL 60606
Attention:	Donald E. Figliulo
Kevin L. Vold
Email:	[***]
[***]
Section 10.03 Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain valid and in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law requires further approval by such stockholders. This Agreement may not be amended prior to the Effective Time except by an instrument in writing signed by the parties hereto.
Section 10.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Disclosure Schedule, the annexes, exhibits and instruments referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure the benefit of the parties and their respective successors or permitted assigns. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of each of the other parties. Notwithstanding anything to the contrary contained herein, Parent shall have the right, without the prior written consent of any of the other parties, to (a) assign all or any portion of its rights, interests, and obligations under this Agreement to any of its Affiliates (so long as Parent remains fully liable for all of its obligations hereunder) and (b) collaterally assign, in whole or in part, this Agreement and its rights hereunder as security in accordance with any insurance policy purchased in connection with the transactions contemplated hereby or to one or more sources of Debt Financing or purchasers of debt securities.
Section 10.06 Remedies; Specific Performance.
(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the Buyer Parties and the Company, subject to Section 10.06(b) shall be entitled to an injunction or injunctions, without proof of damages, to enforce specifically the terms and provisions of this Agreement, in all cases, subject to Section 9.03. Each such party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereto hereby waives (x) any defense in any action for specific performance based on the defense that another remedy at law would be adequate and (y) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.
(b) Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree that (i) no Person other than the Company shall be entitled to seek specific performance of this Agreement against Parent; and (ii) the Company shall be entitled to seek an injunction, or other appropriate form of equitable relief to cause the Equity Financing to be funded and to consummate the Closing, if and only if, (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied if there were a Closing at such time) or waived by Parent (to the extent any such condition may be waived pursuant to or under applicable Law), (B) no earlier than the date the Closing should have occurred pursuant to Section 2.03, the Company has certified in writing to Parent that all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, and which were, as of such date, capable of being satisfied) or waived by the Company and the Company stands ready, willing and able to perform its obligations to consummate the Closing, (C) the proceeds of the Debt Financing have been funded or will be funded if the Equity Financing is funded at the Closing, (D) Parent has failed to perform its obligations to consummate the Closing by the later of (x) the date Closing should have occurred pursuant to Section 2.03 and (y) the end of the Closing Notice Period and (E) at all times during the Closing Notice Period, the Company stood ready, willing and able to perform its obligations to consummate the Closing. For the avoidance of doubt, while the Company may pursue a grant of specific performance (pursuant to this Section 10.06) and/or the payment of the Company Termination Fee pursuant to Section 9.03, under no circumstances will any party hereto be entitled to receive both a grant of such specific performance and monetary damages (including an award of all or any portion of the Company Termination Fee or Parent Termination Fee).
Section 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III (following the Effective Time), Section 7.06 and Section 10.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to indemnification or payment thereunder and may be enforced by such persons).
Section 10.08 Governing Law; Forum. The Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to its rules of conflict of laws. Except as provided in the immediately preceding sentence, all disputes, claims, or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by the internal laws and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws (whether of the State of Delaware or any other jurisdiction).
Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or any state appellate court therefrom located in the State of Delaware (the “Delaware Courts”) (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum notwithstanding that one or more of the parties may not be a resident of or domiciled in the State of Delaware when the litigation is commenced and/or cannot be served process within the State of Delaware. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
Section 10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.10 Counterparts. This Agreement may be executed and delivered (including by electronic mail, by portable document format (PDF) or by other electronic submission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 10.11 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
Section 10.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.
Section 10.13 No Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, direct or indirect stockholder, direct or indirect equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any party under this Agreement or for any Action (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith, in each case other than in the case of fraud. Notwithstanding the foregoing, and without limiting the rights of the Company against (i) Parent and MergerCo and (ii) the Guarantor as provided for in the Guaranty, in no event shall the Company or any of its controlled Affiliates seek to recover monetary damages from any Non-Recourse Party.
Section 10.14 Additional Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, to the extent applicable, each of the Parties: (a) agrees that it will not bring or support any Person in any action, cause of action, suit, litigation, arbitration, investigation, hearing or other legal proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against the Lenders or any of the Additional Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or any commitment letter in connection with any Additional Financing in connection with the transactions contemplated by this Agreement obtained by the Parent or its Affiliates on or after the date of this Agreement (an “Additional Financing Commitment Letter”) or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter or any such Additional Financing Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Lenders or any of the Additional Financing Sources in any way relating to the Debt Commitment Letter or any such Additional Financing Commitment Letter, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; and (c) hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action arising under the Debt Commitment Letter or any such Additional Financing Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to the Debt Commitment Letter or any such Additional Financing Commitment Letter, the Company hereby acknowledges and agrees that neither it, nor any of its Affiliates shall have any rights or claims against the Lenders or any Additional Financing Sources or their Affiliates or representatives, in any way relating to this Agreement, any Debt Financing or Additional Financing, any such the Debt Commitment Letter or Additional Financing Commitment Letter or any of the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise; provided, however, that (i) the foregoing shall not apply to any breach by the Lenders or any Additional Financing Source or its Affiliates or representatives of any confidentiality obligation owing to the Company, Parent or their respective Affiliates, and (ii) nothing in this Section 10.14 shall in any way limit or modify the rights and obligations of Parent or its Affiliates under the Debt Commitment Letter or any such Additional Financing Commitment Letter. Notwithstanding anything to the contrary contained in this Agreement, (A) the Lenders and any Additional Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 10.14 and (B) no amendments to any provision of this Section 10.14 that is materially adverse to the Lenders or any Additional Financing Sources shall be effective as to the Lenders or such Additional Financing Sources under the Debt Commitment Letter or any Additional Financing Commitment Letter without the prior written consent of the Lenders or such Additional Financing Sources.

IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PARENT

BARCODING DERBY, INC.

By:	/s/ Robert Newbold
Name and Title: Robert Newbold, Chairman
MERGERCO:

DERBY MERGER SUB, INC.

By:	/s/ Robert Newbold
Name and Title: Robert Newbold, Chairman
THE COMPANY

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Steve Smith
Name and Title: Steve Smith, Chief Executive Officer

Exhibit A

Form of Support Agreement
A-A-1

Exhibit B

Knowledge of the Company
A-B-1

Exhibit C

Knowledge of Parent and MergerCo
A-C-1

Exhibit D

Form of Certificate of Merger
A-D-1

Annex B

April 30, 2024
Personal and Confidential

DECISIONPOINT SYSTEMS, INC.
Attention: Board of Directors
23456 South Pointe Drive
Laguna Hills, CA 92653
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), of the Transaction Consideration (as defined below) to be received pursuant to the Agreement and Plan of Merger (the “Agreement”), to be entered into, on or about the date hereof, by and among the Company, Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”). The Agreement provides that the Company will be merged with MergerCo, with the Company surviving as a wholly owned subsidiary of Parent (the “Transaction”). We have been advised that the consideration to be paid by Parent to the holders of the Company’s s outstanding common stock (the “Company Common Stock”) in the Transaction will consist of an aggregate of approximately $86.5 million in cash, or $10.22 per share (the “Transaction Consideration”). The terms of the Transaction are more fully set forth in the Agreement, and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.
We, as a customary part of our investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have been engaged by the Company to render this opinion to its Board of Directors and we will receive a fee from the Company for providing this opinion, which is not contingent upon closing of the Transaction. The Company has also agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to advising the Company on the Transaction.
We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination or financing transaction with the Company or any other alternative transaction or (iii) advise the Board of Directors of the Company or any other party with respect to alternatives to the Transaction. We were not requested to provide services other than the delivery of this opinion, and we have not otherwise acted as financial advisor to any party to the Transaction. Without limiting the generality of the foregoing, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. Although we have not in the past provided investment banking services to the Company, we may seek to be engaged for compensation in the future to perform investment banking services for the Company.
In connection with our review of the Transaction and in arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
(a)	reviewed and analyzed the terms of a draft of the Agreement dated April 29, 2024;
(b)	reviewed and analyzed certain historical financial, operating and business information related to the Company;

(c)	reviewed and analyzed certain internal financial projections of the Company prepared for financial planning purposes and furnished to us by management of the Company;
(d)	reviewed and analyzed certain publicly available information relative to the Company;
(e)	reviewed and analyzed certain historical financial, operating, market and securities data of the Company publicly available or furnished by management of the Company;
(f)	conducted discussions with members of management of the Company with respect to the business and prospects of the Company;
(g)	reviewed and analyzed the reported prices and trading activity of the Company Common Stock;
(h)	compared the financial performance of the Company with that of certain other publicly traded companies deemed by us to be comparable to the Company;
(i)
to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which the Company operates and selected companies deemed comparable to the Company; and

(j)	performed a discounted cash flow analysis on the Company on a stand-alone basis incorporating various assumptions provided to us by management of the Company.
In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.
In conducting our review of the Transaction, financial analyses and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and at your direction we have assumed, that the financial projections for the Company reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. If any of the foregoing assumptions are not accurate, the conclusion set forth in this opinion could be materially affected. The Company does not publicly disclose internal financial information of the type provided to us in connection with our review of the Transaction. As a result, such information was prepared for financial planning purposes by management of the Company, and was not prepared with the expectation of public disclosure.
The credit, financial and stock markets have from time to time experienced unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction or the Transaction Consideration to be paid in connection therewith, and this opinion does not purport to address potential developments in any such markets and the impacts those potential developments may have on our analyses between the date of delivery of this opinion and the Closing or any period thereafter.
We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have assumed that the Transaction will be consummated pursuant to the terms of the Agreement. In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, including, without limitation, any intellectual property for which the Company may or may not currently receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity.
We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, Parent or their respective affiliates is a party or may be subject, and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies, as applicable.
This opinion is necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion, which may come or be brought to our attention after the date of the opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock have traded or such stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, Parent, the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.
This opinion is furnished pursuant to and subject to the terms of our engagement letter dated February 26, 2024 (the “Engagement Letter”). This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transaction or any other matter. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use and disclosure of this opinion in connection with the proxy statement relating to the Transaction or other filings required by securities laws in accordance with the Engagement Letter, this opinion shall not be published, disclosed or otherwise used, nor shall any public references to us be made, without our prior written approval; provided that any summary of this opinion must be in form and substance reasonably acceptable to us and our counsel.
This opinion addresses solely the fairness, from a financial point of view, to the holders of the Company Common Stock of the Transaction Consideration to be received in the Transaction pursuant to the Agreement, and it does not address any other terms or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Transaction by securityholders, officers, directors or employees of the Company. We have not been asked to consider, and this opinion does not address, the price at which the Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company to pay its obligations when they come due. In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with, or reviewed by us. We are not rendering any legal, accounting, or other advice and understand that the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.
The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at this opinion, we did not attribute any particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying this opinion. The conclusion reached by us, therefore, is based on the application of our own experience and judgment to all analyses and factors considered by us, taken as a whole. This opinion was reviewed and approved by the Craig-Hallum Fairness Opinion Committee.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the holders of the outstanding shares of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to those holders.
Very truly yours,

Craig-Hallum Capital Group LLC

Annex C
DECISIONPOINT SYSTEMS, INC.
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”), dated as of April 30, 2024, is made by and among Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of Company Common Shares.
WHEREAS, Parent, Derby Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of MergerCo with and into the Company (the “Merger”);
WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Company Common Shares, restricted stock units and/or holds Company Options to acquire the number of Company Common Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;
WHEREAS, as an inducement and a condition to the willingness of Parent, MergerCo and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, Parent, MergerCo and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:
1.
Agreement to Vote Company Common Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at the Company Stockholders’ Meeting, including any adjournment or postponement thereof or in any other circumstance, in each case, upon which a vote, consent or other approval (including a written consent) is sought in connection with the Merger, the Merger Agreement and any transactions contemplated thereby, Stockholder shall:

(a)	appear at such meeting or otherwise cause the Company Common Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;
(b)
from and after the date hereof until the Expiration Date, vote (or cause to be voted), all of the Company Common Shares and any New Shares that Stockholder shall be entitled to so vote in favor of (A) the adoption of the Merger Agreement and approval of the Merger (the “Merger Proposal”), (B) any matter that could reasonably be expected to facilitate the Merger and the transactions contemplated thereby, and (C) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Proposal on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with this Section 1; and

(c)
not vote in favor of (A) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement, or any of the conditions set forth in Article VIII of the Merger Agreement not being satisfied on or before the Termination Date or (B) any Acquisition Proposal, unless such Acquisition Proposal was submitted in accordance with the terms of the Merger Agreement (or any of the transactions contemplated thereby) from any Person (other than Parent and its Affiliates). Stockholder shall not withdraw or rescind its vote with respect to the Merger Proposal or otherwise take action to make ineffective the Merger and will cooperate with Parent in taking such actions as are reasonably necessary and requested by Parent to consummate the transactions contemplated by the Merger Agreement. Any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Company Common Shares and New Shares in contravention of this Section 1 shall be null and void ab initio.

2.
Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) the date of mutual written agreement of the parties to terminate this Agreement, (c) the date of the valid termination of the Merger Agreement in accordance with its terms or (d) the date on which the Determination Notice Period expires upon a Change in Recommendation solely to the extent the Company is permitted to make a Change in Recommendation in accordance with Section 7.04(c) of the Merger Agreement.

3.
Additional Purchases. Stockholder agrees that any Company Common Shares that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement (the “New Shares”) and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as Company Common Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto. During the term of this Agreement, Stockholder shall notify the Company promptly in writing of the direct or indirect actual acquisition of New Shares by Stockholder or its Affiliates after the date hereof, all of which shall be subject of the terms of this Agreement as though owned by such acquiring Stockholder on the date hereof. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of share or the like of the capital stock of the Company affecting the Company Common Shares, the terms of this Agreement shall apply to the resulting securities.

4.
Share Transfers. From and after the date hereof and until the Expiration Date, Stockholder shall not, directly or indirectly, other than as may be required by a court order, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens) any Company Common Shares, (b) deposit any Company Common Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Company Common Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Company Common Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a group (as defined under Section 13(d) of the Exchange Act) for the purpose of posing or competing with or taking any actions inconsistent with the transaction contemplated by this Agreement or the Merger Agreement. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to any Company Options or RSU Awards which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Company Common Shares to the Company as payment for the (i) exercise price of Stockholder’s Company Options and (ii) taxes applicable to the exercise of Stockholder’s Company Options or vesting of RSU Awards, (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliate of Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed an agreement in substantially the form hereof and no such transfer will necessitate the filing of a Form 4 reporting such transfer, (4) transfers to another holder of the capital stock of the Company that has signed an agreement in substantially the form hereof, and (5) transfers, sales or other dispositions as Parent may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Company Common Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Company Common Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

5.	Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:
(a)
if Stockholder is an entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)
this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c)
Stockholder beneficially owns (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act) the number of Company Common Shares indicated opposite Stockholder’s name on Schedule 1, which constitute all the Company Common Shares owned by Stockholder as of the date hereof. Stockholder owns and will own any Company Common Stock or New Shares, free and clear of any Liens, and has sole or shared, and otherwise unrestricted, voting power with respect to such Company Common Shares and New Shares and none of the Company Common Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Company Common Shares or New Shares;

(d)
the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Company Common Shares pursuant to, any Contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any certificate of incorporation, bylaw or similar organizational document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(e)
the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(f)
no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any contract made by or on behalf of Stockholder;

(g)
as of the date of this Agreement, there is no Action pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect; and

(h)
Stockholder has had the opportunity to review this Agreement and the Merger Agreement, with counsel of his, her or its own choosing. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

6.
Waiver of Appraisal Rights. Stockholder hereby waives, to the fullest extent of the Law, and agrees not to assert any appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit A, with respect to all of Stockholder’s Company Common Shares in connection with the Merger and the transactions contemplated by the Merger Agreement. Stockholder understands that if Stockholder has filed a demand for dissenters’ rights or appraisal with respect to Stockholder’s Company Common Shares, Stockholder, by execution of this Agreement, hereby withdraws such demand and agrees that the fair value of such stock is not more than the consideration payable pursuant to the Merger Agreement and the Company hereby accepts such withdrawal.

7.
Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or demonstrate money damages as a prerequisite to obtaining equitable relief.

8.
Directors and Officers. [This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company and/or holder of Company Options or RSU Awards and not in Stockholder’s capacity as a director, officer or employee of Parent or its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.][1]

9.
No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Company Common Shares. All rights, ownership and economic benefits of and relating to the Company Common Shares shall remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Company Common Shares, except as otherwise provided herein.

10.
No Solicitation. Stockholder agrees that it is a Representative of the Company and that Stockholder shall not, directly or indirectly, through any Representative of Stockholder authorized by it to act on its behalf, take any action prohibited to be taken by a Representative of the Company under the Merger Agreement (including Section 7.04 thereof). Subject to Section 7.04 of the Merger Agreement, if, prior to the Effective Time, Stockholder receives any Acquisition Proposal, then Stockholder shall promptly notify Parent and Company in writing (including by email) (but in no event after twenty-four (24) hours) following Stockholder’s initial receipt of any Acquisition Proposal) of the receipt by Stockholder or any of its Representatives of an Acquisition Proposal and the relevant details thereto (including the identity of the parties and all material terms thereof) which Stockholder or any such Representative may receive after the date hereof, and shall (i) keep Parent informed on a reasonably current basis as to the status of and any material developments, discussions or negotiations regarding any such proposal (including any changes thereof) and (ii) provide Parent as soon as practicable after Stockholder or any

[1]	NOTE TO DRAFT: Only for Stockholders that are directors and/or officers.

of its Representatives’ receipt or delivery thereof with copies of (A) drafts of any definitive acquisition agreements or proposal letters with respect thereto and (B) any written material nonpublic information sent or provided by Stockholder or any of its Representatives to any third party in connection with any Acquisition Proposal which was not previously provided or made available to Parent.
11.
Notice of Certain Events. Stockholder shall notify Parent in writing of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations, warranties or covenants of such Stockholder set forth in this Agreement.

12.
Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof. The termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for any willful and material breach of this Agreement.

13.
Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14.
Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or transactions contemplated thereby and as otherwise required by Law, Stockholder’s identity and ownership of Company Common Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated thereby, all subject to prior review and a reasonable opportunity to comment by Stockholder’s counsel at Stockholder’s sole expense. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication regarding this Agreement or the Merger Agreement or any of the transactions contemplated thereby, without the prior written consent of Parent and the Company, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

15.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or if by e-mail, when sent after being sent to the recipient (so long as such submission does not generate an error message or notice of non-delivery), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid to the Company or Parent, as the case may be, in accordance with Section 10.02 of the Merger Agreement and to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Upon such determination that any term, other provision, or the application thereof to any Person or any circumstance, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
17.
Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided. however, that neither this Agreement nor any of a party’s rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by such party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.
Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Stockholder shall be effective unless expressly set forth in writing by Company or Parent, as applicable, and no such written waivers shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Company Common Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Parent. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

19.
Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to its rules of conflict of laws. Except as provided in the immediately preceding sentence, all disputes, claims, or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by the internal laws and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws (whether of the State of Delaware or any other jurisdiction). Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Delaware Courts (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum notwithstanding that one or more of the parties may not be a resident of or domiciled in the State of Delaware when the litigation is commenced and/or cannot be served process within the State of Delaware. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

20.
Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 20.
21.
No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the Company Charter, the Merger Agreement and the transactions contemplated thereby, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.
Entire Agreement. This Agreement (including the schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

23.
Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

24.	PDF Signature. This Agreement may be executed by PDF signature and a PDF signature shall constitute an original for all purposes.
25.
Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided. however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and Stockholder.

26.
Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

27.
Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

28.
Construction. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]
EXECUTED as of the date first above written.
[STOCKHOLDER]

By:
Name (if an Entity):
Title (if an Entity):
[Signature Page to Support Agreement]

EXECUTED as of the date first above written.
COMPANY:

DecisionPoint Systems, Inc.

By:
Name:
Title:

PARENT:

Barcoding Derby Buyer, Inc.

By:
Name:
Title:
[Signature Page to Support Agreement]

SCHEDULE I
Name, Address and Email Address of Stockholder	Company Common Shares	Company Options	RSU Awards
Schedule I

Exhibit A
Section 262 of Delaware General Corporation Law
§ 262. Appraisal rights.
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)
If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)
Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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V52097-S88061 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DECISIONPOINT SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available on the Company's website located at
decisionpt.com/investing-in-decisionpoint/.

V52098-S88061

DECISIONPOINT SYSTEMS, INC.
SPECIAL MEETING OF STOCKHOLDERS
[ ], 2024 [ ] PT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Steve Smith and Melinda Wohl, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DECISIONPOINT SYSTEMS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [ ] Pacific Time on [ ], 2024, virtually at www.virtualshareholdermeeting.com/DPSI2024SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side